Exhibit 4.1

PURCHASE AND SALE AGREEMENT

among

UNOVA, INC.

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC.

UNOVA U.K. LIMITED (Reg. No. 1218921)

CINCINNATI MACHINE U.K. LIMITED (Reg. No. 3256777)

HONSBERG LAMB SONDERWERKZEUGMASCHINEN GMBH

UNOVA CANADA, INC.

UNOVA IP CORP.

and

R&B PLASTICS HOLDINGS, INC.

MAG INDUSTRIAL AUTOMATION SYSTEMS, LLC

Dated:  March 17, 2005

CONTENTS

ARTICLE 1. The Transactions
1.1	Transfer of Assets
1.2	Excluded Assets
1.3	Transfers of Shares
(a) Transfer of CM Korea Shares
(b) Transfer of UII Shares
(c) Transfer of R&B Shares
1.4	Consideration
1.5	Purchase Price and Payment
(a) Purchase Price
(b) Payment of Purchase Price
(i) Cash Payment
(ii) Secured Note
(c) Allocation of Consideration
(i) Section 1060 Allocation
(ii) Section 338 Allocation
(iii) Section 56.4 Election
(iv) Section 167 Election
(v) Section 22 Election
1.6	Assumed Liabilities
1.7	Excluded Liabilities
1.8	Closing Balance Sheet
(a) Cincinnati Lamb Group December Balance Sheets
(b) Preliminary Closing Balance Sheet
(c) Review of Preliminary Closing Balance Sheet
(d) Finalization of Closing Balance Sheet
(e) Net Working Assets
1.9	Right to Contest
1.10	Nonassignable Contracts and Rights
1.11	Power of Attorney
1.12	Bulk Sales

ARTICLE 2. Closing and Transfer Date
2.1	Closing
2.2	Notice and Right to Cure
2.3	Reconciliation of Cash

ARTICLE 3. Representations and Warranties of the Selling Entities
3.1	Corporate Matters
(a) Due Organization, Good Standing and Qualification
(b) Corporate Authority to Conduct Business
(c) Corporate Power and Authority to Enter Into Agreements

i

	(d)	Due Execution and Enforceability
	(e)	No Conflict
	(f)	Subsidiaries and Other Equity Investments
	(g)	Articles and By-laws
	(h)	Capitalization and Shareholders
	(i)	Amalgamation of UNOVA Canada
3.2	Financial
	(a)	December Financials
	(b)	Events Subsequent to December Balance Sheet
	(c)	Indebtedness
3.3	Accounts Receivable
	(a)	December Balance Sheet
	(b)	Closing Balance Sheet
3.4	Inventories
3.5	Absence of Liens and Encumbrances
3.6	Real Property
	(a)	Real Property
	(b)	Realty Leases (as Lessee)
	(c)	Violation of Laws or Restrictive Covenants
	(d)	Environmental Matters
3.7	Right to Use Properties and Assets
3.8	Contracts and Commitments
	(a)	Sales Orders, Bids and Proposals
	(b)	Purchase Orders
	(c)	Sales Representative, Distributor and Dealer Agreements
	(d)	Personal Property Leases (As Lessee)
	(e)	Noncompetition Agreements or Covenants
	(f)	Confidential Nondisclosure Agreements
	(g)	Consultant Agreements
	(h)	Guarantees
	(i)	Powers of Attorney, Proxies
	(j)	Letters of Credit, Surety, Bid and Performance Bonds
	(k)	Other Material Contracts
3.9	Patents, Trade Names, Trademarks, Service Marks, Copyrights and Chip Registrations
	(a)	Intellectual Property Rights
	(b)	Licenses of Intellectual Property Rights To or From Third Parties
	(c)	No Infringement
3.10	Patent, Trade Name, Trademark, Service Mark, Copyright or Chip Registration Indemnification
3.11	Confidential Information or Trade Secrets
3.12	Product and Service Warranties
3.13	Employees; Employee Benefits

(a) Employees
(b) Indebtedness to Employees
(c) Loans or Advances to Employees
(d) Collective Bargaining Agreements
(e) Other Labor Matters
(f) Employee Benefit Plans
(i) Generally
(ii) ERISA Plans
(iii) U.K. Pension Plans
(g) Employment Contracts
3.14	Pending or Threatened Claims, Litigation and Governmental Proceedings
3.15	Judgments, Orders and Consent Decrees
3.16	Compliance With Laws
3.17	Franchises, Permits, Etc.
3.18	Taxes
3.19	Required Consents
3.20	No Breach of Statute or Contract
3.21	Insurance and Banking
(a) Insurance Policies
(b) Bank Accounts
3.22	Broker’s or Finder’s Fees
3.23	Duty of the Selling Entities to Make Inquiry
3.24	Affiliate Arrangements
3.25	Assets of Cincinnati Lamb Group
3.26	No Knowledge of Other Liabilities; No Other Representations
(a) No Knowledge of Other Liabilities
(b) Disclaimer of Other Representations and Warranties

ARTICLE 4. Representations and Warranties of Mainco and Purchaser
4.1	Corporate Matters
(a) Due Organization
(b) Corporate Power and Authority to Enter Into Agreement
(c) Due Execution and Enforceability
(d) No Conflict
4.2	Required Consents
4.3	Claims, Litigation and Governmental Proceedings
4.4	Broker’s or Finder’s Fees
4.5	Subsidiaries
4.6	Solvency
4.7	Sources of Financing
4.8	WTO Investor
4.9	Ultimate Parent Entity

ARTICLE 5. Certain Covenants Pending the Closing
5.1	Full Access
5.2	Carry On In Regular Course
5.3	Sales Orders
5.4	Capital Expenditures
5.5	No Increase in Compensation or Benefits
5.6	Consents
(a) HSR Act
(b) German Merger Control
(c) Korean Reports
5.7	Conditions Precedent
5.8	Environmental Survey
(a) Phase I and Phase II
(b) Environmental Response Plan
5.9	Nondisclosure by Purchaser
5.10	Status of Purchaser’s Financing
5.11	Reorganization of U.K. Pension Plans
5.12	Purchaser Subsidiaries
5.13	Planning Act (Ontario)

ARTICLE 6. Conditions Precedent to the Obligations of the Purchasing Entities to Close
6.1	Representations and Warranties True
6.2	Compliance With Agreement
6.3	No Material Adverse Change; Net Working Capital
6.4	No Litigation
6.5	Proceedings and Instruments Satisfactory
6.6	Consents and Approvals
6.7	Instruments of Transfer
6.8	Resignations and Corporate Records
6.9	Transitional Services Agreement
6.10	Title Reports

ARTICLE 7. Conditions Precedent to the Obligations of the Selling Entities to Close
7.1	Representations and Warranties True
7.2	Compliance With Agreement
7.3	No Litigation
7.4	Proceedings and Instruments Satisfactory
7.5	Consents and Approvals
7.6	Purchase Price
7.7	Instruments of Assumption
7.8	Performance Bonds
7.9	Transitional Services Agreements

7.10	Consent of UNOVA’s Lender

ARTICLE 8. Further Requirements
8.1	Access to Books and Records
8.2	Further Instruments and Assurances
8.3	Litigation Cooperation
8.4	Certain Employee Matters
	(a)	Employment
	(b)	Certain Employee Benefits
(i) Past Service Credit
(ii) Benefits under the Selling Entities’ Plans
(iii) U.S. Medical and Health Plan
(iv) Purchaser’s 401(k) Plan
(v) U.K. Pension Plans
	(c)	Certain Retained Responsibility
	(d)	WARN Act
	(e)	Certain Agreements Regarding Severance
	(f)	Certain Agreements Regarding Personnel in Spain and France
8.5	Agreements Regarding Intellectual Property
	(a)	Use of UNOVA Name and Mark
	(b)	Industrial Automation Systems
	(c)	Certain Licensed Intellectual Property
(i) Purchaser’s License of Licensed Intellectual Property
(ii) Seller’s License of Licensed Intellectual Property
8.6	Exclusivity
8.7	Taxes
	(a)	Taxes Relating to the Business and the Transferred Subsidiaries
	(b)	Tax Returns
(i) Consolidated Returns
(ii) Separate Returns
	(c)	Tax Contests
	(d)	Cooperation
	(e)	Transfer Taxes
	(f)	Employment Taxes
	(g)	Section 338(h)(10) Elections
	(h)	Section 338(g) Election
	(i)	Interpretation
	(j)	Tax Treatment
8.8	Settlement of Intercompany Accounts
8.9	Cash of the Transferred Subsidiaries
8.10	Performance Bonds

v

8.11	Name
8.14	Authorization; Mail
8.15	Post-Closing Cooperation
8.16	Cooperation Regarding U.K. Properties
	(a)	Definitions
	(b)	Matters Affecting the U.K. Properties
	(c)	Landlord’s Consents
	(d)	Completion
	(e)	Completion
	(f)	Assurances
8.17	Mexico VAT Deposit

ARTICLE 9. Noncompetition Agreement
9.1	Noncompetition Agreement
9.2	Limitations on Noncompetition Agreement
9.3	Definition of Competitive Business
9.4	Nonsolicitaiton
9.5	Injunctive and Equitable Relief

ARTICLE 10. Termination
10.1	Termination
10.2	Notice of Termination

ARTICLE 11. Indemnification
11.1	Indemnification by the Selling Entities
	(a)	Misrepresentation or Breach of Warranty
	(b)	Breach of Covenant or Agreement
	(c)	Excluded Liabilities
	(d)	R&B Liabilities
	(e)	Product Liability
	(f)	Retained Environmental Liabilities of Transferred Subsidiaries
	(g)	Offsite Disposal
	(h)	Bulk Sales
11.2	Indemnification by Purchasing Entities
	(a)	Misrepresentation or Breach of Warranty
	(b)	Breach of Covenant or Agreement
	(c)	Assumed Liabilities
	(d)	Operations After Closing
	(e)	Product Liability
	(f)	Pension Liabilities
	(g)	Claims by Continuing Employees
	(h)	Performance Bonds
11.3	Claims for Reimbursement
11.4	Defense and Settlement of Third Party Claims

11.5	Resolution of Disputes
11.6	Setoff for Resolved Claims
11.7	Limitations on Indemnification
(a) Duration
(b) Amount
(i) Basket
(ii) Cap
(c) Other Limitations
(d) Duty to Mitigate Damages
(e) No Double Recovery

ARTICLE 12. Miscellaneous Provisions
12.1	Public Statements and Press Releases
12.2	Costs and Expenses
12.3	Amendment and Modification
12.4	No Assignment
12.5	Notices
(a) The Selling Entities
(b) A Purchasing Entity
12.6	Counterparts and Facsimile
12.7	Captions
12.8	Schedules and Exhibits
12.9	Waiver; Remedies
12.10	Governing Law
12.11	Severability
12.12	Survival of Representations, Warranties, Covenants and Agreements
12.13	No Third Party Beneficiaries
12.14	Construction
12.15	Entire Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into on and as of the 17th day of March, 2005 (the “Agreement Date”), among UNOVA, Inc. (“UNOVA”), a Delaware corporation; UNOVA Industrial Automation Systems, Inc. (“UIASI”), a Delaware corporation and a wholly-owned subsidiary of UNOVA; UNOVA U.K. Limited (“UNOVA UK”), a company registered in England under Registration Number 1218921 and a wholly-owned subsidiary of UNOVA; Cincinnati Machine U.K. Limited (“CMUK”), a company registered in England under Registration Number 3256777 and a wholly-owned subsidiary of UNOVA; Honsberg Lamb Sonderwerkzeugmaschinen GmbH (“Honsberg”), a German limited liability company and a subsidiary of UIASI and UNOVA UK; UNOVA Canada, Inc. (“UNOVA Canada”), a Canadian corporation and an indirect, wholly-owned subsidiary of UNOVA; and UNOVA IP Corp. (“UNOVA IP”), a Delaware corporation and a wholly-owned subsidiary of UIASI; (UNOVA, UIASI, UNOVA UK, CMUK, Honsberg, UNOVA Canada and UNOVA IP are referred to collectively as the “Selling Entities”); and R&B Plastics Holdings, Inc. (“Mainco”), a Delaware corporation and a wholly owned subsidiary of Maxcor, Inc. or its principal; MAG Industrial Automation Systems, LLC (“Purchaser”), a Delaware limited liability company; and certain other wholly owned subsidiaries of Purchaser that may be formed for purposes of the transactions hereunder and which shall execute a document after formation agreeing to become a party to this Agreement(collectively, the “Purchaser Subsidiaries”).  Mainco, Purchaser and the Purchaser Subsidiaries are sometimes referred to collectively as the “Purchasing Entities”.  To the extent that any Purchasing Entity is purchasing Purchased Assets under Section 1 of this Agreement, such Purchasing Entity is also referred to herein as an “Asset Purchasing Entity”.  Each of the Selling Entities and each of the Purchasing Entities are sometimes referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, “Cincinnati Lamb Group” is comprised of the following:  the Cincinnati Lamb operations of UIASI (the “Cincinnati Lamb U.S division”); the Lamb Technicon U.K. operations of UNOVA UK (the “Lamb U.K. division”); the Cincinnati Lamb Windsor operations of UNOVA Canada (the “Cincinnati Lamb Canada division”); the operations of CMUK; Honsberg; Cincinnati Machine Korea Corp. (“CM Korea”), a Korean corporation and a wholly-owned subsidiary of UNOVA; certain assets of UNOVA IP used primarily or exclusively in connection with the Cincinnati Lamb Group’s operations; UNOVA Industries, Inc., a Nevada corporation (“UII”); and R&B Machine Tool Company (“R&B”), a Michigan corporation and a wholly-owned subsidiary of UIASI;

WHEREAS, CM Korea, UII and R&B are referred to collectively as the “Transferred Subsidiaries”;

WHEREAS, the Cincinnati Lamb Group is engaged in the design, manufacture, sale and service of value-added manufacturing products and services spanning the production cycle from process engineering and design to systems integration, including comprehensive life cycle support for the global aerospace, equipment and general job shop markets (such activity as carried on by the Cincinnati Lamb Group on the Agreement Date is referred to as the “Business”);

WHEREAS, the Purchasing Entities desire to purchase from the Selling Entities, and the Selling Entities desire to sell to the Purchasing Entities, substantially all of the assets, subject to the assumption of specified liabilities of the Cincinnati Lamb Group (the “Asset Sale”), and the capital stock (collectively, the “Shares”) of the Transferred Subsidiaries (the “Stock Sale”), upon the terms and conditions set forth in this Agreement;

WHEREAS, the Asset Sale and the Stock Sale are sometimes referred to collectively herein as the “Transactions”;

NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the Transactions provided for in this Agreement, the Parties agree as follows:

ARTICLE 1.
The Transactions

1.1                               Transfer of Assets

Except as otherwise provided in Section 1.2, effective as of the “Transfer Date” (as defined in Article 2), each of the Selling Entities shall sell, transfer, assign, grant, convey and deliver to the relevant Asset Purchasing Entity, free and clear of all “Liens” other than “Permitted Liens” (as such terms are defined in Section 3.5), all of its right, title and interest in and to its properties, rights and assets of every kind, nature and description, whether real or personal, tangible or intangible, and wherever situated, to the extent the same are used or held for use primarily or exclusively in the operation of the Business (such properties, rights and assets are referred to as the “Purchased Assets”), including the goodwill of the Business and the names “Cincinnati Lamb”, “Cincinnati Machine”, and “Honsberg”.  Except as otherwise provided in Section 1.2, the Purchased Assets shall include without limitation all of the following to the extent owned by any of the Cincinnati Lamb Group other than the Transferred Subsidiaries and used primarily or exclusively in the Business:

(a)                                  Trade and other accounts receivable, including unbilled receivables, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor, including recoverable advances and deposits;

(b)                                 Land, buildings, leaseholds, leasehold improvements and other interests in realty, including without limitation the “Owned Real Property” (as defined in Section 3.6(a)), and all improvements, fixtures and fittings thereon, and easements, servitudes, rights-of-way and other appurtenances thereto (such as appurtenant rights in and to public streets);

(c)                                  Machinery and equipment, including test equipment and fully depreciated equipment;

(d)                                 Tools, dies, molds and other tooling, including any rights in respect of tools, dies, molds and other tooling and in the possession of others;

(e)                                  Supplies and other consumables on hand;

(f)                                    Inventory, including raw materials, work-in-process, finished goods, spare parts, replacement and component parts, and samples;

(g)                                 Rights, if any, in any customer furnished materials;

(h)                                 Motor vehicles;

(i)                                     Transportation and packing and delivery equipment, materials and supplies;

(j)                                     Office equipment and supplies;

(k)                                  Office furniture and furnishings;

(l)                                     To the extent possible under the terms and conditions thereof, indemnity, fidelity and contract bonds issued by third parties in favor of any of the Cincinnati Lamb Group other than the Transferred Subsidiaries;

(m)                               Causes of action, suits, judgments, claims and demands of any nature;

(n)                                 Transferable franchises, licenses, approvals, permits and other authorizations issued or granted by any “Governmental Body” (as defined in Section 3.1(e));

(o)                                 Computer equipment, including all hardware and software, and communications equipment;

(p)                                 Research, engineering and technical designs, specifications, drawings, databases, know-how, research and development files, laboratory books and information;

(q)                                 Customer and vendor lists and information;

(r)                                    Patents, registered designs, utility models, patent applications, trademarks, trademark applications, trade names, internet domains, service marks, logos, copyrights, chip registrations, patents, licenses, processes, inventions, formulae, trade secrets and royalties, including all registrations, applications and related international priority rights and all rights to sue for past infringement;

(s)                                  Manufacturer and seller warranties on any goods, fixtures, or services provided to any of the Cincinnati Lamb Group other than the Transferred Subsidiaries;

(t)                                    Prepaid items and expenses, rights of offset and credits of all kinds, including any such items and expenses with respect to leases and rentals;

(u)                                 Books, records, files and papers, whether in hard copy or computer format, including but not limited to invoices, advertising materials, catalogs, price lists, mailing lists, photographs, production data, sale and promotional materials and records, purchasing materials and records and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose;

(v)                                 Bids and sales and service proposals, including any rights to revoke or withdraw the same;

(w)                               Purchase orders and purchase commitments;

(x)                                   Utility and similar deposits;

(y)                                 Customer orders and customer contracts;

(z)                                   Medical, safety and health supplies;

(aa)                            Leases for equipment and all other leases, contracts and other agreements made on behalf of any of the Cincinnati Lamb Group other than the Transferred Subsidiaries or which inure primarily to the Cincinnati Lamb Group’s benefit; and

(bb)                          Rights and entitlements.

The Parties acknowledge and agree that, as soon as practicable after the date of this Agreement, and in any event not less than ten business days prior to the Transfer Date, Purchaser shall provide UNOVA with (i) a proposed list of the Purchasing Entities that will be purchasing Purchased Assets and assuming Assumed Liabilities at Closing, and (ii) the respective Purchased Assets to be purchased and Assumed Liabilities to be assumed by such Purchasing Entities (the “Purchasing Entities Schedule”).  The Purchasing Entities Schedule shall be subject to the written approval of UNOVA prior to Closing, which approval shall not be unreasonably withheld.

1.2                               Excluded Assets

Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include any right, title or interest in or to any of the following properties, rights or assets of the Selling Entities (collectively, the “Excluded Assets”):

(a)                                  Cash, cash equivalents and short-term securities, if any;

(b)                                 Any and all claims for refunds, carrybacks or carryforwards of any of the Selling Entities (but not the Transferred Subsidiaries) in connection with “Taxes” (as defined in Section 3.18) for tax periods ending on or prior to the Transfer Date and all returns and other documents filed by any of the Selling Entities with any taxing authority;

(c)                                  Any intercompany receivable balance due from UNOVA or any of its subsidiaries (other than intercompany trade receivables);

(d)                                 All insurance policies and self-insurance programs and any coverage or other rights under such policies and self-insurance programs;

(e)                                  Any property or asset designated as “assets held for sale” on the books and records of the Selling Entities or the Cincinnati Lamb Group (collectively, the “Assets Held for Sale”) and any assets related to the former Lamb Body & Assembly and R&B Plastics operations of UIASI (the “Discontinued Operations”);

(f)                                    Any property, right or asset to the extent primarily or exclusively relating to any other Excluded Asset or any of the “Excluded Liabilities” (as defined in Section 1.7);

(g)                                 All assets of all “Employee Benefit Plans” (as defined in Section 3.13(f)), including assets held in trust or insurance contracts for the benefit of Employee Benefit Plan participants or beneficiaries, except to the extent provided in Section 1.6(k), Section 5.11 and Section 8.4(b)(v) and except for insurance policies and assets relating to any pension plans in Germany;

(h)                                 All books, records, files and data pertaining to any of the Excluded Assets or any of the Excluded Liabilities;

(i)                                     Subject to Section 8.5, all rights in, to and under the names “UNOVA” or “UNOVA Industrial Automation Systems, Inc.” and the logos of any of the Selling Entities other than those that are primarily or exclusively related to the Business;

(j)                                     UIASI’s interest in The Factory Power Company, an Ohio corporation and UNOVA Financing Limited (Reg. No. 4134168), a dormant U.K. corporation;

(k)                                  Any rights of any of the Selling Entities under this Agreement;

(l)                                     The franchise of each of the Selling Entities to be a corporation and its articles or certificate of incorporation, bylaws and other records pertaining to its corporate existence, and all books and records of a nature required by “Law” (as defined in Section 3.1(e)) to be maintained by the Selling Entities, including all financial and tax records relating to the Business that form part of the Selling Entities’ general ledger;

(m)                               All shares of capital stock or other equity interests in any other Person (defined below) owned by any of the Selling Entities; provided, however, that the stock of the Transferred Subsidiaries will be transferred under Section 1.3; and

(n)                                 All right to any proceeds in the Alenia judgment, which is disclosed on Schedule 1.2(n).

For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any “Governmental Body” (as defined in Section 3.1(e)).

1.3                               Transfers of Shares

(a)                                  Transfer of CM Korea Shares

Effective as of the Transfer Date, UNOVA shall sell, transfer, assign and deliver to Purchaser, free and clear of all Liens, all of the outstanding capital stock of CM Korea (the “CM Korea Shares”).

(b)                                  Transfer of UII Shares

Effective as of the Transfer Date, UNOVA shall sell, transfer, assign and deliver to Purchaser, free and clear of all Liens, all of the outstanding capital stock of UII (the “UII Shares”)

(c)                                  Transfer of R&B Shares

Effective as of the Transfer Date, UIASI shall sell, transfer, assign and deliver to Mainco, free and clear of all Liens, all of the outstanding capital stock of R&B (the “R&B Shares”).

1.4                               Consideration

For and in consideration of the sale to the Purchasing Entities of the Purchased Assets and the Shares, (i) Purchaser (as agent for the Purchasing Entities) shall on the dates indicated in Section 1.5, pay to UNOVA (as agent for the Selling Entities) the “Purchase Price” (as defined in Section 1.5(a)), in accordance with and to the extent provided in Section 1.5, and (ii) the Asset Purchasing Entities shall, effective as of the Transfer Date, assume the “Assumed Liabilities” (as defined in Section 1.6 and as limited by Section 1.7) ((i) and (ii), collectively, the “Consideration”).

1.5                               Purchase Price and Payment

(a)                                  Purchase Price

The purchase price for the Purchased Assets and the Shares is $26,000,000, plus the amount of the Assumed Liabilities (the “Purchase Price”), subject to adjustment as provided in Section 1.8(e).

(b)                                  Payment of Purchase Price

At the “Closing” (as defined in Section 2.1), (i) Mainco shall pay and remit to UNOVA (as agent for UIASI) $5,000 (the “R&B Cash Payment”), and (ii) Purchaser shall

(A) pay and remit to UNOVA (as agent for the Selling Entities) the “Cash Payment” (as provided in paragraph (i) below), and (B) execute and deliver to UNOVA (as agent for the Selling Entities) the Secured Note (as provided in paragraph (ii) below).

(i)                                    Cash Payment

The “Cash Payment” is the amount of $16,000,000, which (together with the R&B Cash Payment) will be paid by wire transfer of immediately available funds to UNOVA’s bank account as indicated in Schedule 1.5(b)(i) Schedule 1.5(b)(i).

(ii)                                Secured Note

The “Secured Note” is Purchaser’s secured promissory note in the principal amount of $10,000,000 .  The Secured Note shall bear interest at the rate of quarterly LIBOR + 3% on the outstanding balance of the Secured Note, payable quarterly, with “LIBOR” defined in the same manner as in the credit agreement between the Purchaser and its senior lender entered into in connection with the transactions contemplated by this Agreement.  Principal of the Secured Note shall be payable in the following installments:  (i) $2,000,000 on the 18-month anniversary of the Transfer Date, (ii) $2,000,000 on the 24-month anniversary of the Transfer Date, (iii) $2,000,000 on the 30-month anniversary of the Transfer Date, (iv) $2,000,000 on the 36-month anniversary of the Transfer Date, and (v) the balance of $2,000,000 on the 42-month anniversary of the Transfer Date.  The Secured Note shall be secured by a second priority security interest in the assets of the Cincinnati Lamb Group which are included within the lien granted to the senior lender by Purchaser, until the date the Secured Note is paid in full (the “Collateral”).  Except as provided otherwise in this Section 1.5(b)(ii) or as consented to in writing by UNOVA, which consent will not be unreasonably withheld, the Secured Note and related financing documents between the Purchasing Entities and the Selling Entities will reflect terms and conditions and subordination provisions substantially similar to those between the Purchasing Entities and their senior lender as contemplated by the term sheet attached to this Agreement as Exhibit A.

(c)                                  Allocation of Consideration

(i)                                    Section 1060 Allocation

Within six (6) months after the Transfer Date, Purchaser (on behalf of itself and the other Purchasing Entities) shall prepare and deliver to UNOVA an allocation of the Consideration among each of the Purchased Assets and the Shares (other than the R&B Shares) sold to the Purchasing Entities (the “Allocation”) and an allocation of that portion of the Purchase Price which is allocated among the Purchased Assets in accordance with the Allocation and Section 1060 of the Code and the regulations thereunder (the “Section 1060 Allocation”); provided, however, that the Parties agree that the amount to be allocated to the transfer of CM Korea Shares is $122,000.  If UNOVA does not object to the Allocation and the Section 1060 Allocation prepared by Purchaser within 30 days after receipt thereof, such allocations shall be final for purposes of this Agreement.  If UNOVA objects to the

Allocation or the Section 1060 Allocation within 30 days after receipt thereof, Purchaser and UNOVA shall meet promptly and in good faith attempt to resolve any objections of UNOVA and to use their best efforts to agree upon the allocation.  In the event Purchaser and UNOVA are unable to resolve their differences over the Allocation or the Section 1060 Allocation, such differences shall be resolved by arbitration in accordance with Section 11.5.  The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required in order to timely complete the Allocation and the Section 1060 Allocation and any other required statements or schedules.  Except as required pursuant to applicable Law or a determination (as defined in Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of Law), the Parties and their Affiliates (as defined below) shall report the Transactions for all Tax purposes consistently with the Allocation and the Section 1060 Allocation.  For purposes of this Agreement, “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person.  To the extent that the parties require allocations for Closing, including for the United Kingdom and for Korean Securities Transaction Tax (“STT”), then the parties shall endeavor to cooperate fully with each other to agree upon such allocations on or prior to the Transfer Date.

(ii)                                Section 338 Allocation

Within six (6) months after the Transfer Date, UNOVA shall (on behalf of itself and UIASI) prepare and deliver to Mainco an allocation of the deemed sale price of the assets of R&B resulting from any “Section 338(h)(10) Election” (as defined in Section 8.7(h)) (the “Section 338 Allocation”) in accordance with the Section 338 of the Code and any similar provision of Law, as applicable.  If Mainco does not object to the Section 338 Allocation prepared by UNOVA within 30 days after receipt thereof, such allocation shall be final for purposes of this Agreement.  If Mainco objects to the Section 338 Allocation within 30 days after receipt thereof, UNOVA and Mainco shall meet promptly and in good faith attempt to resolve any objections of Mainco and to use their best efforts to agree upon the allocation.  In the event UNOVA and Mainco are unable to resolve their differences over the Section 338 Allocation, such differences shall be resolved by arbitration in accordance with Section 11.5.  The parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required in order to timely complete the Section 338 Allocation and file any Section 338(h)(10) Elections and any other required statements or schedules.  Except as required pursuant to applicable Law or a determination (as defined in Section 1313 of the Code or any similar provision of Law), the Selling Entities, Mainco and their respective Affiliates shall report the sale of the R&B Shares for all Tax purposes consistently with the Section 338 Allocation.

(iii)                            Section 56.4 Election

UNOVA Canada and Purchaser, on behalf of the relevant Purchasing Entity or Purchasing Entities, shall execute and file, on a timely basis and using the prescribed forms, a joint election to have proposed paragraphs 56.4(3)(b) and (c) (or such similar provision as finally enacted), as applicable, of the Income Tax Act (Canada) apply to the amount of the Purchase Price attributable to the non-competition covenant provided with respect to the Business attributable to Canadian operations and shall prepare their respective Tax Returns (as defined in Section 3.18) consistent with such joint election.  For the purposes of such joint election, the amount of the Purchase Price attributable to such non-competition covenant will be consistent with the Purchase Price allocation determined in accordance with this Agreement. The Parties agree, on behalf of themselves and their Affiliates, to file all Canadian Tax Returns consistent with the portion of the Purchase Price allocated to the non-competition covenant.  On or prior to the date the joint election is required to be filed, the Parties will confirm that the amount that will be allocated to the non-competition covenant will be the portion of the Purchase Price paid that can reasonably be regarded as consideration for the non-competition covenant.

(iv)                               Section 167 Election

UNOVA Canada or its successor and Purchaser, on behalf of the relevant Purchasing Enity or Purchasing Entities, shall execute and file, on a timely basis and using the prescribed form, a joint election under Section 167 of the Excise Tax Act (Canada) (the “ETA”)) so that no tax will be payable under the ETA in respect of the transfer of the Purchased Assets.

(v)                                   Section 22 Election

UNOVA Canada and Purchaser, on behalf of the relevant Purchasing Entity or Purchasing Entities, shall execute and file, on a timely basis and using the prescribed form, a joint election under section 22 of the Income Tax Act (Canada) as to the sale of the accounts receivable of UNOVA Canada to be purchased under this Agreement, and prepare their respective Tax Returns (as defined in Section 3.18) in a manner consistent with such joint election.  For purposes of such joint election, the elected amount in respect of the accounts receivable will be consistent with the Purchase Price allocation, as determined by the Parties prior to the filing of the joint election.

1.6                               Assumed Liabilities

Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, each of the Asset Purchasing Entities shall, effective at the time of Closing, assume, perform and discharge all of the following debts, liabilities or obligations (other than the “Excluded Liabilities” (as defined in Section 1.7)) that relate to the Business or the Purchased Assets, whether occurring prior to, on or after the Transfer Date (collectively, the “Assumed Liabilities”):

(a)                                  All obligations of the Selling Entities in respect of the Business to be performed from and after the Transfer Date and all other debts and liabilities of the Selling Entities in respect of the Business under contracts or other legally binding commitments that are disclosed in the Schedules to this Agreement or which are of the type required to be disclosed in such Schedules but are not so disclosed because they fall below the minimum threshold amount or materiality of the agreements or commitments required to be so disclosed and which are assigned to Purchaser;

(b)                                 Trade accounts payable in respect of the Business as shown on the Closing Balance Sheet;

(c)                                  Accrued payroll, bonuses and related items for the “Continuing Employees” (as defined in Section 8.4(a)) as shown on the Closing Balance Sheet, excluding any accrued amounts that are required by Law to be paid by any of the Selling Entities on or prior to the Transfer Date;

(d)                                 Accrued sales commissions to Continuing Employees or to third parties in respect of the Business as shown on the Closing Balance Sheet;

(e)                                  All debts, liabilities and obligations with respect to products sold or serviced (whether or not under warranty) by the Selling Entities in respect of the Business, including liabilities and obligations for and with respect to any refunds, adjustments, allowances, repairs, exchanges, returns and warranty, but excluding Product Liability (as defined herein) which is covered by sub clause (g) below;

(f)                                    Any debt, liability or obligation for workers compensation, automobile or general liability in respect of the Business, to the extent such claims arise from occurrences following the Transfer Date;

(g)                                 Any debt, liability or obligation for product liability claims, including bodily injury, death or property damage (“Product Liability”) arising from the use or operation of products sold or serviced in the Business, to the extent such claims arise out of injuries which occur following the Transfer Date;

(h)                                 All debts, liabilities and obligations arising under “Environmental Laws” (as defined in Section 3.6 (d)) and in respect of the Business and the Purchased Assets, except to the extent the same constitutes a “Retained Environmental Liability” (as defined in Section 1.7(e));

(i)                                     Any debt, liability or obligation arising out of, or in respect of or as a result of the employment or termination of employment of any Continuing Employee on or after the Transfer Date (other than the “Litigation Required Employees” (as defined in Section 8.3));

(j)                                     Those certain debts, liabilities or obligations set forth on Exhibit B;

(k)                                  Any debt, liability or obligation relating to the “CMUK Plan” (as defined in Section 8.4(b)(v)), the “CMUK Supplementary Plan” (as defined in Section 8.4(b)(v)) and “CMUK DC Plan” (as defined in Section 5.11); and

(l)                                     All debts, liabilities and obligations for post-retirement matters included in the Closing Balance Sheet that constitute FAS 106 liabilities (“FAS 106 Liabilities”).

1.7                               Excluded Liabilities

Notwithstanding anything in this Agreement to the contrary, none of the Asset Purchasing Entities shall assume or be liable or responsible for, and the Selling Entities shall retain, pay, perform and discharge when due all the following debts, liabilities or obligations of the Selling Entities, whether or not arising out of or relating to the Purchased Assets or the operation of the Business prior to the Transfer Date (collectively, the “Excluded Liabilities”):

(a)                                  Any debt, liability or obligation of the Selling Entities in respect of the Business for Taxes that relate to periods ending on or prior to the Transfer Date, except as otherwise provided in Section 8.7(e);

(b)                                 Any intercompany payable balances in respect of the Business due to UNOVA or any of its subsidiaries (other than intercompany trade payables);

(c)                                  Any debt, liability or obligation covered by any of the insurance policies or self-insurance programs of the Selling Entities in respect of the Business, including liabilities for workers compensation, automobile or general liability, to the extent such claims arise from occurrences on or prior to the Transfer Date;

(d)                                 Any debt, liability or obligation for Product Liability arising from the use or operation of products sold or serviced in the Business, to the extent such claims arise out of losses or injuries which occurred on or prior to the Transfer Date;

(e)                                  Any “Retained Environmental Liability” which for purposes of this Agreement shall mean (i) any “Loss” (as defined in Section 11.1) arising from a claim by a third party, including a Governmental Body, that relates to any matter or condition that constitutes, or is demonstrated to have constituted, a violation of any applicable Environmental Law as in effect on the Transfer Date and listed on Schedule 3.6(d), and (ii) any Loss arising from a condition or event at, on or under the Real Property which occurred on or prior to the Transfer Date, including the presence or release of any “Hazardous Substance” (as defined in Section 3.6(d)), to the extent that such condition is delineated during the “Phase I” or “Phase II” (as such terms are defined in Section 5.8), whether or not known on or prior to the Transfer Date;

(f)                                    Any debt, liability or obligation arising under any of the Employee Benefit Plans, except to the extent provided in Sections 1.6(k), 1.6(l), 5.11 and 8.4 and except for liabilities transferred to the “CMUK DC Plan” (as defined in Section 5.11);

(g)                                 Any debt, liability or obligation related to Discontinued Operations;

(h)                                 Any debt, liability or obligation to the extent related to any of the other Excluded Liabilities or any of the Excluded Assets;

(i)                                     Those pending or threatened litigation matters identified on Schedule 3.14 (the “Retained Litigation”) and any matter identified on Schedule 3.16;

(j)                                     Any liabilities of the Selling Entities of any kind or nature arising under, or relating to the execution, delivery or consummation of, this Agreement and the transactions contemplated hereby;

(k)                                  Any liabilities of the Selling Entities for indebtedness for borrowed money;

(l)                                     Any debt, liability or obligation under the UNOVA Supplemental Executive Retirement Plan;

(m)                               Any debt, liability or obligation under the “UPF” (as defined in Section 5.11, other than any debt, liability or obligation which becomes a debt, liability or obligation of the CMUK DC Plan as a result of the transactions contemplated by Section 5.11); and

(n)                                 Any debt, liability or obligation for employees who are not Continuing Employees except as provided in Sections 1.6(k), 1.6(l), 5.11 and 8.4(e).

1.8                               Closing Balance Sheet

The “Closing Balance Sheet” shall be a balance sheet of the Purchased Assets, Assumed Liabilities and the assets and liabilities of the Transferred Subsidiaries as of the Transfer Date, prepared without any departures from generally accepted accounting principles in the United States of America (“GAAP”), consistently applied, and determined as provided in this Section 1.8.

(a)                                  Cincinnati Lamb Group December Balance Sheets

Prior to Closing, UNOVA and Purchaser shall agree on the procedures to be taken by UNOVA’s independent certified accounting firm (the “Deloitte Procedures”), and UNOVA shall cause such accounting firm to perform the Deloitte Procedures with respect to the balance sheet accounts of the Cincinnati Lamb Group contained within the UNOVA audited consolidated balance sheet as of December 31, 2004 in accordance with GAAP, consistently applied.  A balance sheet of such accounts of the Cincinnati Lamb Group after the Deloitte Procedures are so performed is referred to as “Cincinnati Lamb Group December Balance Sheet.”  Prior to the Transfer Date, UNOVA shall deliver to Purchaser (i) the Cincinnati Lamb Group December Balance Sheet, and (ii) a balance sheet of the Purchased Assets, Assumed Liabilities and the assets and liabilities of the Transferred Subsidiaries as of December 31, 2004 (the “Adjusted December Balance Sheet”) based on the Cincinnati Lamb Group December Balance Sheet and the adjustments (the “Agreement Adjustments”) that are required to exclude the Excluded Assets and Excluded Liabilities and reflect any other adjustments provided for in this Agreement.

(b)                                  Preliminary Closing Balance Sheet

Within 45 days following the Transfer Date, UNOVA shall prepare and deliver to Purchaser a balance sheet of the Purchased Assets, Assumed Liabilities and the assets and liabilities of the Transferred Subsidiaries as of the Transfer Date (the “Preliminary Closing Balance Sheet”) based on a roll-forward of the Adjusted December Balance Sheet to the Transfer Date in accordance with GAAP.

(c)                                  Review of Preliminary Closing Balance Sheet

Purchaser shall have 45 days following its receipt of the Preliminary Closing Balance Sheet (the “Review Period”) to review the same for compliance with GAAP and the Agreement Adjustments.  On or before the expiration of the Review Period, Purchaser shall deliver to UNOVA a written statement accepting or objecting to the Preliminary Closing Balance Sheet.  In the event that Purchaser shall object to the Preliminary Closing Balance Sheet, such statement (the “Statement of Objections”) shall include a detailed itemization of Purchaser’s objections and the reasons therefor.  If Purchaser does not deliver to UNOVA the Statement of Objections within the Review Period, Purchaser shall be deemed to have accepted the Preliminary Closing Balance Sheet.  If Purchaser delivers to UNOVA the Statement of Objections within the Review Period, Purchaser shall be deemed to have waived any objections to the Preliminary Closing Balance Sheet that are not included in the Statement of Objections.

(d)                                  Finalization of Closing Balance Sheet

In the event that Purchaser shall accept or shall be deemed to have accepted the Preliminary Closing Balance Sheet as prepared and delivered by UNOVA, the Preliminary Closing Balance Sheet shall constitute the Closing Balance Sheet for purposes of this Agreement.  In the event, however, that Purchaser shall object to the Preliminary Closing Balance Sheet, UNOVA and Purchaser shall promptly meet and in good faith attempt to resolve the issues that are in dispute.  In the event that the issues in dispute shall not have been resolved within 30 days following UNOVA’s receipt of Purchaser’s Statement of Objections, such disputed issues shall be resolved by an independent certified accounting firm jointly selected by UNOVA and Purchaser (the “Independent Firm”), provided the Parties shall attempt to reach a final resolution of any matters which remain in dispute at the earliest practicable date.  The costs and expenses of the Independent Firm in reviewing the issues in dispute shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by UNOVA.  The Preliminary Closing Balance Sheet, as adjusted to reflect the adjustments agreed upon by such Parties or determined by the Independent Firm, shall constitute the Closing Balance Sheet for purposes of this Agreement.

(e)                                  Net Working Assets

If the net working assets as shown on the Closing Balance Sheet are greater than $130,500,000, then the Secured Note will be increased by an amount equal to 30% of such difference, with such increased amount to be added to the principal of the Secured Note and payable forty-two months after the Transfer Date.  As used herein, net working assets shall mean, as of the Transfer Date, the excess of the inventory and receivables over the accounts payable on the Closing Balance Sheet.

1.9                               Right to Contest

The assumption and agreement by the Asset Purchasing Entities to pay, perform and discharge the Assumed Liabilities shall not prohibit the Asset Purchasing Entities from contesting with a third party, in good faith and at the expense of the Asset Purchasing Entities, the amount, validity or enforceability of any thereof; provided, however, that the Asset Purchasing Entities shall indemnify the Selling Entities for any Loss arising from such contest.

1.10                        Nonassignable Contracts and Rights

To the extent that the assignment by any of the Selling Entities of any contract, property, right or asset to be assigned to any Asset Purchasing Entity pursuant to this Agreement shall require the consent or approval of any other party, and such consent or approval shall not have been obtained on or prior to the Transfer Date, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of any of the Selling Entities (or any Asset Purchasing Entity, as assignee) thereunder.  If any such consent or approval is required but not obtained on or prior to the Transfer Date, the Parties covenant and agree that in such case, the applicable Selling Entities shall continue to deal with the other contracting party or parties, with the benefits of such contract, property, right or asset after the Transfer Date accruing to the benefit of the applicable Asset Purchasing Entity and the liabilities and obligations thereunder being performed by the applicable Asset Purchasing Entity on such Selling Entities’ behalf; such Selling Entities shall hold all moneys received thereunder for the benefit of the applicable Asset Purchasing Entity and shall pay the same to Purchaser when received; and the Parties shall use all reasonable efforts without payment of any penalty or fee to obtain and secure any and all consents and approvals that may be necessary to effect the valid sale, transfer or assignment of the same to the applicable Asset Purchasing Entity without change in any of the material terms or conditions thereof, including without limitation the formal assignment or novation of any of the same, if so required.  The Parties further covenant and agree to make or complete such transfers as soon as reasonably possible and to cooperate with each other in any other reasonable arrangement designed to provide for the applicable Asset Purchasing Entity the benefits of and to such properties, rights or assets and to provide for the performance by the applicable Asset Purchasing Entity of the liabilities and obligations related thereto.

1.11                        Power of Attorney

Effective as of the Transfer Date, the applicable Selling Entities hereby irrevocably and unconditionally constitute and appoint Purchaser (and its successors and permitted assigns) the true and lawful attorneys of such Selling Entities in respect of the Business with full power of substitution on behalf of and for the benefit of Purchaser and at the expense of Purchaser, for and in the name or otherwise on behalf of such Selling Entities, (a) to collect for the account of Purchaser all items hereby transferred to Purchaser (including the power to endorse checks and other instruments in connection therewith), (b) to institute and prosecute, in the name of such Selling Entities, Purchaser or otherwise, and at the expense of Purchaser, all proceedings which Purchaser may deem necessary or proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets hereby sold, transferred or assigned to Purchaser, and (c) subject to the terms of Article 11, to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets hereby sold, transferred or assigned to Purchaser.  Each of the Selling Entities covenants and agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by such Selling Entity.  Each of the Selling Entities further covenants and agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums payable as interest in respect thereof, and the Selling Entities covenant and agree to pay or deliver to Purchaser, when received by such Selling Entities, any amounts or property which may be received by such Selling Entities in respect of any of the Purchased Assets which are to be sold, transferred or assigned to Purchaser pursuant to this Agreement.

1.12                        Bulk Sales

Purchaser, on behalf of itself and its Affiliates, hereby waives compliance by the Selling Entities with the bulk sales provisions of the Uniform Commercial Code, the Bulk Sales Act (Ontario) or similar statutory scheme; provided that such waiver does not as between the Purchasing Entities and the Selling Entities relieve the Selling Entities of any debt, liability or obligation to any other person not assumed by a Purchasing Entity under this Agreement.  Purchaser further waives compliance by UNOVA Canada of its obligations under section 6 of the Retail Sales Tax Act (Ontario), and any equivalent or corresponding provisions contained in any similar legislation of any Canadian province in which UNOVA Canada carries on business or has a fixed place of business, in connection with the completion of the transactions provided in this Agreement.

(Article 2 follows)

ARTICLE 2.
Closing and Transfer Date

2.1                               Closing

Consummation of the purchase and sale of the Purchased Assets and the Shares and the other transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Stroock & Stroock & Lavan LLP, counsel for Mainco and Purchaser, located at 180 Maiden Lane, New York, New York, commencing at 8:00 a.m. on April 4, 2005 , or at such other date or time or other place as the Parties may mutually agree upon in writing; provided, however, that the purchase and sale of the Purchased Assets and the Shares and all other transactions provided in this Agreement shall be deemed to have occurred simultaneously and shall be effective at 11:59 p.m. (Eastern time) on April 3, 2005, or at such other date or time as the Parties may mutually agree upon in writing (such date, the “Transfer Date”).

2.2                               Notice and Right to Cure

At all times prior to the Transfer Date, the Parties shall promptly notify each other of the existence of any condition or the occurrence of any event which will or is likely to result in the failure to satisfy any one or more of the conditions set forth in Articles 6 and 7.  If any of such conditions shall not have been satisfied or waived on or by the date on which the Closing is otherwise scheduled, then, subject to Section 10.1(b) and provided that such Party is not in breach of this Agreement, the Party which is unable to meet such condition shall have a reasonable time and a reasonable opportunity (not to exceed seven business days) to extend the Transfer Date in order to satisfy, at its expense, such condition or conditions.

2.3                               Reconciliation of Cash

The Parties shall perform a cash reconciliation with respect to the period between the Transfer Date and the Closing (the “Interim Period”) in accordance with this Section 2.3.  In the event that the total amount of cash receipts obtained by all Selling Entities and Transferred Subsidiaries in respect of the Business during the Interim Period (the “Cash Receipts”) is greater or less than the total cash disbursements made by all Selling Entities and Transferred Subsidiaries in the aggregate in respect of the Business during the Interim Period (the “Cash Disbursements”) (the amount of such difference is referred to as the “Cash Difference”) (a) UNOVA shall pay the Cash Difference to Purchaser (if the Cash Receipts are greater than the Cash Disbursements), or (b) Purchaser shall pay the Cash Difference to UNOVA (if the Cash Receipts are less than the Cash Disbursements).  On the date of delivery of the Preliminary Closing Balance Sheet, UNOVA shall deliver to Purchaser a statement setting forth Seller’s calculation of the Cash Difference (the “Preliminary Cash Difference”).  Purchaser shall accept, object to or be deemed to have accepted the Preliminary Cash Difference at the same time and in the same manner as it responds to the Preliminary Closing Balance Sheet.  Payment of the Cash Difference shall be made in cash or by wire transfer within 30 days of final determination of the Cash Difference.

(Article 3 follows)

ARTICLE 3.
Representations and Warranties of the Selling Entities

The Selling Entities jointly and severally represent and warrant to Mainco and Purchaser as follows:

3.1                               Corporate Matters

(a)                                  Due Organization, Good Standing and Qualification

Each of the Selling Entities and the Transferred Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable.  Each of the Selling Entities and the Transferred Subsidiaries is qualified to conduct the Business as a foreign corporation or foreign limited liability company in all jurisdictions where the conduct of the Business or the ownership of its assets in respect of the Cincinnati Lamb Group requires qualification, except where the failure to be so qualified would not have a material adverse effect (as defined below) with respect to the Business.

For purposes of this Agreement, the terms “material adverse effect” or “material adverse change” with respect to the Cincinnati Lamb Group means any circumstance, event, change, violation, failure, inaccuracy, effect or other matter that, individually or when taken together with all other circumstances, events, changes, violations, failures, inaccuracies, effects or other matters, is materially adverse to (a) the operations of the Business taken as a whole, or (b) the ability of the Selling Entities to timely consummate the transactions contemplated by this Agreement; and such terms with respect to the Purchasing Entities means any circumstance, event, change, violation, failure, inaccuracy, effect or other matter that, individually or when taken together with all other circumstances, events, changes, violations, failures, inaccuracies, effects or other matters, is materially adverse to (x) the business, operations or financial condition of the Purchasing Entities, taken as a whole, or (y) the ability of the Purchasing Entities to timely consummate the transactions contemplated by this Agreement; provided, however, that in each case, the foregoing definitions exclude the effects of changes that are generally applicable to (i) the industries and markets in which the Business operates, (ii) the United States economy or securities or capital markets or (iii) the world economy or securities or capital markets.  The Parties further understand and agree that changes in cash flow and net working assets are common in the ordinary course of the Business, and as such do not constitute a material adverse change or material adverse effect.

(b)                                  Corporate Authority to Conduct Business

Each of the Selling Entities and the Transferred Subsidiaries has the corporate power and authority to own, lease and operate its properties and assets and to carry on the portion of the Business attributable to it as it is now being conducted.

(c)                                  Corporate Power and Authority to Enter Into Agreements

Each of the Selling Entities has the corporate power and authority to execute and deliver this Agreement and the other agreements provided for herein (the “Related Agreements”) to which it is a party and perform its obligations hereunder and thereunder.

(d)                                  Due Execution and Enforceability

The execution, delivery and performance by and on behalf of each of the Selling Entities of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding obligation of each of the Selling Entities, enforceable against each of them in accordance with its terms, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.  The Related Agreements to which each of the Selling Entities is a party, when executed and delivered by the applicable Selling Entities, will constitute valid and binding obligations of the respective Selling Entities, enforceable against each of them in accordance with their respective terms, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

(e)                                  No Conflict

With respect to each of the Selling Entities, the execution and delivery of this Agreement and the Related Agreements to which such Person is a party do not, and the consummation by it of any of the transactions contemplated hereby or thereby will not:

(i) conflict with or violate its certificate of incorporation, bylaws or other constituent documents;

(ii) violate any applicable Law (defined below) of any federal, state, provincial, local or foreign court or tribunal, government, regulatory body, agency or authority (a “Governmental Body”);

(iii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract to which it is a party or by which it is bound, except as would not be reasonably likely to have a material adverse effect on the Business; or

(iv) result in the creation of any Lien on any of the Purchased Assets.

For purposes of this Agreement, “Law” means any federal, state, provincial, local or foreign Law, code, regulation, rule, order, writ, ordinance, permit, license, injunction, judgment, ruling, policy or decree having the force of law, including, without limitation, the Fair Labor Standards Act, the Employment Standards Act (Ontario), the HSR Act, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Act (Ontario) and

similar applicable Laws in other jurisdictions, all Environmental Laws and all permitting and approval requirements and common law.

(f)                                    Subsidiaries and Other Equity Investments

Except as set forth on Schedule 3.1(f), none of the Selling Entities has any subsidiaries (other than the Transferred Subsidiaries) or other equity investments in any corporation, company, partnership, joint venture or other entity relating primarily or exclusively to the Business.  The CM Korea Shares constitute all the issued and outstanding shares of capital stock of CM Korea.  The R&B Shares constitute all the issued and outstanding shares of capital stock of R&B.  The UII Shares constitute all the issued and outstanding shares of capital stock of UII.

(g)                                 Articles and By-laws

The Selling Entities have provided Purchaser and Mainco with true, correct and complete copies of the articles of incorporation and by-laws (or their substantial equivalents), minute and stock books as amended and in effect, of each of the Transferred Subsidiaries.

(h)                                 Capitalization and Shareholders

Set forth on Schedule 3.1(h) is a list and description of the authorized, issued and outstanding capital stock of each of the Transferred Subsidiaries, all options or warrants to purchase shares of capital stock of the Transferred Subsidiaries, and any securities convertible into shares of capital stock of either of the Transferred Subsidiaries.  Also set forth on Schedule 3.1(h) is a list of all holders of shares of capital stock of the Transferred Subsidiaries, options or warrants to purchase shares of capital stock of the Transferred Subsidiaries or securities convertible into shares of capital stock of the Transferred Subsidiaries.  All Shares are duly and validly issued, fully paid, non-assessable and owned of record as set forth on Schedule 3.1(h).  On the Transfer Date, there will be no options or warrants to purchase shares of capital stock of the Transferred Subsidiaries or securities convertible into shares of capital stock of the Transferred Subsidiaries.

(i)                                    Amalgamation of UNOVA Canada

UNOVA and UNOVA Canada have informed the Purchasing Entities that following the execution of this Agreement, they and certain affiliates intend to take the following actions:  (i) UNOVA will contribute all of the outstanding capital stock of UNOVA Canada to Intermec Technologies Corporation (“Intermec”), a wholly-owned subsidiary of UNOVA, (ii) Intermec will contribute that stock to Intermec Technologies Canada Ltd. (“Intermec Canada”), and (iii)  UNOVA Canada and Intermec Canada will enter into a vertical amalgamation under Canadian law, and the amalgamated corporation will be known as Intermec Technologies Canada Ltd. (“New Intermec Canada”).  This series of actions is referred to as the “Amalgamation”.  Immediately following the Amalgamation, New Intermec Canada will have all properties, rights and assets and all debts, liabilities and obligations of UNOVA Canada, including its obligations under this Agreement.  The Purchasing Entities consent to the Amalgamation.

(j)                                    Residency

All Purchased Assets located in Canada are owned beneficially and legally by UNOVA Canada and not by any other Selling Entity, UNOVA Canada is not and New Intermec Canada will not be a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(k)                                Certain Additional Matters

In respect of each of UNOVA UK and CMUK:

(i)                                     No order has been made or petition presented or resolution passed for its winding up;

(ii)                                  No administrative or other receiver has been appointed by any person over the whole or any part of its business or assets; and

(iii)                               No order has been made or petition presented for the appointment of an administrator.

3.2                               Financial

(a)                                  December Financials

Set forth on Schedule 3.2(a) is the combined balance sheet of the Cincinnati Lamb Group as of December 31, 2004 (the “December Balance Sheet”), as prepared by UNOVA, and the related combined statement of operations for the year then ended (collectively, the “December Financials”).  Except as otherwise disclosed on Schedule 3.2(a), the December Financials have been prepared in conformity with GAAP consistently applied throughout the periods covered, except as may be indicated in the notes thereto, and present fairly in all material respects the combined financial position and the combined results of their operations for the year then ended, excluding impairment charges and reclassifications required at the corporate level because of discontinued operations status and excluding allocated costs related to restricted stock and pensions allocated to the Cincinnati Lamb Group in UNOVA’s consolidated adjustments.  The Cincinnati Lamb Group has no liabilities or obligations (absolute, accrued or contingent) that are not reflected or reserved against in the December Balance Sheet, as prescribed by GAAP and the Financial Accounting Standards Board, except (i) liabilities or obligations incurred since the date of the December Balance Sheet in the ordinary course of business and consistent with past practice, and (ii) as otherwise disclosed in this Agreement.

(b)                                  Events Subsequent to December Balance Sheet

Since December 31, 2004, there has not been any of the following, except as approved by Purchaser or as otherwise disclosed on Schedule 3.2(b):

 (i)                                  Any material damage or destruction (whether or not covered by insurance) adversely affecting the properties, rights or assets of the Business, taken as a whole, that would reasonably be expected to have a material adverse effect on the Business;

(ii)                                  Any sale or other disposition of any capital asset used in the Business with an original cost in excess of $150,000 (excluding any Assets Held for Sale);

(iii)                               Except as referred to in this Agreement, any increase in the wage, salary, commission or other compensation (other than increases granted in the ordinary course of business and consistent with past practice) payable or to become payable by any of the Cincinnati Lamb Group to any of the “Employees” (as defined in Section 3.13(a)), or any change in any existing, or creation of any new, insurance or other plan under which any of the Cincinnati Lamb Group provides benefits to such Employees;

(iv)                              Any declaration, setting aside or payment of any dividend or any distribution with respect to the shares of capital stock of any Transferred Subsidiary, or any direct or indirect redemption, purchase or other acquisition of any such shares;

(v)                                 Any release or waiver by any of the Cincinnati Lamb Group of any material claim or right in respect of the Business;

(vi)                              Any amendment, waiver or forgiveness of any material term of any outstanding equity or debt security of a Transferred Subsidiary;

(vii)                           Any change in accounting methods, principles or practices used by the Business, except insofar as may have been required by a change in GAAP or Law; or

(viii)                        Made or changed an election concerning any Taxes, changed an annual accounting period or adopted or changed any accounting method, in either case to the extent such change would materially affect the Taxes of the Purchasers.

Furthermore, except as approved by Purchaser or disclosed in Schedule 3.2(b), since December 31, 2004, no Selling Entity nor Transferred Subsidiary, nor to the knowledge of the Selling Entities and the Transferred Subsidiaries, none of the Selling Entities’ nor the Transferred Subsidiaries’ officers, directors or agents in their representative capacities on behalf of any such entity, has:

(viii)                        Paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued or contingent) owed with respect to the Business other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial

Statements, or prepaid any material obligation owed with respect to the Business having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(ix)                                Permitted or allowed any of the Purchased Assets or any of the material property or assets (real, personal or mixed, tangible or intangible) of the Transferred Subsidiaries to be subjected to any Lien except Permitted Liens or Liens that will be released prior to the Transfer Date;

(x)                                   Sold, transferred or otherwise disposed of any of the Purchased Assets or the material properties or assets (real, personal or mixed, tangible or intangible) of the Transferred Subsidiaries with an aggregate net book value in excess of $100,000, except the sale of inventory in the ordinary course of business;

(xi)                                Disposed of or permitted to lapse any rights to the use of any material trademark, trade name, patent or copyright currently used exclusively in the conduct of the Business, or disposed of or disclosed to any Person (other than representatives of Purchasing Entities or any other Person subject to a confidentiality agreement or non-disclosure obligation) any material trade secret, formula, process or know-how not theretofore a matter of public knowledge, which was used primarily or exclusively in the conduct of the Business;

(xii)                             Made any single capital expenditure or commitment in excess of $150,000 for additions to property, plant, equipment or intangible capital assets of the Business or made aggregate capital expenditures in excess of $750,000 for additions to property, plant, equipment or intangible capital assets of the Business;

(xiii)                          Accelerated the collection of any of its accounts receivable or deferred the payment of any of its accounts payable outside of the ordinary course of the Business; or

(xiv)                         Agreed, whether in writing or otherwise, to take any action described in this Section 3.2(b).

(c)                                  Indebtedness

Set forth on Schedule 3.2(c) is a list and description of all notes, loan agreements and other instruments pursuant to which any the Selling Entities in respect of the Business is obligated for borrowed moneys (other than customary trade payables incurred in the ordinary course of business) and the outstanding balance of principal and interest thereunder as of the date indicated.

3.3                               Accounts Receivable

(a)                                  December Balance Sheet

As of the date of this Agreement, all accounts, notes and drafts receivable (including unbilled receivables) of the Business reflected in the December Balance Sheet are bona fide,

represent transactions actually made in the ordinary course of business and, to the knowledge of the Selling Entities, are collectible in the ordinary course of business, except to the extent of the reserve for uncollectible accounts provided for in the December Balance Sheet.

(b)                                  Closing Balance Sheet

As of the Transfer Date, all accounts, notes and drafts receivable (including unbilled receivables) of the Business reflected in the Closing Balance Sheet will be bona fide, represent transactions actually made in the ordinary course of business and, to the knowledge of the Selling Entities, be collectible in the ordinary course of business, except to the extent of the reserve for uncollectible accounts provided for in the Closing Balance Sheet.

3.4                               Inventories

All items of inventory reflected in the Closing Balance Sheet or as currently owned by the Selling Entities or Transferred Subsidiaries primarily or exclusively for use in the operation of the Business (a) have been valued in accordance with the inventory valuation policy of the Business set forth on Schedule 3.4, and (b) are of a quality and quantity usable and salable with respect to such inventory valuation policy.

3.5                               Absence of Liens and Encumbrances

For purposes of this Agreement, a “Lien” shall mean any lien, encumbrance, mortgage, pledge, hypothecation, charge, or other security interest in favor of any third party, other than defects, easements, encroachments and encumbrances that do not, individually or in the aggregate, materially impair value or continued use as currently conducted of the property to which they relate.  “Permitted Lien” shall mean, collectively, any (i) Liens for Taxes, assessments or governmental charges or levies not yet due or being contested in good faith and any Liens for Taxes disclosed on Schedule 3.18, (ii) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business that do not impair in any material respect the conduct of the Business or the use of any of the Purchased Assets or the assets of the Transferred Subsidiaries in the manner currently conducted or used, (iii) easements, restrictive covenants, rights of way and other similar restrictions of record, (iv) zoning, building and other similar restrictions, (v) easements, encumbrances, encroachments and other minor imperfections of title that do not impair in any material respect the continued conduct of the Business or the continued use of any of the Purchased Assets or the assets of the Transferred Subsidiaries in the manner currently conducted or used, (vi)  in the case of leased property, all matters, whether or not of record, affecting the title of the lessor (and any underlying lessor) of the leased property, (vii) any Lien caused by a Purchasing Entity in connection with this Agreement, (viii) other Liens set forth on Schedule 3.5, (ix) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other types of social security, (x) Liens to secure the performance of leases, trade contracts or other similar agreements and securing executory obligations under any lease that constitutes an “operating lease” under GAAP, and (xi) Liens to secure payment obligations in connection with purchased property in the ordinary course of business.  Except as set forth on Schedule 3.5, each of the applicable Selling Entities has good and marketable title to or, in the case of leased properties and assets, valid leasehold interest in, all of the Purchased Assets, and each Transferred Subsidiary has good title to, or in the case of leased properties and assets, valid leasehold interest in, all of the material assets of such Transferred Subsidiary used exclusively in the Business, in each case free and clear of all Liens other than Permitted Liens.  The Selling Entities and Transferred Subsidiaries own all of the assets used by them in the operation and conduct of the Business, or required by them for the normal conduct of the Business, except for those assets leased by them under leases specifically identified on Schedule 3.6(b) hereto.  Except for the assets owned by the Transferred Subsidiaries and the Excluded Assets, the Purchased Assets constitute all of the assets used in, related to or required for the normal conduct of the Business and of the Cincinnati Lamb Group.

3.6                               Real Property.

(a)                                  Real Property

Set forth on Schedule 3.6(a) is a description of all real property with respect to which any of the Selling Entities or Transferred Subsidiaries is the owner and holder of a fee simple, insurable interest and is primarily or exclusively used in the Business, excluding any of the Assets Held for Sale (collectively, the “Owned Real Property”).

(b)                                  Realty Leases (as Lessee)

Set forth on Schedule 3.6(b) is a list and description of all real property with respect to which any of the Selling Entities or Transferred Subsidiaries is a lessee or sublessee or other occupant and that is exclusively used in the Business (the “Leased Real Property,” and, along with the Owned Real Property, the “Real Property”).  UNOVA has previously furnished to Purchaser true, correct and complete copies of the leases or similar contracts governing the Leased Real Property and any guaranties related thereto.  Each such lease is in full force and effect, no default or breach has occurred on the part of the Selling Entities or, to the knowledge of the Selling Entities, any other party thereto, nor has there been any occurrence, omission or dispute which with the giving of notice or the passage of time or both could give rise to a default of any such lease.  Except as set forth on Schedule 3.6(b), no consent of any landlord or any other party is required under any such lease in order to assign all rights and benefits in each such lease to Purchaser (or its designee) and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c)                                  Violation of Laws or Restrictive Covenants

No notice of violation of any applicable Law (including without limitation any zoning and land use Law), covenant, condition, restriction, agreement or easement affecting any Real Property owned, leased or occupied by any of the Selling Entities or Transferred Subsidiaries or its use or occupancy, which violation would materially impair the value or continued use of the property to which it relates has been received by any of the Selling Entities in respect of the Business or any Transferred Subsidiary by any Governmental Body or other person entitled to enforce the same.

(d)                                  Environmental Matters

Except as otherwise disclosed on Schedule 3.6(d) or in the Phase I or Phase II assessments undertaken by UNOVA pursuant to Section 5.8:

(i)                                     The applicable Transferred Subsidiaries or Selling Entities in respect of the Business have obtained and currently maintain all material permits, licenses and other authorizations (the “Environmental Permits”) which are presently required with respect to the operation of the Business or any Real Property under applicable Law relating to pollution or protection of the environment, including without limitation Laws and regulations relating to emission, discharge or release of any “Hazardous Substance” (as defined below) into the environment (including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata located both on and off-site) or otherwise relating to the manufacture, processing, distribution, generation, use, removal, abatement, remediation, treatment, storage, disposal, transport, recycling, reclamation, management, handling, import or export of any Hazardous Substance (collectively, the “Environmental Laws”).  The term “Hazardous Substance” shall mean any toxic or hazardous constituents, pollutants, waste waters, byproducts, contaminants, chemicals, compounds, substances, materials or wastes, including without limitation asbestos, polychlorinated biphenyls , petroleum or any petroleum products or other constituents or petroleum-based derivatives or urea formaldehyde.  None of the Transferred Subsidiaries or Selling Entities in respect of the Business has been notified by any Governmental Body that any of the Environmental Permits will be materially modified or suspended or revoked, and the Selling Entities have no reason to believe that the Environmental Permits cannot be transferred or reissued to Purchaser or renewed upon their expiration upon the same or similar terms and conditions as the current permits, subject to requirements of applicable Environmental Laws governing such Environmental Permits.  Each of the Selling Entities and Transferred Subsidiaries is in material compliance with the terms and conditions of the Environmental Permits applicable to such Persons;

(ii)                                  Each of the Selling Entities and Transferred Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables imposed or required by the Environmental Laws;

(iii)                               There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, order, investigation, proceeding, notice or demand letter received by or pending , or to the knowledge of the Selling Entities, threatened against any of the Transferred Subsidiaries or Selling Entities in respect of any Real Property or any site off the Real Property based on the Environmental Laws or any binding code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered or promulgated under such Environmental Laws;

(iv)                              There has been no storage, holding, existence, release, spill, emission, discharge, generation, processing, treatment, abatement, removal, recycling, reclamation, disposal, handling, use or transportation of any Hazardous Substance from, under, into, at or on any Real Property (an “Environmental Activity”) which has resulted or is reasonably likely to result in a violation by or a material liability of any Transferred Subsidiaries or Selling Entities in respect of the Business under the Environmental Laws, or which has resulted in the contamination of any Real Property that is required by any Governmental Body to be investigated, reported, removed or remediated under the Environmental Laws; and

(v)                                 The Selling Entities have provided or will provide Purchaser and Consultant (as defined in Section 5.8(a)) with access to all environmental studies or reports, records, documentation and information in the control of the Selling Entities relative to the environmental condition of the Real Property, any Environmental Activity and compliance with applicable Environmental Laws except for such records, documentation and information considered to be subject to the attorney-client privilege, provided that the withholding of such records, documentation and information does not result in the non-disclosure of material information regarding the environmental condition of the Real Property, any Environmental Activity or the failure of the Business to comply with applicable Environmental Laws.

(e)                                  Survey Matters

With respect to each of the properties which is an Owned Real Property (i) all buildings, structures and improvements, including, without limitation, any driveways, parking areas, waste facilities and all means of access to such property, are located completely within the boundary lines of such property and do not encroach upon or under the property of any other person or entity; (ii) no building, structure or improvement of any kind belonging to any other person or entity encroaches upon or under any of such property; (iii) the property abuts and has access to a public way, duly laid out or accepted as such by the city or town in which such property is located; (iv) the legal description provided to the Purchaser with respect to such property comprises all the land necessary to properly operate such property consistent with its respective use prior to the date hereof; (v) no portion of such property is subject to the possession or claim of ownership or use by any other person or entity other than the respective Selling Entities or Transferred Subsidiaries; and (vi) there are no rights, interests or claims affecting any such property which a correct survey would disclose and which are not shown in the public records.

(f)                                    Real Estate Liens or Encumbances

As of the Transfer Date, except as disclosed in any title insurance policy delivered to Purchaser prior to the consummation of the transactions contemplated hereby, none of the Owned Real Property is subject to any easements, covenants, restrictions and reservations (of record or otherwise), which prohibit or materially interfere with the current or expected future use of such properties.

3.7                               Right to Use Properties and Assets

Except as would not reasonably be expected to have a material adverse effect, none of the Selling Entities or Transferred Subsidiaries is using any properties, rights or assets to conduct the Business which are not duly owned, leased, licensed or otherwise contracted for by it.

3.8                               Contracts and Commitments

The agreements set forth on Schedules 3.8(a) through 3.8(k) are referred to herein as the “Contracts.”

(a)                                  Sales Orders, Bids and Proposals

Set forth on Schedule 3.8(a) is a list and description of each individual outstanding sales order, sales contract, change order, final bid or binding sales proposal of any of the Transferred Subsidiaries or Selling Entities relating to the Business in excess of $250,000 (the “Sales Orders”).  UNOVA has provided Purchaser with access to copies of all Sales Orders, except to the extent such access may be restricted by applicable Laws or contract terms.  Except as otherwise indicated on Schedule 3.8(a), all Sales Orders currently in effect have been made in the ordinary course of business and at arm’s length.

(b)                                  Purchase Orders

Set forth on Schedule 3.8(b) is a list and description of each individual outstanding purchase order and purchase commitment of any of the Transferred Subsidiaries or Selling Entities relating to the Business in excess of $100,000 (the “Purchase Orders”).  UNOVA has provided Purchaser with access to copies of all Purchase Orders.  Except as otherwise indicated on Schedule 3.8(b), all Purchase Orders have been incurred in the ordinary course of business and at arm’s length.  Schedule 3.8(b) also contains a true and complete list of (i) the twenty largest customers of the Selling Entities in terms of revenues during the year ended December 31, 2004 showing the approximate total sales to each such customer during such period; and (ii) the twenty largest vendors of the Selling Entities in terms of purchases of goods or services during such period, showing the approximate total purchases by the Selling Entities from each such vendor during such period.

(c)                                  Sales Representative, Distributor and Dealer Agreements

Set forth on Schedule 3.8(c) is a list and description of all outstanding sales representative, sales agent, dealer and distributor agreements and similar contracts or agreements of any of the Transferred Subsidiaries or Selling Entities relating to the Business.  All of such contracts and agreements by their terms are terminable at any time by the applicable Selling Entity or Transferred Subsidiary without any additional payment, indemnity or other penalty upon not more than 90 days notice, except as otherwise disclosed on Schedule 3.8(c).

(d)                                  Personal Property Leases (As Lessee)

Set forth on Schedule 3.8(d) are (i) a list and description of each individual lease, contract and other agreement under which any of the Transferred Subsidiaries or Selling Entities relating to the Business leases or rents (as lessee) any machinery, equipment, motor vehicle or other personal property and which is not terminable at any time by the applicable Selling Entity or Transferred Subsidiary without any additional payment, indemnity or other penalty upon not more than 90 days notice, and under which the lease or rent payments exceed $10,000 annually, and (ii) a list of each lease under which any of the Transferred Subsidiaries or Selling Entities leases or rents (as lessee) any motor vehicle used in the Business.

(e)                                  Noncompetition Agreements or Covenants

Set forth on Schedule 3.8(e) is a list and description of every agreement or other commitment imposing on any of the Transferred Subsidiaries or Selling Entities any restriction on the manner in which it may conduct the Business in competition with any third party.

(f)                                    Confidential Nondisclosure Agreements

Set forth on Schedule 3.8(f) is a list and description of all written agreements between any of the Transferred Subsidiaries or Selling Entities and any third party in respect of the Business which contain provisions for the nondisclosure by any of the Transferred Subsidiaries or Selling Entities of confidential or proprietary information (excluding standard confidentiality provisions in product sales or service agreements and excluding confidentiality agreements with potential purchasers of all or any portion of the Cincinnati Lamb Group).

(g)                                 Consultant Agreements

Set forth on Schedule 3.8(g) is a list and description of all outstanding consultant agreements (other than agreements listed on Schedule 3.8(c)) of any of the Transferred Subsidiaries or Selling Entities in respect of the Business.

(h)                                 Guarantees

Set forth on Schedule 3.8(h) is a list and description of each contract, agreement or instrument under which any of the Transferred Subsidiaries or the Selling Entities guarantees, endorses or otherwise is, will or may become liable or responsible for the obligations or liabilities of any third party in respect of the Business for money borrowed, advances made or goods or services purchased (other than endorsements for collection of negotiable instruments in the ordinary course of business).

(i)                                    Powers of Attorney, Proxies

Set forth on Schedule 3.8(i) is a list and description of all outstanding powers of attorney or proxies granted by any of the Transferred Subsidiaries or the Selling Entities in respect of the Business.

(j)                                    Letters of Credit, Surety, Bid and Performance Bonds

Set forth on Schedule 3.8(j) is a list and description of all commercial letters of credit, stand-by letters of credit, surety, bid, performance bonds and other similar instruments (i) securing the obligations of any of the Transferred Subsidiaries or Selling Entities in respect of the Business or (ii) securing any outstanding payment obligations of a third party to any of the Transferred Subsidiaries or Selling Entities in respect of the Business.

(k)                                Other Material Contracts

Set forth on Schedule 3.8(k) is a list and description of any other contract or commitment of any of the Transferred Subsidiaries or Selling Entities in respect of the Business that is material to the Business and which is not of the type required to be disclosed in any other Schedule to this Agreement pursuant to the provisions hereof.  For purposes of this paragraph, a contract or commitment shall be deemed to be material if the consideration remaining to be paid thereunder exceeds $150,000 in the aggregate.

Except as otherwise disclosed in this Section 3.8, all contracts listed in this Schedule 3.8 are valid and in full force and effect, the Transferred Entities or Selling Entities have performed or are prepared to perform all material obligations imposed on them thereunder, and there are not any defaults or events of default on the part of the Transferred Subsidiaries or Selling Entities, or to their knowledge the other parties thereto, that could reasonably be expected to materially adversely affect the Business.  Except as otherwise disclosed in this Section 3.8, none of the Transferred Subsidiaries or Selling Entities has received notice that any party to any such contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

3.9                               Patents, Trade Names, Trademarks, Service Marks, Copyrights and Chip Registrations

(a)                                  Intellectual Property Rights

Set forth on Schedule 3.9(a) is a list and description of all patents, registered designs, utility models, patent applications, trade names, internet domains, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, copyright registrations and copyright registration applications, software, chip registrations and chip registration applications, both domestic and foreign, which are owned by any of the Transferred Subsidiaries or Selling Entities that are material to the Business (collectively, the “Intellectual Property”).  To the knowledge of the Selling Entities and except as otherwise indicated on Schedule 3.9(a), such Intellectual Property is all of the intellectual property that is material and necessary to operate the Business.  Except as otherwise indicated on Schedule 3.9(a), the applicable Transferred Subsidiary or Selling Entity owns all right, title and interest in and to the Intellectual Property, validly and beneficially.  Also disclosed on Schedule 3.9(a) is an indication of any of the Intellectual Property that is used by other operations of UNOVA or its subsidiaries in operations other than the Business , together with a list of opposition proceedings, cancellation actions and revocation actions (“Licensed Intellectual Property”).

(b)                                  Licenses of Intellectual Property Rights To or From Third Parties

Set forth on Schedule 3.9(b) is a list and description of (i) all licenses, assignments and other transfers of Intellectual Property granted to others by any of the Transferred Subsidiaries or Selling Entities that are used in and material to the Business, and (ii) all licenses, assignments and other transfers by others of patents, trade names, trademarks, service marks, copyrights, chip registrations, trade secrets, software, know-how, industrial property, technology or other proprietary rights granted to any of the Transferred Subsidiaries or Selling Entities that are used in and material to the Business.  Except as otherwise disclosed on Schedule 3.9(b), none of the licenses described above is subject to termination, cancellation or change in its terms or provisions as a result of this Agreement or the transactions provided for in this Agreement.

(c)                                  No Infringement

Except as disclosed on Schedule 3.9(c) and except with respect to pre-packaged or off-the-shelf-software, to the knowledge of the Selling Entities, (a) none of the Intellectual Property or the rights of any of the Transferred Subsidiaries or Selling Entities are being infringed or otherwise violated by any Person, and (b) the use of such Intellectual Property by the Cincinnati Lamb Group in connection with the Business does not infringe or otherwise violate the rights of any other Person.

3.10                        Patent, Trade Name, Trademark, Service Mark, Copyright or Chip Registration Indemnification

Except as set forth on Schedule 3.10, there are no pending or, to the knowledge of the Selling Entities, threatened indemnification claims or demands against any of the Transferred Subsidiaries or the Selling Entities in respect of the Business for patent, registered design, utility model, trade name, internet domain, trademark, service mark, copyright or chip registration infringement.

3.11                        Confidential Information or Trade Secrets

Except as set forth on Schedule 3.11, there are no pending or, to the knowledge of the Selling Entities, threatened proceedings which challenge the rights of any of the Transferred Subsidiaries or Selling Entities in respect of any proprietary or confidential information or trade secrets used in and material to the Business.

3.12                        Product and Service Warranties

Set forth on Schedule 3.12 are the standard product and service warranty policies of the Transferred Subsidiaries and Selling Entities in respect of the Business.  Except as otherwise indicated on Schedule 3.12, none of the Transferred Subsidiaries or Selling Entities has granted or extended any currently outstanding product or service warranty, either in duration, scope or otherwise, that is in excess of or different from the standard policies set forth on Schedule 3.12.

3.13                        Employees; Employee Benefits

(a)                                  Employees

Subject to European data protection legislation, set forth on Schedule 3.13(a) is a list of the names and titles of all employees of the Transferred Subsidiaries and Selling Entities in respect of the Business as of the date of this Agreement (the “Employees”).  UNOVA has previously furnished to Purchaser a schedule showing the current rates of compensation of each of the Employees.

(b)                                  Indebtedness to Employees

None of the Transferred Subsidiaries or Selling Entities in respect of the Business is indebted to any of the present or former employees in any amount whatsoever, other than for accrued wages, bonuses and related benefits and reasonable reimbursable business expenses incurred in the ordinary course of business, except as otherwise disclosed on Schedule 3.13(b).

(c)                                  Loans or Advances to Employees

None of the Transferred Subsidiaries or Selling Entities has outstanding and unsatisfied, in whole or in part, any loan or advance to any of its present or former employees, other than reasonable advances for business and related expenses made in the ordinary course of business, except as otherwise disclosed on Schedule 3.13(c).

(d)                                  Collective Bargaining Agreements

Set forth on Schedule 3.13(d) is a list and description of all collective bargaining or similar agreements between any of the Transferred Subsidiaries or Selling Entities and any group of Employees, union or labor organization representing any Employees including any works agreement.  To the knowledge of the Selling Entities, no such agreement or understanding is presently proposed or under discussion, except as otherwise disclosed on Schedule 3.13(d).

(e)                                  Other Labor Matters

Each of the Transferred Subsidiaries and Selling Entities in respect of the Business is in compliance in all material respects with all applicable Laws relating to employment, employment practices, terms and conditions of employment, wages and hours.  Within the last two years, none of the Transferred Subsidiaries or Selling Entities has experienced any union organizing activity or any work stoppage due to any labor disagreement with respect to the Employees.  There is no strike, slowdown or stoppage pending or threatened against any of the Transferred Subsidiaries or Selling Entities.

(f)                                    Employee Benefit Plans

(i)                                    Generally

Set forth on Schedule 3.13(f) is a list and description of all employee benefit plans and commitments in effect for the benefit of the present or former employees of the Cincinnati Lamb Group or any group of such employees, or for the benefit of dependents of any of them (collectively, the “Employee Benefit Plans”), including without limitation any pension, life and dependent life, accidental death and health insurance (including medical, dental and vision), hospitalization, medical examination, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, tax preparation assistance and equalization, estate planning, pay-in-lieu, sick pay, sick leave, disability, tuition refund, service award, company car, car allowance, scholarship, relocation, patent award, living allowances, housing allowances, annual home leave costs, employee assistance, travel, accident, dependent schooling and supplements, fringe benefit and other employee benefit plans, contracts, policies or practices providing employee or executive compensation or benefits.  None of the Transferred Subsidiaries or Selling Entities in respect of the Business has committed to establish any agreement or arrangement of the type required to be disclosed on Schedule 3.13(f), except as otherwise indicated on such Schedule.  Except as otherwise disclosed on Schedule 3.13(f), to the knowledge of the Selling Entities, each of the Employee Benefit Plans complies, and has been administered in compliance in all material respects, with all applicable Laws.

(ii)                                ERISA Plans

UNOVA has provided Purchaser with access to copies of (1) each Employee Benefit Plan that is subject to ERISA, including amendments thereto (each, an “ERISA Plan”), or, in the case of any unwritten ERISA Plan, a description thereof, (2) if applicable, the current trust agreement for each ERISA Plan, including amendments thereto, (3) if applicable, the most recent summary plan description for each ERISA Plan and all modifications thereto, (4) if applicable, the most recent Form 5500 filed for each ERISA Plan, (5) if applicable, the most recent actuarial valuation report prepared in connection with any ERISA Plan, and (6) if applicable, the most recent determination letter received from the Internal Revenue Service with respect to such ERISA Plan.  Except as otherwise disclosed on Schedule 3.13(f), no ERISA Plan is a “multiemployer plan” (as defined in Section 3(37) or

Section 4001(a)(3) of ERISA) and no Selling Entity or Transferred Subsidiary has incurred any material withdrawal liability under Section 4201 of ERISA to any multiemployer plan that covered employees of the Cincinnati Lamb U.S. Division during the last five years, which liability will not be satisfied prior to Closing.  With respect to each ERISA Plan (1) all payments due from any such plan (or from the applicable Transferred Subsidiary or Selling Entity with respect to any such plan) have been made, (2) the applicable Selling Entity or Transferred Subsidiary has complied in all material respects with, and each such ERISA Plan conforms in all material respects in form and operation to, all applicable Laws, including without limitation ERISA and the Code and all material reports and information relating to such ERISA Plan required to be filed with any Governmental Body have been timely filed, (3) all material reports and information required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, (4) there have been no prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any ERISA Plan, (5) each such ERISA Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or is the subject of an Internal Revenue Service opinion letter that such ERISA Plan is established using a prototype plan document, and to the knowledge of the Selling Entities, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, and (6) to the knowledge of the Selling Entities, there are no actions by any Governmental Body, suits or claims pending (other than routine claims for benefits) or threatened with respect to any ERISA Plan or against the assets of such ERISA Plan.  With respect to any Employee Benefit Plan subject to Title IV of ERISA, except as disclosed on Schedule 3.13(f), (1) all minimum funding contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made, (2) no funding waivers have been received or requested from the IRS, (3) no accumulated funding deficiency as described in Section 302(a) of ERISA and Section 412(a) of the Code exists and (4) no notice of intent to terminate has been filed and no amendment to treat such plan as terminated has been adopted.  Except as specifically designated as such in Schedule 3.13(f), no ERISA Plan provides post-employment health or welfare benefits, except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).

(iii)                            U.K. Pension Plans

UNOVA has provided Purchaser in respect of the UNOVA Pension Fund, the Cincinnati Machine Pension Plan and the Cincinnati Machine Supplementary Pension Plan (collectively, the “U.K. Pension Plans”) with access to copies of the most recent definitive deed and rules applicable to each of the U.K. Pension Plans, all subsequent deeds of amendment and the most recent explanatory booklet issued in relation to such Plans and applicable to the Employees located in the U.K. (the “U.K. Employees”).  Particulars of all documents relating to, and all benefits payable under the U.K. Pension Plans necessary to enable the Purchasing Entities to quantify the liabilities they will assume under each such Pension Plan have been provided to or made available to the Purchaser.  UNOVA or CMUK is the sole sponsoring or participating employer in each of the CMUK Plan, the CMUK Supplementary Plan and the Lamb Technicon section of the UPF (as defined in

Section 5.11).  For purposes of this paragraph, “Pension Arrangement” means any occupational pension scheme or personal pension scheme as either expression is defined in Section 1 of the Pension Schemes Act 1993 or any other agreement or arrangement providing a pension or lump sum on death or retirement.  The U.K. Pension Plans are the only Pension Arrangement applicable to the U.K. Employees apart from statutory plans.  Each of the U.K. Pension Plans is approved as an exempt approved scheme within the meaning of Chapter I of Part XIV of the Income and Corporation Taxes Act 1988.  To the knowledge of the Selling Entities, there is no ongoing claim or dispute relating to the entitlement of any of the U.K. Employees under any of the U.K. Pension Plans, other than routine and undisputed claims for benefits.  All contributions which have become due and payable to the U.K. Pension Plans in respect of the Employees have been paid.  Only CMUK is a participating employer in the CMUK Plan and the CMUK Supplementary Plan.  No amendment to any of the U.K. Pension Plans shall be made prior to Closing, unless the Purchasing Entities have first approved it, which approval will not be unreasonably withheld.

(g)                                 Employment Contracts

Set forth on Schedule 3.13(g) is a list of all contracts between any of the Selling Entities in respect of the Business or any Transferred Subsidiary and any of the Employees, excluding contracts created by operation of law.  UNOVA has furnished or made available to Purchaser copies of all such contracts.

3.14                        Pending or Threatened Claims, Litigation and Governmental Proceedings

Set forth on Schedule 3.14 is a list and description of every complaint, suit, action, arbitration or regulatory, administrative or governmental proceeding or investigation or any other proceeding or investigation which is pending or, to the knowledge of the Selling Entities, threatened in writing against any of the Transferred Subsidiaries or Selling Entities in respect of the Business.  No investigation, suit, action or other judicial or governmental proceeding is pending or, to the knowledge of the Selling Entities, threatened before any court or Governmental Body which may result in the restraint or prohibition of, or the obtaining of substantial damages in connection with, this Agreement or the consummation of the transactions provided for in this Agreement.

3.15                        Judgments, Orders and Consent Decrees

Except as set forth on Schedule 3.15, none of the Transferred Subsidiaries or Selling Entities in respect of the Business is subject to any judgment, order or decree of, or agreement with, a Governmental Body that involves the transactions contemplated herein or that would have a material adverse effect on the Business; and no such proceeding is pending or, to the knowledge of the Selling Entities, threatened against any of the Transferred Subsidiaries or the Selling Entities in respect of the Business.

3.16                        Compliance With Laws

Except as otherwise disclosed on Schedule 3.16, to the knowledge of the Selling Entities, the Business has been conducted and is in compliance with, and the Purchased Assets are in compliance with, all applicable Laws.

3.17                        Franchises, Permits, Etc.

Except as otherwise disclosed on Schedule 3.17, the applicable Selling Entity or Transferred Subsidiary has obtained and is in compliance in all material respects with all terms and conditions of all governmental and business franchises, permits, licenses and other authorizations that are necessary for it to conduct the Business as and where it is now conducted.

3.18                        Taxes

Except as otherwise disclosed on Schedule 3.18 , each of the Selling Entities and the Transferred Subsidiaries, and any affiliated group within the meaning of Section 1504 of the Code (or comparable provision of state, provincial, local or foreign Law) (“Affiliated Group”) of which each such Selling Entity or Transferred Subsidiary is or has been a member (but only for the taxable period during which the Selling Entity or Transferred Subsidiary has been a member thereof), (i) has filed or caused to be filed all material federal, state, provincial, local and foreign Tax returns, reports, statements or other documentation (“Tax Returns”) required to be filed by it with a Tax authority under applicable federal, state, provincial, local or foreign Law, and (ii) has timely paid or caused to be paid in full by the due date thereof all Taxes shown to be due thereon.  All such Tax Returns were at the time they were filed true, complete and correct in all material respects.  There are no Liens for Taxes on any of the Purchased Assets or the property or assets of the Transferred Subsidiaries, except for Permitted Liens.  All deficiencies asserted or assessments made by any Tax authority against each of the Selling Entities and the Transferred Subsidiaries, and any Affiliated Group of which each such Selling Entity or Transferred Subsidiary is or has been a member (but only for the taxable period during which the Selling Entity or Transferred Subsidiary has been a member thereof), have been fully paid, and there are no audits, investigations or examinations by any Tax authority with respect to Taxes relating to the Business or the Transferred Subsidiaries in progress, pending or, to the knowledge of the applicable Selling Entity, threatened.  Each of the Transferred Subsidiaries has established adequate reserves on its books and records in accordance with GAAP for all Taxes not yet due and payable.  For purposes of this Agreement, the term “Taxes” means all domestic or foreign federal, state and local taxes of any kind, including without limitation, income, capital gains, gross receipts, franchise, employment, sales, use, license, property or withholding taxes, together with all interest, penalties and additions imposed with respect to such amounts.  Notwithstanding the foregoing, each of the Selling Entities and the Transferred Subsidiaries expressly disclaims any representation or warranty with respect to the amount, usability or availability of any net operating loss carryforward or other Tax attributes of the Transferred Subsidiaries.  There are no Tax sharing agreements between the

Transferred Subsidiaries on the one hand and the Selling Entities (or any other party) on the other hand.  The Transferred Subsidiaries are not and have not been a member of any affiliated, consolidated, combined or unitary group of corporations that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return or has any Liability for the Taxes of any person (other than an affiliated, consolidated, combined or unitary return of which UNOVA is the parent) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of law.  UNOVA Canada is and New Intermec Canada will be duly registered under subdivision (d) of Division I of Part IX of the ETA with respect to the GST and its GST registration number will be provided to UNOVA prior to the Transfer Date, and the Purchased Assets being sold by UNOVA Canada constitute all or substantially all of the assets and property owned and primarily used by UNOVA Canada or its successor in respect of its operations and business.

3.19                        Required Consents

Set forth on Schedule 3.19 is a list and description of any material consent, approval or authorization of, or exemption by, or filing with, any Governmental Body or Person that is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements by the Selling Entities or required to be obtained by the Transferred Subsidiaries.

3.20                        No Breach of Statute or Contract

Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof by each of the Selling Entities will breach or violate any applicable Law other than as explicitly referred to in this Agreement or any Contract or other material instrument to which it, or Transferred Subsidiary, is a party or by which any of its, or Transferred Subsidiaries’, properties, rights or assets are bound, except as would not have a material adverse effect on the Business.

3.21                        Insurance and Banking

(a)                                  Insurance Policies

Set forth on Schedule 3.21(a) is a list of all insurance policies (including the terms of any self-insurance programs) and bonds (excluding instruments referred to in Section 3.8(j)) in force for the current policy year, with respect to the Business and the employees of the Transferred Subsidiaries and Selling Entities in respect of the Business.  The Transferred Subsidiaries and Selling Entities have, with respect to the Business, maintained adequate insurance protection against all liabilities against which it is customary for corporations engaged in the same or a similar business similarly situated to insure.

(b)                                  Bank Accounts

Set forth on Schedule 3.21(b) is a list of the names and locations of all banks or similar financial institutions in which any of the Transferred Subsidiaries in respect of the

Business maintains an account, the account numbers and the names of all persons authorized to sign checks, drafts or other instruments drawn thereon.

3.22                        Broker’s or Finder’s Fees

Except for McDonald Investments, Inc. (“McDonald”), no Person other than UNOVA and its Affiliates (and their respective directors, officers and employees) has arranged, or participated in arranging, on behalf of the Selling Entities or Transferred Subsidiaries, the transactions provided for in this Agreement.  Except for certain fees to McDonald (which will be the responsibility of the Selling Entities), there are no broker’s or finder’s fees to be paid by any of the Selling Entities in connection with the transactions provided for in this Agreement.  None of the Selling Entities has any knowledge of, and has taken no action that would give rise to, any claim for a broker’s or finder’s fee to be paid by Mainco or Purchaser in connection with the consummation of the transactions provided for in this Agreement.

3.23                        Duty of the Selling Entities to Make Inquiry

To the extent that any of the representations and warranties made by the Selling Entities in this Agreement are qualified by the knowledge or belief of the Selling Entities, such knowledge or belief shall refer solely to the knowledge and belief, after reasonable investigation, of the employees of the Selling Entities and the Cincinnati Lamb Group listed on Schedule 3.23, which Schedule includes all members of the management of UNOVA responsible for the Cincinnati Lamb Group.

3.24                        Affiliate Arrangements

In each case with respect to the Business, except as otherwise disclosed in the Schedules to this Agreement, the Selling Entities or Transferred Subsidiaries are not a party to any loans, guarantees, Contracts, transactions, understandings or other arrangements, whether written or oral, of any nature, with any of the present or former Affiliates, shareholders, directors or officers of the Selling Entities or Transferred Subsidiaries (“Affiliate Arrangements”), including without limitation any Affiliate Arrangement under which any Selling Entity or Transferred Subsidiary (a) leases any real or personal property (either to or from such Person); (b) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (c) purchases products or services from such Person; or (d) pays or receives commissions, rebates or other payments.  None of the present or former Affiliates, shareholders, directors or officers of the Selling Entities or Transferred Subsidiaries or any family member of any such Persons, (i) has been a director, officer, partner, manager or member of, or has had any direct or indirect material interest in, any Person which during the past three years has been a customer or supplier of the Selling Entities or Transferred Subsidiaries or has competed with or been engaged in any business of the kind being conducted by the Selling Entities or Transferred Subsidiaries , or (ii) owns or has any rights in or to any of the Purchased Assets or Transferred Subsidiaries or rights used by the Selling Entities or Transferred Subsidiaries in the conduct of their business.

3.25                        Assets of Cincinnati Lamb Group

Pursuant to the transactions contemplated by this Agreement, including but not limited to the transfers of the Purchased Assets, Assumed Liabilities, R&B Shares, CM Korea Shares and the UII Shares, Purchaser will as of the Transfer Date receive all assets used in the Business other than (a) the Excluded Assets, and (b) any contracts, agreements, franchises, licenses, approvals, permits or other authorizations that are not transferable by their terms or as a matter of Law.

3.26                        No Knowledge of Other Liabilities; No Other Representations

(a)                                  No Knowledge of Other Liabilities

None of the Selling Entities is aware of any liabilities of the Cincinnati Lamb Group other than those debts, liabilities or obligations that are (i) disclosed in this Agreement, (ii) not required to be disclosed in this Agreement, or (iii) the Excluded Liabilities.

(b)                                  Disclaimer of Other Representations and Warranties

Except for the representations and warranties expressly made by the Selling Entities in this Agreement (including the Exhibits and Schedules), none of the Selling Entities or any other person makes any express or implied representation or warranty concerning the Business on behalf of the Selling Entities.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made in this Article 3, the Selling Entities and Transferred Subsidiaries make no representation or warranty to Mainco or Purchaser with respect to (a) any projections, estimates or budgets delivered to or made available to Mainco or Purchaser of future revenues, expenses or expenditures or future results of operations or (b) except as expressly covered by a representation and warranty contained in this Article 3, any other information or documents (financial or otherwise) made available to Mainco or Purchaser or their counsel, accountants or advisers with respect to the Business.  The representations and the warranties of the Selling Entities contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

3.27                        Competition Act (Canada)

The value of the Canadian assets to be sold pursuant to this Agreement is not now and at the time of Closing will not exceed $50,000,000 (Cdn.) as determined in accordance with the Competition Act (Canada).  Accordingly, the proposed transaction does not now and will not at the time of Closing exceed the pre-merger notification threshold under the Competition Act (Canada).

(Article 4 follows)

ARTICLE 4.
Representations and Warranties of Mainco and Purchaser

Mainco and Purchaser each represents and warrants to the Selling Entities as follows:

4.1                               Corporate Matters

(a)                                  Due Organization

Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware .  Mainco is a corporation duly organized, validly existing and in good standing under the Laws of Delaware of which Mo Meidar is a shareholder.  As of the Transfer Date, each of the Purchaser Subsidiaries will be a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and will be a wholly-owned subsidiary of Purchaser.  Each of the Purchaser and Mainco is, and as of the Transfer Date each of the Purchaser Subsidiaries will be, qualified to do business and in good standing as a foreign corporation or foreign limited liability company in each jurisdiction in which the failure to be so qualified would have a material adverse effect.

(b)                                  Corporate Power and Authority to Enter Into Agreement

Each of Mainco and Purchaser has, and as of the Transfer Date each of the Asset Purchasing Entities will have, the corporate power and authority to enter into this Agreement and to consummate the transactions provided for in this Agreement.

(c)                                  Due Execution and Enforceability

The execution, delivery and performance by and on behalf of each of Mainco and Purchaser of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized and approved by all necessary corporate or limited liability company action, and no other corporate action is necessary or required to authorize it to execute this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements.  As of the Transfer Date, the execution, delivery and performance by and on behalf of each Asset Purchasing Entity of this Agreement and the Related Agreements to which it is a party will have been duly and validly authorized and approved by all necessary corporate or limited liability company action, and no other corporate or limited liability company action will be necessary or required to authorize it to execute this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements.  This Agreement and such Related Agreements constitute the valid and legally binding obligations of each of Mainco and Purchaser, and as of the Transfer Date will constitute the valid and legally binding obligations of each of the Purchaser Subsidiaries, enforceable against each of them in accordance with its terms, except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

(d)                                  No Conflict

With respect to each of Mainco and Purchaser, the execution and delivery of this Agreement and the Related Agreements to which such Person is a party do not, and the consummation by it of any of the transactions contemplated hereby or thereby will not, and with respect to each of the Purchaser Subsidiaries as of the Transfer Date, the execution and delivery of this Agreement and the Related Agreements to which such Person is a party will not, and the consummation by it of any of the transactions contemplated hereby or thereby will not:

(i) conflict with or violate its articles of incorporation, bylaws or other constituent documents;

(ii) violate any applicable Law of any Governmental Body; or

(iii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which it is a party or by which it is bound, except as would not be reasonably likely to result have a material adverse effect on Mainco and the Purchaser.

4.2                               Required Consents

Set forth on Schedule 4.2 is a list and description of any material consent, approval or authorization of, or exemption by, or filing with, any Governmental Body or Person that is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements by the Purchasing Entities, except for governmental and business franchises, permits, reports, licenses and other authorizations necessary to conduct the Business on the Transfer Date.  The acquisition of the Purchased Assets from UNOVA Canada by the Purchaser or another Asset Purchasing Entity contemplated by this Agreement is subject to notification, and not review, under the Investment Canada Act (Canada).

4.3                               Claims, Litigation and Governmental Proceedings

No investigation, suit, action or other judicial or governmental proceeding is pending or, to the knowledge of Mainco and Purchaser, threatened before any court or Governmental Body which is likely to result in the restraint or prohibition of, or the obtaining of substantial damages in connection with, this Agreement or the consummation of the transactions provided for in this Agreement.

4.4                               Broker’s or Finder’s Fees

No person or firm other than Mainco and its Affiliates (and their respective directors, officers and employees), has arranged, or participated in arranging, on behalf of Mainco and

Purchaser or their Affiliates, the transactions provided for in this Agreement.  There are no broker’s or finder’s fees to be paid by Mainco or Purchaser or their Affiliates in connection with the transactions provided for in this Agreement.  Neither Mainco, Purchaser nor any of their Affiliates has any knowledge of, and has taken no action which would give rise to, any claim for a broker’s or finder’s fee to be paid by any of the Selling Entities or Transferred Subsidiaries in connection with the consummation of the transactions provided for in this Agreement.

4.5                               Subsidiaries

Purchaser does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity except as set forth in Schedule 4.5.  Purchaser is not a participant in any joint venture, partnership or similar arrangement with any Person other than its senior lender.

4.6                               Solvency

On and after the Transfer Date, Purchaser and each of the other Asset Purchasing Entities will have adequate funds on hand, from its working capital or currently available credit facilities, to pay the Purchase Price (including the Secured Note) and to operate the Business and to pay, perform and discharge the Assumed Liabilities as they become due and payable.  The Purchaser is not insolvent, and neither the Purchaser nor any other Asset Purchasing Entity will be rendered insolvent by the transactions contemplated by this Agreement.

4.7                               Sources of Financing

Set forth on Schedule 4.7 is a description of all sources of financing that Purchaser and the other Asset Purchasing Entities will have available to pay the Purchase Price and to perform the Assumed Liabilities as they become due.

4.8                               WTO Investor

Purchaser represents that it, as well as any Asset Purchasing Entity purchasing Purchased Assets or assuming Assumed Liabilities of UNOVA Canada hereunder, is a WTO investor for purposes of the Investment Canada Act (Canada).

4.9                               Ultimate Parent Entity

Each of Mainco and Purchaser acknowledges on behalf of itself and the Asset Purchasing Entities that (a) Moshe Meidar is the ultimate parent entity of each such entity for purposes of the HSR Act (as defined in Section 5.6(a)), and (b) that Moshe Meidar does not meet any Size-of-Party threshold under Section (a)(2)(B)(ii) of the HSR Act.

(Article 5 follows)

ARTICLE 5.
Certain Covenants Pending the Closing

5.1                               Full Access

Mainco, Purchaser and the other Asset Purchasing Entities and their authorized representatives shall have reasonable access during normal business hours and upon reasonable advance notice, but without unreasonably interrupting business, to all the premises and to all books of account, records and properties of the Cincinnati Lamb Group, including without limitation those relative to (a) the December Financials and (b) the customers and suppliers to the Business; provided, however, that Mainco, Purchaser and the other Asset Purchasing Entities and their representatives agree that such access and disclosure will not be permitted if it would (i) violate the terms of any agreement by which any member of the Cincinnati Lamb Group or its Affiliates is bound or any applicable Law, or (ii) cause competitive harm to any member of the Cincinnati Lamb Group or any of their Affiliates if the transactions contemplated by this Agreement are not consummated.  Subject to the foregoing limitations and the requirements of this Agreement, including but not limited to Section 5.6, UNOVA shall furnish or cause to be furnished to Purchaser and the other Asset Purchasing Entities and their authorized representatives all information with respect to the Business as Purchaser and the other Asset Purchasing Entities may reasonably request.

5.2                               Carry On In Regular Course

The Selling Entities shall (and shall cause the Transferred Subsidiaries to) carry on the Business in the ordinary course and consistent with past practices in all material respects, except to the extent of any actions taken with the consent of Purchaser, and except as required by the provisions of this Agreement.

5.3                               Sales Orders

The Selling Entities shall not (and shall not permit the Transferred Subsidiaries to), without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed, enter into any sales order, sales contract, change order, final bid or binding sales proposal relating to the Business (“Sales Order”) other than (i) Sales Orders entered into in the ordinary course of business not in excess of $1,000,000 and which are not knowingly or intentionally bid at an anticipated loss, or (ii) any Sales Orders that are substantially in accord with a bid or sales proposal set forth on Schedule 3.8(a).  If any Sales Order would require approval under the UNOVA Approval policy, the Selling Entities shall not (and shall not permit the Transferred Subsidiaries to), without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed, enter into any such Sales Order, except as may be consistent with the ordinary course of business and past practice.

5.4                               Capital Expenditures

The Selling Entities shall not (and shall not permit the Transferred Subsidiaries to), without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed, make any capital expenditures relating to the Business unless such expenditure is made pursuant to a purchase order set forth on Schedule 3.8(b) or is less than $100,000.

5.5                               No Increase in Compensation or Benefits

The Selling Entities shall not (and shall not permit the Transferred Subsidiaries to), without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed, (i) hire or employ any new salaried personnel of the Business (other than replacements), (ii) grant any increase in the rates of pay of any Employee (other than routine increases granted in the ordinary course of business consistent with past practice), or (iii) by means of any new or existing compensation or employee benefit plan increase the compensation or amount or level of benefits of any Employee, other than, in each case, any Employee whom the Parties agree will not be a Continuing Employee.

5.6                               Consents

The Parties, in cooperation and after consultation and mutual agreement, shall take all reasonable action (without payment of any penalty or fee) required to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any third parties, including Governmental Bodies, necessary to authorize, approve or permit the transfer to Purchaser of the Purchased Assets, the Shares and the Assumed Liabilities as provided for in this Agreement.  Without limiting the foregoing, the parties will undertake the following promptly following the Agreement Date:

(a)                                  HSR Act

If applicable, UNOVA and Purchaser shall promptly file the Pre-merger Notification and Report Form (“HSR Filing”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the transactions contemplated hereby, and shall promptly respond to any requests for information.  In connection with the efforts referenced herein, each of the Purchasing Entities on the one hand, and each of the Selling Entities on the other hand, shall (i) use its reasonable best efforts to cooperate in all respects with the other Parties hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, regarding the transactions contemplated hereby, (ii) keep the other Parties, including their counsel, as the case may be, informed of any material communication by or to such party or its counsel from or to the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Parties and their legal counsel to review, consult with each other in advance of and consider in good faith the views of the other in connection with any correspondence, filings or communications given by it to, or between it and, the FTC, the DOJ or any other Governmental Body or in connection with any proceeding by a private party, regarding the transactions contemplated hereby, and (iv) permit the other Parties and their legal counsel to attend and participate in, any meeting or conference with, the FTC, the DOJ or any such other Governmental Body or, in connection with any proceeding by a private party, with any other Person, regarding the transactions contemplated hereby.

(b)                                  German Merger Control

If applicable, the parties shall promptly make the appropriate request with the German Federal Cartel Office for approval of the transactions contemplated by this Agreement, including in particular the transfer of the Purchased Assets and Assumed Liabilities relative to Honsberg.

(c)                                  Korean Reports

To the extent applicable, the parties shall promptly submit the appropriate reports in Korea under the Foreign Investment Promotion Law and the Monopoly Regulation and Fair Trade Law, including in particular the transfer of the CM Korea Shares.

5.7                               Conditions Precedent

The Parties shall use all reasonable efforts to assure that the conditions precedent set forth in Articles 6 and 7 are satisfied or waived on or prior to March 31, 2005, to the extent that satisfaction of such conditions precedent is within their reasonable control.

5.8                               Environmental Survey

(a)                                  Phase I and Phase II

UNOVA shall perform, at its expense, a Phase I environmental assessment (the “Phase I”) on all parcels of Owned Real Property and with respect to Honsberg’s leased factory in Remscheid, Germany, and, if warranted based on the recommendation of the Consultant based on the results of the Phase I an additional limited subsurface assessment (the “Phase II”) of such areas of the Real Property warranting such further assessment, as the Parties shall in detail and in good faith reasonably agree, provided that the Phase I (and the Phase II, if applicable) shall be conducted by an independent environmental consultant (the “Consultant”) selected by UNOVA and reasonably acceptable to Purchaser (which acceptance shall not be unreasonably withheld or delayed) and in a reasonable manner, during normal business hours, and in such a way as to minimize the disruption to the Business; provided, further, that no Phase II assessment shall take place with respect to any matter reflected, disclosed or described on Schedule 3.6(d) for which UNOVA bears or would bear responsibility under Section 1.7(e).  UNOVA shall use reasonable efforts to cause the Phase I assessments to be completed at least six days prior to the Transfer Date, and to cause any required Phase II assessments to be completed within 120 days following the Transfer Date.  It is understood and agreed that if the parties agree that if the result of the

Phase II assessment is that the Consultant recommends further investigation, UNOVA shall perform, at its sole expense, such further subsurface investigation as recommended by the Consultant or as otherwise agreed by the parties, and the results of such further investigation shall be included in the final Environmental Report (as defined below) for that parcel of Real Property.  The conclusions of the Consultant based on the Phase I (and the Phase II, if applicable) shall be reflected in a report prepared by the Consultant and delivered to UNOVA, a copy of which UNOVA shall promptly furnish to Purchaser (the “Environmental Report”), together with the appropriate Consultant’s reliance letter entitling Purchaser to rely on the Environmental Report.  Consultant shall prepare a separate Environmental Report for each Owned Real Property.  The purpose of the Environmental Report is to provide evidence of the condition of such Real Property prior to the Transfer Date.  UNOVA shall provide to Purchaser and the Consultant reasonable access to all material non-privileged (in the sense of attorney-client privilege) documentation and information in its possession relative to the environmental condition of the Real Property.

(b)                                  Environmental Response Plan

To the extent the Environmental Report identifies any physical condition at, on or under the Real Property that gives Purchaser a reasonable basis to suspect the presence of Hazardous Substances at levels or in quantities likely to give rise to an obligation to report a release under Environmental Law or to conduct a removal or remedial action under any applicable Environmental Law in effect as of the Transfer Date or to require under applicable Environmental Law a material upgrade or improvement to any treatment facilities associated with permitted air and water discharge points, the Parties shall agree in good faith upon an appropriate removal or remedial procedure at the cost of UNOVA (the “Environmental Response Plan”), which Environmental Response Plan may involve further subsurface assessments, provided, however, that UNOVA, in its sole discretion, after consultation with Purchaser, may make whatever notifications of Governmental Bodies it believes are required by Environmental Law with respect to any condition discovered before the Transfer Date, and Purchaser, in its sole discretion, after consultation with UNOVA, may make whatever notifications of Governmental Bodies it believes are required by Environmental Law after the Transfer Date.  If Purchaser and UNOVA fail to agree upon an Environmental Response Plan within 60 days of the issuance of the Environmental Report, the parties shall attempt in good faith to resolve any disputes for a period of at least 30 days.  If at the end of such 30-day period no resolution is achieved, Purchaser and UNOVA shall jointly select another environmental consultant who shall resolve such dispute, which resolution shall be final and binding on the Parties.  There shall be no precondition to any remedy included in the Environmental Response Plan prepared pursuant to this Agreement.  Selection of the remedy shall be based upon the recommendations of the Consultant and current best available techniques and technologies which are currently employed in remedial projects of a similar nature.  UNOVA shall use its reasonable best efforts to ensure that any action necessary to implement the Environmental Response Plan will be performed with minimal disruption to the Business.  Purchaser or subsequent owners of the Owned Real Property will cooperate with all reasonable filing, petitions, or other legal proceedings necessary to execute any actions pursuant to the Environmental Response Plan.

(c)                                  Restrictions on Post-Closing Testing

Purchaser agrees that, except for any required remediation or removal activities of Hazardous Substances arising from the operation of the Business following the Transfer Date, for a period of three years after the Transfer Date Purchaser will not, and Purchaser will cause its Affiliates and its and its Affiliates’ respective acquirors or successors in interest (including any acquirors of real property used in the Business) to not, conduct any “Subsurface Environmental Investigation” (as defined below) unless (i) required to do so by a Governmental Body, (ii) Purchaser has, based on actual observation of physical conditions or documentary evidence, a reasonable basis to believe that there are Hazardous Substances attributable to the operation of the Business prior to the Transfer Date at levels or in quantities reasonably likely to give rise to an obligation to report a release under Environmental Law or to conduct a removal or remedial action under any applicable Environmental Law, (iii) during any expansion, renovation or addition to a facility of the Business, undertaken in the ordinary course, Purchaser discovers the presence of Hazardous Substances attributable to the operation of the Business prior to the Transfer Date at levels or quantities that are reasonably likely to give rise to an obligation to report a release or to conduct a removal or remedial action under any Environmental Law as in effect at the Transfer Date, (iv) in response to a discharge or release of a Hazardous Substance following the Transfer Date to the extent required by Environmental Law, or (v) reasonable suspicion of the presence of Hazardous Substances exists as the result of a Phase I or Phase II environmental assessment conducted by a subsequent purchaser or potential purchaser of the subject property.  “Subsurface Environmental Investigation” shall mean any qualitative environmental analysis of the subsurface environment at or under Real Property to detect the presence of Hazardous Substances, including any testing or analysis of the soil, the subsurface geology, any known or suspected subsurface vessel or structure, or any groundwater, whether in a perched or deep aquifer.

5.9                               Nondisclosure by Purchaser

Each of Mainco and Purchaser shall hold in confidence, and shall use all reasonable efforts to cause its representatives and its Affiliates to hold in confidence, between the Agreement Date and the Transfer Date, any and all confidential or secret information in respect of the Business furnished to it, its representatives or its Affiliates by any of the Selling Entities in connection with this Agreement and not to disclose or publish such information without the prior written consent of UNOVA.  In the event that this Agreement is terminated and the transactions provided for in this Agreement are abandoned as contemplated by Section 10.1, the terms of that certain Confidentiality Agreement, dated May 25, 2004, between MTN Capital Partners (“MTN”), a predecessor of Mainco, and UNOVA (the “Confidentiality Agreement”), shall remain in full force and effect, and Mainco and Purchaser confirm that they will comply with MTN’s obligations thereunder as if it were substituted for Mainco as a party thereto.

5.10                        Status of Purchaser’s Financing

Mainco and Purchaser shall at all times keep the Selling Entities fully informed regarding the status of the financing Purchaser is arranging in connection with this Agreement.

5.11                        Reorganization of U.K. Pension Plans

UNOVA UK will use reasonable endeavors to establish prior to the Transfer Date (and if UNOVA UK has not done so by the Transfer Date, the Purchasing Entity which immediately after Closing becomes the employer of the Employees of the Lamb U.K. division shall cause to be established as soon as practicable after the Transfer Date and, in any event, within 2 months after the Transfer Date) an “occupational pension scheme” as defined in Section 1 of the Pension Schemes Act 1993 which is capable of approval as an “exempt approved scheme” for the purposes of Chapter I of part XIV of the Income and Corporation Taxes Act of 1988 (the “CMUK DC Plan”) which Employees of the Lamb U.K. division as at the Transfer Date are able to join for future pension benefits and life insurance benefits on the same terms and with the same contribution and benefit structure as apply in respect of them as of the Agreement Date in the Lamb U.K. defined contribution section of the UNOVA Pension Fund (“UPF”), and the Purchaser shall ensure that such Employees are invited prior to or within 2 months after the Transfer Date to join the CMUK DC Plan with effect from a date no later than the Transfer Date.  The relevant Purchasing Entity shall procure that within 3 months after the Transfer Date each such Employee who joins the CMUK DC Plan with effect from a date no later than the Transfer Date is invited to transfer all their accrued benefits in the UPF to the CMUK DC Plan and that the deadline for such invitation to be accepted is at least one month, but no more than 2 months, after the date of issue of the invitation.  The terms of the invitation to transfer will be that the funds to be transferred from the UPF in respect of an Employee will be the value of that Employee’s defined contribution account held in the UPF at the time the transfer is made and that the full amount received by the CMUK DC Plan in respect of that Employee will be allocated to that Employee’s defined contribution account under the CMUK DC Plan so that no charges, commissions or expenses are charged against the amount allocated.  The terms of the invitation to transfer will also require the CMUK DC Plan to provide guaranteed minimum pensions of the same amounts as those payable under the UPF, together with the increases in such pensions provided by the relevant Governmental Body which will be lost on transfer, in respect of the Employees who accept the invitation.  With respect to any Employee who accepts this invitation to transfer, the relevant Purchasing Entity shall cause the trustees of the CMUK DC Plan to accept the transfer on these terms and shall ensure that the transfer is made as soon as practicable after the deadline for acceptance of the invitation and, in any event, within 14 days after any regulatory requirements and consents necessary for the transfer have been met or obtained (which requirements and consents the relevant Purchasing Entity shall use its best efforts to ensure are met or obtained as soon as possible).  Neither Purchaser nor any of its Affiliates shall take any action or assist any other person in any manner which would result in the UPF having to pay a larger amount to the CMUK DC Plan in respect of any such Employee than the amount contemplated above.

The parties acknowledge that UNOVA UK and CMUK are working to put arrangements in place so that the plan setup and transfer referred to above and merger of the CMUK Supplementary Plan into the CMUK Plan (as both expressions are defined in Section 8.4(b)(v)) are completed before the Transfer Date and the parties agree that UNOVA UK and CMUK are permitted to continue this process after the Agreement Date.  The parties recognize and agree that the CMUK DC Plan will have to be a contracted-out plan for at least one day to enable the transfers contemplated by this Section 5.11 to take place.

5.12                        Purchaser Subsidiaries

The Parties acknowledge that, as of the date of this Agreement, the Purchaser has not yet formed any of the Purchaser Subsidiaries.  Each of Purchaser and Mainco hereby agree to take all steps reasonably necessary to (a) form the Purchaser Subsidiaries as soon as possible or, with respect to Germany, acquire a shelf company, (b) make the Purchaser Subsidiaries parties to this Agreement, including providing for representations, warranties, covenants and agreements equivalent to those made by the other Purchasing Entities under this Agreement, and (c) obtain all franchises, licenses, approvals, permits and other authorizations necessary to enable the Purchaser Subsidiaries to consummate the purchase of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement.

5.13                        Planning Act (Ontario)

The provisions of this Agreement relating to the purchase and sale of Owned Real Property in Ontario are entered into subject to the express condition that they are to be effective only if the subdivision control provisions of the Planning Act (Ontario) are complied with.  The Selling Entities covenant to proceed diligently at their own expense to obtain any necessary consent by Closing.

5.14                        Electronic Registration of Owned Real Property

If electronic registration (the “E-Reg”) is mandatory in the Land Titles Office in which the Owned Real Property located in Ontario is registered, the following provisions shall prevail, namely:

(a)                                  the Purchasing Entities’ solicitor and the Selling Entities’ solicitor shall each be obliged to be authorized E-Reg users and in good standing with the Law Society of Upper Canada, and are hereby authorized by the parties hereto to enter into a document registration agreement in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on April 15, 2002 or any replacement thereof (hereinafter referred to as the “DRA”), establishing the procedures and timing for completing this transaction, which DRA shall be exchanged between the Selling Entities’ solicitor and the Purchasing Entities’ solicitor no later than ten (10) days before the Transfer Date;

(b)                                 the delivery and exchange of all closing deliveries hereunder and the release thereof to the parties hereto shall be governed by the DRA, pursuant to which the solicitor receiving any closing deliveries will be required to hold same in escrow, and will not be entitled to release same except in strict accordance with the provisions of the DRA;

(c)                                  it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been made by either party (the “Tendering Party”) upon the other party (the “Receiving Party”) when the solicitor for the Tendering Party has completed, in addition to all other requirements to effect a valid tender in accordance with the provisions of this Agreement and the DRA, all steps required by E-Reg in order to complete this transaction that can be performed or undertaken by the Tendering Party’s solicitor without the cooperation or participation of the Receiving Party’s solicitor, and specifically when the Tendering Party’s solicitor has, wherever possible, electronically “signed” the Transfer/Deed of Land and all other instruments to be registered against title to the Property on the Transfer Date for completeness and granted “access” to the Receiving Party’s solicitor.

(Article 6 follows)

ARTICLE 6.
Conditions Precedent to the Obligations of the Purchasing Entities to Close

Each and every obligation of the Purchasing Entities to be performed at Closing shall be subject to the satisfaction of the following conditions:

6.1                               Representations and Warranties True

The representations and warranties made by the Selling Entities in this Agreement shall be true and correct in all respects on the Transfer Date as if made again and reaffirmed on such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the Business; provided, however, that the Selling Entities shall have the right to update the Schedules to this Agreement for matters occurring in the ordinary course of the Business, so long as the items disclosed on the updated Schedules do not constitute a material adverse effect on the Business.

6.2                               Compliance With Agreement

The Selling Entities shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by them on or prior to the Transfer Date.

6.3                               No Material Adverse Change; Net Working Capital

There shall have been no material adverse change in the operations of the Business, taken as a whole.  The net working capital of the Selling Entities at the Transfer Date shall not be less than $130,500,000.

6.4                               No Litigation

No investigation, suit, action or other judicial or governmental proceeding shall be pending or threatened before any court or Governmental Body which may result in the restraint or prohibition or the obtaining of substantial damages in connection with this Agreement or the consummation of the transactions provided for in this Agreement, or that may adversely affect the Purchaser’s ability to operate the Business after the Transfer Date.

6.5                               Proceedings and Instruments Satisfactory

All proceedings to be taken by the Selling Entities in connection with the transactions provided for in this Agreement and the Related Agreements, shall be reasonably satisfactory in form and substance to Mainco and Purchaser; and the Selling Entities shall have made available to Mainco and Purchaser for examination the originals or copies of all documents which Purchaser may reasonably request in connection with said transactions.

6.6                               Consents and Approvals

The Parties shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, and each of them shall be in full force and effect.  Without limiting the generality of the foregoing, (i) if applicable, the time period under the HSR Act shall have expired, and no adverse action shall have been threatened or instituted in connection therewith, and (ii) if applicable, the German Federal Cartel Office shall have approved or been deemed to have approved the transactions provided for in this Agreement.

6.7                               Instruments of Transfer

The applicable Selling Entities shall have executed and delivered to Purchaser bills of sale meeting all necessary requirements of United States and foreign Laws (including an in-rem bill of sale under German law) and stock assignments sufficient to transfer to the Purchasing Entities the Purchased Assets and the Shares as well as deeds conveying the Owned Real Property to Purchaser, which deeds shall be of the same type as originally used to convey the Owned Real Property to the Selling Entity.  The Selling Entities shall also deliver the following:

(a)                                  A certificate of the Secretary or an Assistant Secretary (or local equivalent) of each of the Selling Entities setting forth a copy of the resolutions duly adopted by their Boards of Directors and stockholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b)                                 Appropriate instruments authorizing Purchaser to endorse in the name of the Selling Entities all checks, drafts, notes and other instruments for the payment of money and to receive for the account of the Purchasing Entities all proceeds thereof to which the Purchasing Entities are entitled under this Agreement;

(c)                                  A certificate validly executed by a duly authorized officer of the Selling Entities in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3);

(d)                                 A transfer agreement relating to assets located in the United Kingdom in form and substance reasonably acceptable to the parties; and

(e)                                  A Safety Standard Certificate for each of the motor vehicles that form part of the Purchased Assets which are located in Ontario.

6.8                               Resignations and Corporate Records

UNOVA shall have delivered to Purchaser (i) the resignations, effective as of the Transfer Date, of all of the officers and directors of each of the Transferred Subsidiaries (other than those officers and directors, if any, who Purchaser has designated to remain), and (ii) the corporate records of each of the Transferred Subsidiaries, including without limitation its minute book, registrar, stock certificates, files related to its corporate existence, and certified copies of the articles of incorporation and by-laws (or their substantial equivalents), as amended and in effect.

6.9                               Transitional Services Agreement

UIASI shall have executed and delivered to Purchaser agreements in the forms of Exhibit C-1 and Exhibit C-2 (together, the “Transitional Services Agreements”) pursuant to which (i) the Cincinnati Lamb Group shall continue to provide certain services to the Landis Grinding division of UIASI and the Landis Lund division of UNOVA UK (whether or not such divisions continue to be owned by UIASI and UNOVA UK, respectively), including without limitation certain payroll services and the continued use of the Lamb business system, and (ii) UNOVA shall provide certain services to the Cincinnati Lamb Group on reasonable terms and conditions as set forth in the Transitional Services Agreements.

6.10                        Title Reports

Prior to the Closing Date, Purchaser shall have obtained, at its expense, a commitment for an owner’s policy of title insurance for the Owned Real Property owned by the Selling Entities, in which the title insurance company issuing the commitment shall agree to insure title to such Owned Real Property by a standard ALTA policy with such endorsements as may be acceptable to Purchaser to insure title to such Owned Real Property, including, without limitation, easements and appurtenances thereto, showing good and marketable title in fee simple to such Owned Real Property to be vested in Purchaser, free and clear of all leases, tenancies, rights or claims on occupancy by others, Contracts, mortgages, Liens and other evidences of indebtedness, except for Permitted Liens or approved by Purchaser.  Purchaser shall notify the Selling Entities of any matters which render the title to any Owned Real Property unsatisfactory to Purchaser.  Nothing herein contained shall be deemed a waiver by Purchaser of any objections or exceptions to, or defects in, the title to any Owned Real Property arising after the date of such commitment and prior to the Transfer Date.  The Selling Entities agree to furnish such indemnities as may be required by the title insurance company and affidavits or such other documents, in each case, as may be required to vest in Purchaser good and marketable title in fee simple to such Owned Real Property, free and clear as described above.

6.11                        Honsberg Sublease

Honsberg and the relevant Purchasing Entity shall have entered into an agreement on terms and conditions satisfactory to the Parties for the sublease (the “Honsberg Sublease”)

of the real property currently leased by Honsberg in connection with the Business.  The Honsberg Sublease shall be in full force and effect and shall have been consented to by the landlord with respect to the Honsberg property.  Among other terms and conditions the Honsberg Sublease shall contain (a) a covenant by Honsberg, upon the written request and at the expense of the relevant Purchasing Entity, to exercise any available renewal option(s) under the Honsberg master lease, and (b) a covenant by the relevant Purchasing Entity to extend the term of the sublease for the same period covered by any renewal option exercised by Honsberg at the Purchasing Entity’s request.

(Article 7 follows)

ARTICLE 7.
Conditions Precedent to the Obligations of the Selling Entities to Close

Each and every obligation of the Selling Entities to be performed at Closing shall be subject to the satisfaction of each of the following conditions:

7.1                               Representations and Warranties True

The representations and warranties made by the Purchasing Entities in this Agreement shall be true and correct in all respects on the Transfer Date as if made again and reaffirmed on such date, except where the failure of such representations and warranties to be so true and correct would not have or result in, individually or in the aggregate, a material adverse effect on the Purchasing Entities.

7.2                               Compliance With Agreement

Each of the Purchasing Entities shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by it on or prior to the Transfer Date.

7.3                               No Litigation

No investigation, suit, action or other judicial or governmental proceeding shall be pending or threatened before any court or Governmental Body which may result in the restraint or prohibition, or the obtaining of substantial damages in connection with this Agreement or the consummation of the transactions provided for in this Agreement.

7.4                               Proceedings and Instruments Satisfactory

All proceedings to be taken by any Purchasing Entity in connection with the transactions provided for in this Agreement, and all related documents, shall be reasonably satisfactory in form and substance to the Selling Entities; and the Purchasing Entities shall have made available to the Selling Entities for examination the originals or copies of all documents which it may reasonably request in connection with said transactions.

7.5                               Consents and Approvals

The Parties shall have obtained all necessary and material authorizations, consents and approvals required for the valid consummation of the transactions provided for in this Agreement, and each of them shall be in full force and effect.  Without limiting the generality of the foregoing, (a) if applicable, the time period under the HSR Act shall have expired, and no adverse action shall have been threatened or instituted in connection therewith, (b) if applicable, the German Federal Cartel Office shall have approved or been deemed to have approved the transactions provided for in this Agreement, and (c) there shall have been received by CMUK deeds irrevocably executed and delivered by the Purchaser and/or another Purchasing Entity and the trustees of the relevant plan to substitute Purchaser and/or another Asset Purchasing Entity for CMUK as principal employer of the CMUK Plan, the CMUK Supplementary Plan and the CMUK DC Plan, which deeds shall be in the form set out in Exhibit D in respect of the Cincinnati Machine Pension Plan and in a form reasonably acceptable to the Selling Entities and the Purchaser, but consistent with the principles reflected in the deed set out in Exhibit D, in respect of the CMUK DC Plan and the Cincinnati Machine Supplementary Pension Plan (the “Plan Deeds”).  If the UK Inland Revenue does not approve any of the substitutions referred to in (c) of this Section 7.5, the Purchaser shall procure that a company acceptable to the UK Inland Revenue and the trustees of the relevant plan is made principal employer of that plan with effect from the Transfer Date on materially the same terms as contained in the Plan Deeds.

7.6                               Purchase Price

Mainco shall have delivered to UNOVA the R&B Cash Payment, and Purchaser shall have delivered to UNOVA the following:

(a)                                  The Cash Payment; and

(b)                                 The Secured Note, duly executed by Purchaser.

7.7                               Instruments of Assumption

Purchaser and the other Asset Purchasing Entities shall have executed and delivered to the applicable Selling Entities instruments of assumption sufficient for Purchaser and the other Asset Purchasing Entities to assume the Assumed Liabilities applicable to the Purchased Assets acquired by them respectively.  The Purchasing Entities shall also deliver a certificate of the Secretary or an Assistant Secretary (or local equivalent) of each of such Persons setting forth a copy of the resolutions duly adopted by their Boards of Directors authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby

7.8                               Performance Bonds

Each of Purchaser and the other Purchasing Entities shall have substituted its credit (and the credit of the Cincinnati Lamb Group) for the credit of UNOVA or its subsidiaries under any instrument or agreement (the “Performance Bonds”) securing the obligations of the Cincinnati Lamb Group under any of their executory contracts, including without limitation those contracts and agreements set forth on Schedules 3.8(h) and (j), for the face amount of the Performance Bonds in the aggregate amount of $9,000,000 plus the amount of any Performance Bonds related to bid tenders that are not cancelable within 30 days following the Transfer Date (the “Required Performance Bond Amount”); provided, however, that to the extent that such substitution is not feasible on the Transfer Date, Purchaser and the other Purchasing Entities shall have provided backup letters of credit acceptable to UNOVA and the issuers of the applicable Performance Bonds (“Backup L/Cs”) in the aggregate amount of the Required Performance Bond Amount.

7.9                               Transitional Services Agreements

Purchaser and any other Purchasing Entities who are parties to a Transitional Services Agreement shall have executed and delivered to UIASI the Transitional Services Agreements.

7.10                        Consent of UNOVA’s Lender

UNOVA shall have received the consent of its senior lender to the transactions provided for in this Agreement.

(Article 8 follows)

ARTICLE 8.
Further Requirements

8.1                               Access to Books and Records

(a)                                  From and after the Agreement Date, the Purchasing Entities and their authorized representatives shall have reasonable access, during normal business hours and upon reasonable notice, to inspect and examine and the right to photocopy all books of account and records of the Selling Entities in respect of the Business or the Transferred Subsidiaries that relate to the affairs and business of the Cincinnati Lamb Group conducted on or prior to the Transfer Date; provided that such inspection, examination and photocopying shall be conducted so as not to unreasonably interfere with the Business.

(b)                                 From and after the Transfer Date, the Selling Entities and their authorized representatives shall have reasonable access, during normal business hours and upon reasonable notice, to inspect and examine and the right to photocopy all books of account and records transferred to the Purchasing Entities pursuant to this Agreement that relate to the affairs and business of the Cincinnati Lamb Group conducted on or prior to the Transfer Date; provided that such inspection, examination and photocopying shall be conducted so as not to unreasonably interfere with the Business.  To the extent that any books and that constitute Excluded Assets pursuant to Section 1.2(h) are commingled with the books and records transferred to the Purchasing Entities hereunder, the Purchasing Entities shall notify the applicable Selling Entities before destroying any of such books and records and shall afford the Selling Entities a reasonable opportunity to photocopy or take possession of the same.

8.2                               Further Instruments and Assurances

From and after the Agreement Date, each of the Parties shall use it reasonable best efforts to take, or cause to be taken, such other action as may be required to fully and effectively carry out the transactions contemplated by this Agreement.

8.3                               Litigation Cooperation

(a)                                  Specified Litigation

Set forth on Exhibit E is a list of certain Employees (the “Litigation Required Employees”) whose assistance and cooperation is required in connection with the pending litigation specified on Exhibit E (the “Specified Litigation”), and the percentage of each such Employee’s time estimated to be required to provide such assistance and cooperation.  Purchaser and the other Purchasing Entities agree to continue the employment in the Business of each of the Litigation Required Employees at no less than their current level of compensation until such time as the Specified Litigation has been fully and finally resolved (the “Litigation Termination Date”); provided, however, that during such time, UNOVA shall reimburse Purchaser and other Purchasing Entities, as applicable, for the percentage of the direct compensation (salary and fringe benefits) of the Litigation Required Employees specified on Exhibit E and reasonable out-of-pocket costs incurred by those Employees in participating in the Specified Litigation; and provided further, that if Purchaser or another Purchasing Entity would not offer to employ or would terminate any of the Litigation Required Employees but for this Section 8.3(a), UNOVA shall reimburse Purchaser or another Purchasing Entity, as applicable, for the full salary and fringe benefits of such employee, but in such case, neither Purchaser nor any Purchasing Entity shall require such employee to work in the Business.  If any of the Litigation Required Employees is terminated by Purchaser or any other Purchasing Entity within 30 days following the Litigation Termination Date, UNOVA shall reimburse Purchaser or the applicable Purchasing Entity for the severance payable to such individual to the extent of any severance that would be payable to such individual under UIASI’s severance plan if he were terminated on the Transfer Date.

(b)                                  Other Retained Litigation

Purchaser and the other Purchasing Entities shall, at the request of UNOVA and without charge to the Selling Entities, use their best efforts to assist and cooperate fully with the Selling Entities in connection with the defense and settlement of all Retained Litigation other than the Specified Litigation (the “Other Retained Litigation”).  Such assistance and cooperation shall include without limitation making the relevant books and the relevant Continuing Employees available to the Selling Entities.

(c)                                  Unknown Litigation

Except as provided in Section 8.3(a) and (b) above with respect to Specified Litigation and the Other Retained Litigation, if any Party is a party to any suit, action, proceeding or investigation concerning the Business conducted on or prior to the Transfer Date (excluding any such suit, action, proceeding or investigation between any of the Selling Entities, on the one hand, and any Purchasing Entity, on the other hand), the Parties shall, upon the request of the Party involved in such litigation and without charge to such Party, use their best efforts to assist and cooperate fully with such Party in connection with such litigation.

(d)                                  Control of Retained Litigation

Notwithstanding anything to the contrary contained in this Agreement, the Selling Entities shall have control of the defense, investigation and settlement of the Retained Litigation; provided however, that the Selling Entities shall not make any admission of liability or enter into any settlement, adjustment or compromise of any Retained Litigation without the prior written consent of the applicable Purchasing Entities, which consent shall not be unreasonably withheld or delayed, if as a result of such admission, settlement, adjustment or compromise an injunction or other non-monetary relief would be imposed against any of the Purchasing Entities.

8.4                               Certain Employee Matters

(a)                                  Employment

(i)                                    The Selling Entities and the Purchaser acknowledge and agree that the German Civil Code and the Transfer of Undertakings (Protection of Employment Regulations) 1981 (“TUPE”) apply to the sale of Honsberg, UNOVA UK and CMUK respectively (collectively, the “Transferring Selling Entities”) and that accordingly all the rights, powers, duties and liabilities under or in connection with any contract of employment with the Employees assigned to the Transferring Selling Entities (the “Transferring Employees”) still in force immediately before the Transfer Date shall be transferred to the Purchaser with effect from the Transfer Date.  The Purchaser will (subject to the terms of this Agreement) comply with the requirements of the German Civil Code and TUPE in relation to the Transferring Employees.

(ii)                                To the extent that it has not already done so as of the date of this Agreement, the Purchaser shall provide the Transferring Selling Entities with information which the Purchaser is required to supply pursuant to Regulation 10(3) of TUPE, and subject to the provision of such information, UNOVA UK and CMUK agree to comply with their obligations under Regulation 10 of TUPE.

(iii)                            Without prejudice to the Transferring Employees referred to above, as soon as practicable following the Agreement Date, Purchaser or the applicable Purchasing Entity shall offer employment (and with respect to the Employees of the Transferred Subsidiaries, shall cause the Transferred Subsidiaries to continue their employment) as of the Transfer Date to all of those Employees who are not Transferring Employees at their current work sites or a work site in the same country and not more than 35 miles from the current site, at their current rates of pay and with fringe benefits that in the aggregate are comparable to those that they currently receive.  Those Employees who are not Transferring Employees and who accept such offer (or who continue to be employed by either of the Transferred Subsidiaries) are referred to collectively as the “Continuing Employees.”  Nothing in this Agreement requires Purchaser or any Purchasing Entity to maintain any Continuing Employee’s employment (other than the Litigation Required Employees) for any minimum period, nor prohibits Purchaser or any Purchasing Entity from requiring employees from time to time to spend up to sixty percent (60%) of their work time at locations that are in a different country or more that 35 miles from their existing work site, if reasonably required for the efficient operation of the Business under circumstances that are permissible under local labor Laws.  Nothing in this Agreement creates any third-party beneficiary rights with respect to employment of any Employee.  The preceding sentences are deemed modified to the extent inconsistent with the German Civil Code and TUPE.

(iv)                               The Purchaser Subsidiary acquiring the Purchased Assets from Honsberg will inform the Employees of Honsberg of the transfer of the business and the transfer of their employment relationships to such Purchaser Subsidiary pursuant to and with the required content provided in Section 613a Para 5 German Civil Code prior to the Transfer Date.  If any of the Employees of Honsberg object to such transfer of employment, or subsequently bring claims against Honsberg in connection with the transfer of their employment to the Purchaser, the Purchaser shall indemnify Honsberg from all such claims, obligations and liabilities in connection with the continuation, the termination and/or the winding-up of the respective employment relation.  Apart therefrom, Honsberg will use reasonable endeavors to provide all necessary information, assistance and support in order to enable the Purchaser Subsidiary to properly fulfill the information requirements according to Section 613a Para 5 German Civil Code.

(v)                                   Each of UNOVA UK and CMUK undertakes to the Purchaser and the applicable Purchasing Entity that it shall comply in all respects with Part IV of the Trade Union and Labour Relations (Consolidation) Act of 1992, and that it shall use reasonable efforts to provide to the Purchaser or the applicable Purchasing Entity such information as the latter may reasonably request in writing to verify such compliance.

(vi)                               The Parties further agree that (A) the provisions of this Section 8.4(a) are deemed modified to the extent inconsistent with the Korean Labor Standards Act and the Labor Union and Labor Relation Adjustment Act, if applicable, (B) the Purchaser or the applicable Purchasing Entity shall not dismiss any Employees of CM Korea without a justifiable reason under Korean law, and (C) the Purchaser or the applicable Purchasing Entity shall not modify the employment terms and conditions of CM Korea’s employees, unless such modification is made in accordance with the employment regulations of CM Korea or with prior written consent thereto by the labor union, if any, or the majority of CM Korea’s Employees.

(b)                                  Certain Employee Benefits

(i)                                    Past Service Credit

Purchaser and any applicable Purchasing Entity shall credit the Continuing Employees with their respective years of continuous service with UNOVA or its Affiliates for purposes of eligibility and vesting under Purchaser’s or the applicable Purchasing Entity’s employee benefit plans.

(ii)                                Benefits under the Selling Entities’ Plans

The Selling Entities shall cease accrual of benefits as of the Transfer Date with respect to any Continuing Employee under any of their employee benefit plans that are not assumed by Purchaser or any Purchasing Entity.  Purchaser or the applicable Purchasing Entity shall cause to be paid when due the obligations to any Continuing Employee under any employee benefit plan of the Selling Entities that are included in the Assumed Liabilities.

(iii)                            U.S. Medical and Health Plan

Purchaser will have in effect in the United States by December 31, 2005 a group insurance program under which Employees of the Cincinnati Lamb U.S. division (the

“U.S. Employees”) will be permitted to participate in benefits consisting of medical, hospital, life and dental insurance benefits.  Eligibility for, the benefits of (including the reservation by Purchaser of the right to terminate or amend such program in whole or in part at any time), and the amount, if any, of employee contributions toward, such group insurance program will be determined by Purchaser except that the Purchaser’s group insurance with respect to U.S. Employees will:

(A)                              Waive application of its pre-existing conditions provision to any U.S. Employee or covered dependent for any medical condition such U.S. Employee or covered dependent has as of the Transfer Date unless such condition was or would have been excluded from coverage as a pre-existing condition under the applicable Selling Entity’s group insurance program covering such U.S. Employee or covered dependent as of the Transfer Date; and

(B)                                Credit each U.S. Employee in the Purchaser’s program plan year with eligible expenses incurred by, and claims paid on behalf of, such U.S. Employee in the current program plan year of the Selling Entity’s group insurance program applicable to such Employee for purposes of satisfying the deductible provisions, the out-of-pocket maximum provisions and the maximum coverage provisions of the Purchaser group insurance program, but only to the extent the Purchaser program plan year overlaps with the applicable Selling Entities current program plan year.

(iv)                               Purchaser’s 401(k) Plan

Purchaser shall offer all Continuing Employees the opportunity to enroll in Purchaser’s 401(k) plan (the “Purchaser’s 401(k) Plan”) subject to the enrollment requirements of the Purchaser’s 401(k) Plan.  Except as otherwise provided below with respect to the “FSSP/UPP Transition Period” (as defined below), as soon as Purchaser shall have reasonably concluded that UNOVA’s 401(k) plan (the “FSSP”) is tax-qualified, it shall cause the Purchaser’s 401(k) Plan to accept the direct rollover of the pre-tax account balance under the FSSP of any Continuing Employee who elects to enroll as an active participant in the Purchaser’s 401(k) Plan and to have such account balance transferred to the Purchaser’s 401(k) Plan.  UNOVA shall cause the Plan Administrator designated under the FSSP to extend the repayment period of a loan of any Continuing Employee from 30 days to 90 days following the Transfer Date, it being understood that any such loan that is not repaid by the end of the calendar quarter after the calendar quarter when the most recent installment was due will be deemed to be in default.  If requested by Purchaser and if legally permissible, UNOVA shall permit the employees of the Cincinnati Lamb U.S. division who become Continuing Employees to continue to participate in the FSSP and the UNOVA Pension Plan (the “UPP “) for a period of up to six months following the Transfer Date (the “FSSP/UPP Transition Period”) “; provided that in such event, Purchaser shall pay to UNOVA (or, in the sole discretion of UNOVA, directly to the FSSP or the UPP, as the case may be) the contributions, costs and administrative charges relative to the benefits earned by such employees while participating in the FSSP and UPP during the FSSP/UPP Transition Period.  The payments of contributions, costs and administrative charges described in the preceding sentence shall be made promptly after each payroll period.  In the case of contributions relative to benefits earned by Continuing Employees under the FSSP, payments for each payroll period shall include all employee contributions and related employer matching contributions for such payroll period.  In the case of contributions relative to benefits earned by Continuing Employees under the UPP, payments for each payroll period shall include a pro-rata portion of the required annual employer contribution to the UPP, determined by dividing the projected annual employer contribution to the UPP for Continuing Employees (as determined by the actuary for the UPP) by the number of payroll periods over which Continuing Employees accrue benefits in the UPP during the year.  In the event that Purchaser fails to make such payments as required, UNOVA shall be entitled to immediately terminate the participation of such employees in the FSSP and UPP.  Purchaser shall take all steps required to maintain the tax-qualified status of the FSSP and the UPP (as determined by UNOVA in its sole discretion, and including, if necessary, adopting the FSSP and UPP as a co-sponsor), and shall cooperate with UNOVA in making any filings required by any Governmental Body with respect to the FSSP and the UPP.

(v)                                   U.K. Pension Plans

Effective as of the Transfer Date, Purchaser will procure that one of the Purchasing Entities shall substitute itself as the principal employer under, and assume responsibility for and for debts and liabilities arising under the Cincinnati Machine Pension Plan (the “CMUK Plan”), the Cincinnati Machine Supplementary Pension Plan (the “CMUK Supplementary Plan”), and CMUK DC Plan and shall  on or before the Transfer Date execute and deliver to CMUK Plan Deeds to effect such substitution.  The relevant Purchasing Entity shall be responsible for any accrued contributions payable to the CMUK Plan.

(c)                                  Certain Retained Responsibility

UNOVA shall bear and discharge any and all liability to any present or former employee of the Cincinnati Lamb Group arising from his or her employment by the Cincinnati Lamb Group accrued on or prior to the Transfer Date under the Employee Benefit Plans, except where liability is transferred to the CMUK DC Plan or as otherwise provided in Sections 5.11 and 8.4(b)(v) with respect to the U.K Pension Plans and as provided in Section 1.6(l) with respect to FAS 106 Liabilities.

(d)                                  WARN Act

Purchaser and the Purchasing Entities shall comply with the applicable provisions of the Worker Adjustment and Retraining Notification Act of 1988 and any similar federal, state or local Law, regarding the Employees and their employment with Purchaser or any Purchasing Entity following the Transfer Date, and shall indemnify the Selling Entities in respect thereof.  The Selling Entities shall comply with the applicable provisions of the WARN Act and any similar federal, state or local law regarding the Employees and their employment with the Selling Entities prior to or as of the Transfer Date, and shall, subject to satisfaction of the covenants of the Purchasing Entities in Section 8.4(a), indemnify Purchaser and Purchasing Entities for their Losses in respect thereof.

(e)                                  Certain Agreements Regarding Severance

(i)                                     Purchaser and the applicable Purchasing Entity shall be responsible for any severance and other amounts payable to any Employee below the level of Director to whom Purchaser or the applicable Purchasing Entity does not offer employment or offers employment at a location in the same country that is over 35 miles from his or her work site on the Transfer Date or offers employment in another country, in each case, on the terms set forth on Exhibit F (the “Severance Terms”); provided, however, that the Selling Entities shall be responsible for all severance payable pursuant to any individual written employment agreements other than written employment agreements with Honsberg, UNOVA UK and CMUK for Employees below the executive officer level.  Each of the Purchaser and the applicable Purchasing Entities covenants and agrees that if an Employee at or above the Director level is not offered employment pursuant to this Agreement and is paid severance by any of the Selling Entities under this Section 8.4(e), then for a period of 12 months following the Transfer Date the Purchaser and the Purchasing Entities shall not, and shall not permit any of their Affiliates to, hire or otherwise employ such Employee.  In the event that any Continuing Employee at the level of Director or above is terminated by Purchaser or a Purchasing Entity before the expiration of the period of earned severance as indicated on Exhibit F, Purchaser shall pay such individual the amount of such earned severance,, less the period of employment with Purchaser.

(ii)                                  In the event that the restructure of Lamb U.K. (the “Lamb U.K. Restructure Plan”) shall not have been completed by the Selling Entities prior to the Transfer Date, UNOVA shall loan Purchaser and/or the relevant Purchasing Entity the amount of cash allocated in the Lamb U.K. Restructure Plan for the severance of any Continuing Employee who is identified as part of the Lamb U.K. Restructure Plan.  Purchaser shall deliver to UNOVA a note in the amount of £778,000 (the “Lamb U.K. Restructure Note”).  The Lamb U.K. Restructure Note shall bear interest at the rate of annual LIBOR + 2% and shall be payable on the one year anniversary of the Transfer Date.  The Lamb U.K. Restructure Note shall be unsecured.  Except as provided otherwise in this Section 8.4(e)(ii) or as consented to in writing by UNOVA, which consent will not be unreasonably withheld, the Lamb U.K. Restructure Note and credit documents relating to the Lamb U.K. Restructure Note will reflect terms and conditions and subordination provisions substantially similar to those between the Purchasing Entities and their senior lender as contemplated by the term sheet attached to this Agreement as Exhibit A.

(f)                                    Certain Agreements Regarding Personnel in Spain and France

The Purchasing Entities acknowledge that the Selling Entities utilize the personnel listed on Schedule 8.4(f) (“Certain Personnel”) in connection with the Business in Spain and France.  The Purchaser covenants and agrees that as soon as practicable, and in no event more than three months following the Transfer Date, Purchaser will in each of Spain and France (i) form an entity, or (ii) enter into a contract with a third party, in each case for the purpose of (A) offering employment to the Certain Personnel located in such country, and (B) discharging the obligations of the Purchasing Entities under Sections 8.4(a) through 8.4(e) of this Agreement with respect to the Selling Entities and the Certain Personnel who become Continuing Employees.  Purchaser agrees that, except as otherwise set forth in this Agreement, Purchaser shall indemnify the Selling Entities for any Loss incurred by the Selling Entities or their Affiliates in connection with the employment or termination of the Certain Personnel after the Transfer Date.

8.5                               Agreements Regarding Intellectual Property

(a)                                  Use of UNOVA Name and Mark

Notwithstanding the provisions of Section 1.2(i), from and after the Transfer Date, Purchaser and the Purchasing Entities shall be permitted to use, in the operation of the Business, (i) the existing inventories of raw materials, work-in-process and finished goods that bear the names “UNOVA” or “UNOVA Industrial Automation Systems, Inc.” or any variation thereof or any trademark relating thereto, or any acronym or abbreviation thereof (collectively, the “Seller Names”) for a reasonable period to exhaust such inventories, but in no event longer than six months following the Transfer Date, and (ii) existing stationery, packaging, shipping, invoices, purchase orders and similar supplies which bear any of the Seller Names for the period necessary to exhaust such supplies, but in no event longer than three months following the Transfer Date; provided, however, that in each case, Purchaser and the Purchasing Entities shall use reasonable efforts (to the extent commercially feasible) to overprint, overstamp, apply an appropriate label or otherwise obliterate the Seller Names on such items or shall otherwise indicate that the Business has been sold to Purchaser and the Purchasing Entities and is independent of any of the Selling Entities.  Purchaser and the Purchasing Entities shall not use or permit any of the Cincinnati Lamb Group to use the name “Cincinnati Milacron”, or any confusingly similar name or mark, or any trademarks (including applications and registrations therefor) relating thereto, or any acronym or abbreviation thereof.

(b)                                  Industrial Automation Systems

Effective as of the Transfer Date, the Selling Entities hereby grant to the Purchasing Entities a non-exclusive, worldwide, royalty free, perpetual right and license to use the name “Industrial Automation Systems” in connection with the Business; provided however that the Selling Entities shall continue to have the right and license to use the name Industrial Automation Systems in connection with the conduct of their operations after the Transfer Date, and further provided that the Selling Entities make no claim or representation to a prior exclusive right to use the name Industrial Automation Systems, it being understood that the name Industrial Automation Systems is in common usage by other third parties.  The right and license to the Purchasing Entities granted herein shall not include the right and license to use the name Industrial Automation Systems in combination with the name UNOVA or any business names in use by UNOVA in the United States or in any foreign countries (other than in connection with the Business), or any names confusingly similar thereto, except as described in Section 6.5(a) hereto.

(c)                                  Certain Licensed Intellectual Property

Except as otherwise provided in this Agreement, to the extent that Licensed Intellectual Property exists as of the Transfer Date that is used by the Cincinnati Lamb Group in the conduct of the Business, on the one hand, and is used by the remaining operations of UIASI or UNOVA UK in the conduct of their operations other than in the Business, on the other hand, the parties agree as follows:

(i)                                    Purchaser’s License of Licensed Intellectual Property

Effective as of the Transfer Date, the Purchasing Entities hereby grant to the Selling Entities, for the Selling Entities’ benefit, a non-exclusive, worldwide, royalty free, perpetual right and license to utilize any Licensed Intellectual Property, to continue to use such Licensed Intellectual Property other than in the Business.

(ii)                                Seller’s License of Licensed Intellectual Property.

Effective as of the Transfer Date, the Selling Entities hereby grant to the Purchasing Entities, for the Purchasing Entities’ benefit, a non-exclusive, worldwide, royalty free, perpetual right and license to utilize any Licensed Intellectual Property, to continue to use such intellectual property in the Business.

(d)                                  License Transfer

The Selling Entities, at their sole cost and expense, shall pay any costs or fees necessary for obtaining the transfer of software licenses relating primarily or exclusively to the Business.

8.6                               Exclusivity

Until the earlier of the Closing or termination of this Agreement, the Selling Entities shall not, and shall not permit or authorize any of their officers, directors, agents or representatives to, directly or indirectly, solicit or encourage any “Acquisition Proposals” (as defined below) or participate in any discussions or negotiations relating to an Acquisition Proposal relating, directly or indirectly, to the Cincinnati Lamb Group.  Until the earlier of the Closing or termination of this Agreement, UNOVA shall promptly notify Purchaser in writing of any such Acquisition Proposal or any communication or indication from any person that it or any other person is considering making such an Acquisition Proposal, whether oral or written.  The term “Acquisition Proposal” shall mean any proposal for any business combination involving the Cincinnati Lamb Group or the acquisition, directly or indirectly, of all or a portion of the Purchased Assets or the Shares.

8.7                               Taxes

(a)                                  Taxes Relating to the Business and the Transferred Subsidiaries

(i)                                     Subject to the provisions of Section 8.7(e), after the Transfer Date, the Selling Entities shall pay all Taxes with respect to the ownership, use or operation of the Purchased Assets on or prior to the Transfer Date and the Purchaser or its Affiliates shall pay all such Taxes with respect to the ownership, use or operation of the Purchased Assets after the Transfer Date.  Any and all real property Taxes, personal property Taxes, assessments, utilities, lease rentals, fuel and other charges applicable to the Purchased Assets that are payable in the year that includes the Transfer Date shall be pro-rated to the Transfer Date based on the percentage of the year prior to the Transfer Date, and such Taxes and other pro-rated amounts shall be allocated between the Parties by adjustment to the Purchase Price at the Closing.

(ii)                                  The Selling Entities shall be responsible for and shall indemnify the Purchaser or its Affiliate for any Tax liability of the Selling Entities (or any predecessors thereof) arising pursuant to Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or non-U.S. law).

(b)                                  Tax Returns

(i)                                    Consolidated Returns

Mainco and the Purchaser shall cause each of the Transferred Subsidiaries to consent to join, for all taxable periods ending on or before the Transfer Date for which it is eligible to do so, in all consolidated, combined, or unitary Tax Returns of or including the applicable Selling Entity or any member of its Affiliated Group that UNOVA requests it to join.  The Selling Entity shall prepare and file (or cause to be prepared and filed) all such consolidated, combined, or unitary Tax Returns which relate to the Transferred Subsidiaries, and shall pay (or cause to be paid) all Taxes to which such Tax Returns relate for all periods covered by such Tax Returns, except to the extent such Taxes are reflected on the Closing Balance Sheet (in which case Mainco or the Purchaser, as the case may be, shall promptly pay to the Selling Entity on demand an amount equal to such Taxes).  Such Tax Returns (and the taxable year that begins the day after the Transfer Date) shall be prepared in accordance with Treasury Regulations Section 1.1502-76 (or comparable provisions of state, provincial, local or foreign Tax Laws); provided however that no election under Treasury Regulations Section 1.1502-76(b)(2)(ii) (or comparable provisions of state, provincial, local or foreign Tax Laws) shall be made.

(ii)                                Separate Returns

Mainco and the Purchaser shall prepare (or cause to be prepared), execute, and timely file all Tax Returns of each of the applicable Transferred Subsidiaries (other than consolidated, combined, or unitary Tax Returns) for all periods ending on or prior to the Transfer Date and all periods that begin before the Transfer Date and end after the Transfer

Date that are required to be filed after the Transfer Date, and shall pay (or cause to be paid) all Taxes to which such Tax Returns relate for all periods covered by such Tax Returns.  All such Tax Returns shall be prepared in accordance with the past practice of the applicable Transferred Subsidiary, unless otherwise required by applicable Tax Law.  Mainco and the Purchaser shall permit UNOVA (on behalf of the applicable Selling Entity) to review and comment on each such Tax Return no later than thirty (30) days prior to the filing of such return and shall not file any such return without UNOVA’s written consent, which consent shall not be unreasonably withheld.

(c)                                  Tax Contests

With respect to any audit, court proceeding or other dispute with respect to any Tax matter (“Tax Contest”) that arises in a consolidated, combined or unitary Tax Return for a period ending on or before the Transfer Date that affects either of the Transferred Subsidiaries, any of the Selling Entities or any member of any Affiliated Group thereof, the common parent of the Affiliated Group shall have the right to represent the interests of the Transferred Subsidiary, the Selling Entity and other member of any Affiliated Group thereof, to employ counsel of its choice at its expense and to control the conduct of such Tax Contest, including settlement or other disposition thereof.  Mainco and the Purchaser shall have the right to control the conduct of any Tax Contest relating to either of the Transferred Subsidiaries with respect to any Tax matter arising in a period ending after the Transfer Date; provided, however, that UNOVA (on behalf of the applicable Selling Entity) shall have the right to fully participate in that portion of any Tax Contest relating to Taxes for which the Selling Entity may be responsible.

(d)                                  Cooperation

The Selling Entities, on the one hand, and the Purchasing Entities and the Cincinnati Lamb Group, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Cincinnati Lamb Group, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any Tax Contests.  Such cooperation shall include each Party making all information and documents in its possession relating to the relevant member of the Cincinnati Lamb Group available to the other Party.  The Parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate.  Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contests; provided, however, that the requesting Party shall reimburse the other Party on a time and materials basis for any such cooperation.  Any information or documents provided under this paragraph shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contests.  Each of the Parties shall, upon request, use their reasonable efforts to obtain, at the expense of the requesting Party, any certificate or other document from any Tax authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated hereby).  Without limiting the generality of the foregoing, Purchaser shall timely deliver to UNOVA (as agent for the Selling Entities) any requested resale, exemption or similar certificate and shall give all notices as necessary to comply with the occasional sale/casual sale exemptions from sales Tax.

(e)                                  Transfer Taxes

The Selling Entities, on the one hand, and the Purchasing Entities, on the other hand, shall each be responsible for one-half of all real estate, transfer, sales, use, excise, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, and shall, at their own expense, file all necessary Tax Returns and other documentation with respect thereto.  The Parties shall cooperate with each other to minimize any such Taxes.

(f)                                    Employment Taxes

Purchaser, on behalf of the Purchasing Entities, shall prepare and furnish to each of the Continuing Employees following the Closing a Form W-2 that shall reflect all wages and compensation paid to such employee for the entire calendar year in which the Transfer Date occurs, and shall file with the Social Security Administration Forms W-2 (Copy A) with respect to such employees.  Each such Selling Entity shall furnish to Purchaser the Forms W-4 and W-5, as applicable, of each such employee.  It is the intent of the Parties hereunder that the obligations of Purchaser and the Selling Entities under this Section 8.7(f) shall be carried out in accordance with Section 5 of Revenue Procedure 2004-53.

(g)                                 Section 338(h)(10) Elections.

(i)                                     At the option of UNOVA, Mainco shall join with UNOVA and UIASI in making an election under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local Law (the “Section 338(h)(10) Elections”) with respect to the purchase and sale of the R&B Shares hereunder.

(ii)                                  Mainco shall assist UNOVA and UIASI in the preparation of Form 8023 and any accompanying schedules required under Section 338(h)(10) of the Code and any corresponding or similar provisions of foreign, state, provincial or local Law.  Mainco shall execute Form 8023 and any accompanying schedules and such other documents or forms (the “Section 338 Forms”) at the Closing or at such other time as UNOVA may request or as required by the Code in order to effectuate the Section 338(h)(10) Elections.  Except as required pursuant to applicable Law or a determination (as defined in Section 1313 of the Code or any similar provision of Law), Mainco and UNOVA shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, Form 8023 and any accompanying schedules and such other documents and forms as are requested by UNOVA to effectuate the Section 338(h)(10) Elections.

(h)                                 Section 338(g) Election

Upon the request by Mainco, UNOVA shall take (and shall cause its subsidiaries to take) all actions necessary and appropriate (including timely filing such forms, Tax Returns, elections, schedules and other documents as may be required), to effect and preserve a timely Section 338(g) election in accordance with the requirements of Section 338 of the Code (and any corresponding elections under state, local or foreign Law) with respect to the Purchaser’s or its Affiliates acquisition of the CM Korea Shares.  The parties shall report the sale of the CM Korea Shares pursuant to this Agreement consistently with the Section 338(g) election and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any taxing authority, or otherwise.

(i)                                    Interpretation

The provisions of this Section 8.7 shall control over any conflicting provisions of Article 11.

(j)                                    Tax Treatment

(i)                                     It is the intent of the Parties that the Transactions shall be treated, in their entirety, as a fully taxable sale or exchange of the Purchased Assets and qualified stock purchases (within the meaning of Section 338 of the Code) with respect to the Shares, and each of the Parties shall not take any position on any Tax Return inconsistent with such intent.  From and after the date of this Agreement, each of the Parties shall use all commercially reasonable efforts to cause the Transactions to be treated, and shall not knowingly take any actions or cause any actions to be taken that could prevent the Transactions from being treated, as a fully taxable sale or exchange.

(ii)                                  Any indemnification payments made pursuant to this Agreement shall be treated by the Parties, to the extent permitted by applicable Law, as a purchase price adjustment, unless determined otherwise in a final determination as defined in Section 1313 of the Code.

8.8                               Settlement of Intercompany Accounts

On the Transfer Date, the Selling Entities shall cause all intercompany payables and receivables (other than trade payables or receivables) to be settled.

8.9                               Cash of the Transferred Subsidiaries

UNOVA shall use reasonable efforts to reduce any cash balance of either of the Transferred Subsidiaries prior to the Transfer Date.  To the extent that either of the Transferred Subsidiaries has a cash balance as of the Transfer Date, within ten days following the Transfer Date, Purchaser shall cause such Transferred Subsidiary to pay such cash balance to UNOVA.

8.10                        Performance Bonds

To the extent that Purchaser or another Purchasing Entity shall not have substituted its credit and/or the credit of the Cincinnati Lamb Group under any of the Performance Bonds to the extent provided in Section 7.8, the Purchasing Entities shall effect such substitution and to have the Selling Entities released from liability under such Performance Bonds within one year following the Transfer Date.  Pending such substitution, Purchaser shall reimburse the Selling Entities for all costs incurred by Selling Entities in maintaining the Performance Bonds and shall pay such amounts promptly upon receipt of an invoice therefor.  In the event that the customer under any executory contract secured by any of the Performance Bonds shall draw on the Performance Bonds for any reason, the applicable Selling Entities shall be entitled to immediate reimbursement from Purchaser for the amount so drawn plus all associated costs incurred by the Selling Entities.  The Selling Entities shall be entitled to draw on the Backup L/Cs in connection with such reimbursement, and if the Backup L/Cs are insufficient to reimburse the Selling Entities, Purchaser shall immediately pay to the Selling Entities the amount of any such shortfall in cash.

8.11                        Name

(a)                                  On or as soon as practicable after the Transfer Date, Honsberg will change its corporate name to a name that is dissimilar to its existing corporate name and each of CMUK, Cincinnati Machine U.K. Holdings Limited and Cincinnati Machine Holdings U.K. Limited will change its name to a name that does not include “Cincinnati Machine.”  UIASI and UNOVA UK, in their capacity as shareholders of Honsberg, agree to pass the necessary shareholder’s resolutions on or as soon as practicable after the Transfer Date and to ensure that Honsberg will file the change of name with the commercial register immediately thereafter.  From and after the Transfer Date, each of Honsberg, CMUK, Cincinnati Machine U.K. Holdings Limited and Cincinnati Machine Holdings U.K. Limited will not use any name similar to or likely to be confused with its existing name.

(b)                                 On or as soon as practicable after the Transfer Date, Purchaser will change the corporate name of UII to a name that does not include “UNOVA.”  From and after the Transfer Date, Purchaser and the Purchasing Entities will not use any name similar to or likely to be confused with “UNOVA.”

8.12                        Notice to Director of Investments

No later than thirty (30) days from the Transfer Date, Purchaser and/or another Purchasing Entity shall file a notification of its investment contemplated by this Agreement with the Director of Investments in satisfaction of the Investment Canada Act (Canada).

8.13                        Trade Name Registrations

                                                On or as soon as practicable after the Transfer Date, the Selling Entities shall execute the assignment documents prepared by the Purchasing Entities reasonably necessary to transfer and assign all trade name registrations for the trade names which form part of the Purchased Asset and the relevant Governmental Body.  The Parties hereto agree to cooperate fully for an orderly transfer of such registrations.

8.14                        Authorization; Mail

The Selling Entities agree that they will promptly transfer and deliver to the Purchaser any cash or other property that the Selling Entities may receive in respect of any receivables or other items which shall be transferred to Purchaser or another Purchasing Entity as provided herein.  The Selling Entities authorize and empower the Purchaser and the other Purchasing Entities from and after the Transfer Date (a) to receive and open mail addressed to them and (b) to deal with the contents thereof in any manner the Purchaser or the applicable Purchasing Entity sees fit, provided such mail and the contents thereof relate to the Purchased Assets or otherwise to their Business or to any of the Assumed Liabilities.  The Selling Entities agree to deliver to the Purchaser promptly upon receipt and identification any mail, checks or other documents received by it pertaining to the Purchased Assets or otherwise to the Selling Entities or any of the Assumed Liabilities.

8.15                        Post-Closing Cooperation

To the extent not already provided for under this Agreement, each of the parties shall cooperate fully, as and to the extent reasonably requested by the other parties, in providing information that may be required by such parties in connection with their respective audit, securities compliance and reporting and similar post-Closing activities related to the transactions contemplated by this Agreement.

8.16                        Cooperation Regarding U.K. Properties

(a)                                  Definitions

For the purposes of this Section 8.16, the following definitions shall apply:

(i)                                     “Actual Completion Date” means in relation to each of the U.K. Properties the date on which that Property is transferred, conveyed or assigned to the Purchasing Entity.

(ii)                                  “Assurances” means the transfers, conveyances or assignments of the U.K. Properties and “Assurance” shall mean any one of them

(iii)                               “Freehold Property” means the U.K. Properties as designated on Schedule 8.16.

(iv)                              “Landlord’s Consent” means any reversioner’s consent to an assignment required under the terms of any lease relating to that Leasehold Property.

(v)                                 “Leasehold Properties” means the leasehold properties occupied by the Selling Entities for the purposes of the U.K. portion of the Business which are described in Schedule 8.16 and “Leasehold Property” means any one of them

(vi)                              “Registered Properties” means the U.K. Properties as designated on Schedule 8.16;

(vii)                           “Relevant Properties” means those Leasehold Properties which require Landlord’s Consent to assign the relevant property lease and “Relevant Property” shall mean any one of them.

(viii)                        “U.K. Properties” means those freehold and leasehold premises occupied by the relevant Selling Entities for the purposes of the UK portion of the Business which are set out at Schedule 8.16, which schedule shall be agreed and attached to this Agreement within two business days of the date hereof.

(b)                                  Matters Affecting the U.K. Properties

The U.K. Properties are sold subject to and with the benefit of:

(i)                                     In the case of the Registered Properties, the exceptions, reservations and covenants (except charges to secure the repayment of money) contained or referred to in the charges registers of their respective title numbers;

(ii)                                  In the case of the Leasehold Properties, the covenants and conditions on the part of the tenant contained in the leases under which the relevant property is held;

(iii)                               All local land charges; and

(iv)                              All notices served and orders, demands, proposals or requirements made, by any local or other public authorities.

(c)                                  Landlord’s Consents

(i)                                     The sale of the Relevant Properties is subject to the relevant Selling Entity which occupies the relevant Leasehold Property obtaining Landlord’s Consent in respect of that property.

(ii)                                  The relevant Selling Entity shall as soon as reasonably practicable and at its own cost apply for and use all reasonable endeavours to obtain Landlord’s Consent as soon as possible.

(iii)                               The Purchasing Entity shall use all reasonable efforts to assist the relevant Selling Entity in obtaining Landlord’s Consent and in particular shall promptly provide all such information and references as the relevant Selling Entity may reasonably require in relation to the obtaining of Landlord’s Consent and such other information as the landlord may be entitled to request under the terms of the relevant property lease.

(iv)                              The Purchasing Entity will enter into such covenants as may be reasonably required by the landlord of the Relevant Property and provide such additional security for the performance by the Purchasing Entity of the tenant’s covenants (whether by way of guarantee, rent deposit or bank guarantee) as the landlord may reasonably require.

(v)                                 The Purchasing Entity shall on and from the Transfer Date be permitted to enter into occupation of the Relevant Property as licensee of the relevant Selling Entity subject to the following provisions:

(A)                              The Purchasing Entity shall be entitled to receive all profit and other income from the Relevant Property;

(B)                                The Purchasing Entity shall pay or indemnify the relevant Selling Entity against all outgoings and expenses attributable to the Purchasing Entity’s period of occupation;

(C)                                The Purchasing Entity shall observe and perform all the covenants and conditions (excluding any alienation covenants) contained or referred to in the property lease relating to the Relevant Property (save that in respect of any covenants relating to the repair of the Relevant Property the Purchasing Entity’s liability shall be limited to keeping the Relevant Property in as good repair as when the Purchasing Entity went into occupation (fair wear and tear excepted)) and indemnify the relevant Selling Entity for any costs or liabilities as a result of any breach or non-observance or non-performance of such covenants and conditions;

(D)                               The relevant Selling Entity so far as it is lawfully able to do so shall permit the Purchasing Entity to remain in occupation of the Relevant Property; and

(E)                                 The Purchasing Entity shall not carry out any activity for which the consent of any third party may be required without such consent being obtained or carry out any such activity which would constitute a breach or non-observance of the covenants and conditions in the relevant property lease.

(d)                                  Completion

(i)                                     If the Landlord’s Consent is refused or has not been obtained within two months of the Transfer Date then both parties consider that the relevant landlord is acting unreasonably in refusing or withholding consent the relevant Selling Entity shall at the request of the Purchasing Entity and at the joint expense of the relevant Selling Entity and Purchasing Entity seek the opinion of a leading Counsel specialising in landlord and tenant law on whether the landlord is unreasonably withholding or has unreasonably refused consent to the assignment.

(ii)                                  If such leading Counsel advises that the landlord is unreasonably withholding or has unreasonably refused consent the relevant Selling Entity shall at the joint expense of both parties apply to a court of competent jurisdiction for a declaration that the landlord is acting unreasonably.

(iii)                               If the declaration is obtained the assignment of the Relevant Property shall be completed five business days thereafter.

(iv)                              If the declaration referred to in Section 8.16(c)(vi)(C) is refused or such leading Counsel advises that consent to assign will be refused or withheld the relevant Selling Entity shall as soon as reasonably practicable apply to the relevant landlord(s) for all necessary consents to the grant of an underlease of the Relevant Property to the Purchasing Entity for a term equal to the residue of the term of the relevant property lease less three days at a rent equal to and otherwise on the same terms as the said lease and the provisions of Sections 8.16(c)(iii) and 8.16(c)(iv) shall apply to the obtaining of such consent and if such consent is obtained the Selling Entity shall grant and the Purchasing Entity shall accept such underlease on the date five business days after the date of receipt of such consent.

(e)                                  Completion

(i)                                     Notwithstanding Sections 1.1, 1.2 and 2.1 of this Agreement, completion of the sale of the U.K. Properties shall take place:

(A)                              In the case of the Freehold Properties, those Leasehold Properties in respect of which Landlord’s Consent has been obtained and those Relevant Properties where Landlord’s Consent is not required, on the Transfer Date; and

(B)                                In the case of the remaining Relevant Properties in respect of which Landlord’s Consent is necessary but has not been obtained, by the date five business days after Landlord’s Consent has been obtained.

(ii)                                  On the Actual Completion Date the Purchasing Entity shall deliver to the relevant Selling Entity a duly executed Assurance in respect of each of the U.K. Properties.

(f)                                    Assurances

The Assurances will contain (where applicable):

(i)                                     A covenant by the Purchasing Entity with the relevant Selling Entity that the Purchasing Entity and its successors in title will observe and perform:

(A)                              The exceptions, reservations and covenants contained or referred to in the case of each of the Registered Properties, the entries (except those relating to charges to secure the repayment of money) appearing in the charges registers of their respective title numbers;

(B)                                In the case of the Leasehold Properties, the covenants and conditions on the part of the tenant contained in the relevant property leases;

and will indemnify and keep indemnified the relevant Selling Entity against all actions, claims, demands and proceedings taken or made against the relevant Selling Entity and all costs, damages, expenses, liabilities and losses incurred by the relevant Selling Entity as a result of the breach, non-performance or non-observance of the same; and

(ii)                                  (In the case of the Leasehold Properties) an agreement and declaration to the effect that the Selling Entity shall not be liable under any of the covenants set out in Sections 3 or 4 of the Law of Property (Miscellaneous Provisions) Act 1994 for the consequences of any breach of the terms of the property leases relating to their state and condition.

8.17                        Mexico VAT Deposit

The parties acknowledge that the Selling Entities expect to receive a refund of a deposit relating to value added taxes in Mexico (the “Mexico VAT Deposit”).  Each of the Purchasing Entities covenants and agrees to cooperate fully, as and to the extent reasonably requested by the Selling Entities and at the sole cost and expense of the Selling Entities, in obtaining the refund of the Mexico VAT Deposit, including but not limited to assisting the Selling Entities in submitting any necessary claims for the Mexico VAT Deposit and paying over to UNOVA any portion of the Mexico VAT Deposit received by such Purchasing Entity.

(Article 9 follows)

ARTICLE 9.
Noncompetition Agreement

9.1                               Noncompetition Agreement

For and in consideration of the benefits to be derived, directly and indirectly, from this Agreement, each of the Selling Entities covenants and agrees that for a period of five years (three years in Europe) following the Transfer Date, it shall not (and shall not permit any of its Affiliates to), own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected (as director, officer, employee, consultant, agent, independent contractor, or otherwise) in any other manner with any business activity constituting “Competitive Business” (as defined in Section 9.3) or any business substantially similar thereto in those places and locales where the Cincinnati Lamb Group has conducted and actively engaged in the Business on or prior to the Transfer Date.

9.2                               Limitations on Noncompetition Agreement

(a)                                  Notwithstanding anything in Section 9.1 to the contrary, the Selling Entities and their affiliates shall not be prohibited from (i) the continued conduct and operation of the Landis Grinding Systems operations of UIASI and UNOVA UK, (ii) any investment in Purchaser or its affiliates, (iii) the acquisition or investment in any corporation, company, partnership or other business entity (a “Company”) partially engaged in the Competitive Business provided that such activity does not exceed ten percent (10%) of the net revenues or net assets of such Company, (iv) the ownership of not more than ten percent (10%), in the aggregate, of any class of debt or equity security of any Company engaged in the Competitive Business provided that such security is traded on a national securities exchange or an inter-dealer quotation system, or (v) any investments made by the investment managers of UNOVA’s pension plans or the managers of UNOVA’s 401(k) plans or similar non-qualified retirement plans.

(b)                                 In the event that any provision of this Article 9 shall be held invalid, illegal, void, inoperative or unenforceable in an arbitration pursuant to Section 11.5 by reason of the geographic or business scope or the duration of such provision, such invalidity, illegality or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid, illegal, void, inoperative or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by Law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid, illegal, void, inoperative or unenforceable.

9.3                               Definition of Competitive Business

As used in this Agreement, the term “the Competitive Business” means the design, manufacture, sale and service of value-added manufacturing products and services for aerospace, equipment and general job shop markets, as conducted by the Cincinnati Lamb Group on the Transfer Date.

9.4                               Nonsolicitaiton

For a period of two years following the Transfer Date, the Selling Entities shall not (and shall not permit any of their Affiliates to), directly or indirectly, without the prior written consent of Purchaser, (a) solicit, offer to hire, entice away or hire any Continuing Employee as an employee, independent contractor or otherwise, or (b) divert or attempt to divert from Purchaser any business whatsoever included in the Business as conducted by the Cincinnati Lamb Group as of the Transfer Date by influencing or attempting to influence any current or former customer or supplier of the Business as of the Transfer Date.  The foregoing restrictions shall not prohibit general employment solicitations to the public or hiring of any Continuing Employee who contacts any of the Selling Entities in response to such general solicitation.

9.5                               Injunctive and Equitable Relief

The Selling Entities agree that the remedy of damages for any breach of Article 9 may be inadequate and that in the event of any such breach or threatened breach by UNOVA or its Affiliates, Purchaser or the applicable Purchasing Entity shall be entitled to injunctive relief in addition to any other remedy, at Law, in equity or under this Agreement to which it may be entitled.

(Article 10 follows)

ARTICLE 10.
Termination

10.1                        Termination

This Agreement may be terminated immediately upon the receipt of notice of termination as provided for in Section 10.2, and the transactions provided for in this Agreement may be abandoned, without liability on the part of the Party effecting such termination:

(a)                                  By mutual written consent of all of the Parties;

(b)                                 By any Party, if (i) any court of competent jurisdiction or any Governmental Body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii)  the Asset Sale and the Stock Sale have not been consummated on or before April 29, 2005 (the “Deadline Date”); provided, that (x) no party may terminate this Agreement pursuant to this clause (b) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before such date, and (y) if the Closing shall not have occurred by the Deadline Date by reason of nonsatisfaction of the conditions set forth in Sections 6.6(i) and (ii) or Sections 7.5(a) and (b) and all other conditions precedent in Articles 6 and 7 have been satisfied or are capable of being satisfied or, to the extent legally permissible, have been waived, the Deadline Date shall be the date two months after the Deadline Date (the “Extended Deadline Date”);

(c)                                  Subject to Section 2.2, by Purchaser, if any of the conditions of Article 6 of this Agreement have not been satisfied on or before the Deadline Date and have not been waived by the Purchasing Entities in writing; provided, however, that the foregoing termination right shall not exist to the extent that any Purchasing Entity has breached any of its material obligations hereunder;

(d)                                 Subject to Section 2.2, by UNOVA, if any of the conditions of Article 7 of this Agreement have not been satisfied on or before the Deadline Date and have not been waived by UNOVA in writing; provided, however, that the foregoing termination right shall not exist to the extent that one or more of the Selling Entities has breached any of its material obligations hereunder;

(e)                                  By any Purchasing Entity, if any of the Selling Entities or Transferred Subsidiaries files on or before the Transfer Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization or receivership is filed on or before the Transfer Date against any of the Selling Entities; or

(f)                                    By UNOVA, if a Purchasing Entity files on or before the Transfer Date a petition in bankruptcy, reorganization, liquidation or receivership or a petition in bankruptcy, reorganization or receivership is filed on or before the Transfer Date against a Purchasing Entity.

10.2                        Notice of Termination

Any Party terminating this Agreement in accordance with Section 10.1 shall give the other Parties prompt written notice of termination, setting forth in reasonable detail the cause of termination.

(Article 11 follows)

ARTICLE 11.
Indemnification

11.1                        Indemnification by the Selling Entities

In order to induce the Purchasing Entities to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Selling Entities (collectively, the “Indemnifying Selling Entities”) jointly and severally covenants and agrees to and shall indemnify the Purchasing Entities and their respective officers, directors and affiliates (collectively, the “Buying Interests”) and shall hold the Buying Interests harmless against and with respect to any and all losses, damages, costs or expenses (including reasonable attorneys’ fees and costs) (“Losses” or individually a “Loss”) suffered or incurred by the Buying Interests and resulting from or arising out of the matters described below in this Section 11.1.

(a)                                  Misrepresentation or Breach of Warranty

Any misrepresentation or breach of any of the representations and warranties of the Selling Entities set forth in this Agreement or any of the Related Agreements;

(b)                                  Breach of Covenant or Agreement

Any breach or nonfulfillment any of the covenants, agreements or other obligations of any of the Selling Entities set forth in this Agreement or any of the Related Agreements;

(c)                                  Excluded Liabilities

Any of the Excluded Liabilities;

(d)                                  R&B Liabilities

Any debt, liability or obligation of R&B (including Taxes) existing on and as of, or for the period prior to, the Transfer Date (the “R&B Liabilities”) and any Taxes of CM Korea or UII existing on and as of, or for the period prior to, the Transfer Date, including in both instances Taxes arising out of being members of an Affiliated Group;

(e)                                  Product Liability

Any Product Liability of either of the Transferred Subsidiaries arising from the use or operation of products sold or serviced in the Business, to the extent such claims arise out of losses or injuries which occur on or prior to the Transfer Date;

(f)                                    Retained Environmental Liabilities of Transferred Subsidiaries

With respect to any Transferred Subsidiary, any claim by a third party, including a Governmental Body, that relates to any matter or condition listed on Schedule 3.6(d) that constitutes, or is demonstrated to have constituted, a violation of any applicable Environmental Law as in effect on the Transfer Date, and (ii) any Loss arising from a condition at, on or under the Real Property, including the presence or release of any Hazardous Substance, to the extent that such condition is delineated during the Phase I or Phase II (with respect to this clause (ii), whether or not known on or before the Transfer Date);

(g)                                 Offsite Disposal

Any debt, liability or obligation arising out of a disposal by any of the Selling Entities in respect of the Business or any Transferred Subsidiary prior to the Transfer Date of a Hazardous Substance at any offsite disposal site (“Offsite Disposal”); and

(h)                                 Bulk Sales

Any liability or obligation relating to noncompliance with any applicable bulk sales or transfer Law or the other matters referenced in Section 1.12 including, without limitation non-compliance with the Retail Sales Tax Act (Ontario) in connection with the transactions contemplated under this Agreement.

11.2                        Indemnification by Purchasing Entities

In order to induce the Selling Entities to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchasing Entities (the “Indemnifying Purchasing Entities”) covenant and agree to and shall jointly and severally indemnify the Selling Entities and their respective officers, directors and affiliates (collectively, the “Selling Interests”) and shall jointly and severally hold the Selling Interests harmless against and with respect to any and all Losses suffered or incurred by the Selling Interests and resulting from or arising out of:

(a)                                  Misrepresentation or Breach of Warranty

Any misrepresentation or breach of warranty by a Purchasing Entity of any of its representations or warranties set forth in this Agreement;

(b)                                  Breach of Covenant or Agreement

Any breach or nonfulfillment by a Purchasing Entity of any of its respective covenants, agreements or other obligations set forth in this Agreement;

(c)                                  Assumed Liabilities

Any of the Assumed Liabilities;

(d)                                  Operations After Closing

The operation of the Business by Purchaser and the other Purchasing Entities following the Transfer Date, except to the extent that a Purchasing Entity is entitled to indemnification from the Indemnifying Selling Entities pursuant to Section 11.1;

(e)                                  Product Liability

Any Product Liability to the extent such claims arise out of losses or injuries which occurred after the Transfer Date;

(f)                                    Pension Liabilities

Any claims in relation to the CMUK Plan, the CMUK Supplementary Plan or the CMUK DC Plan (including without limitation any claim relating to a contribution notice issued under section 38 of the Pensions Act 2004, a financial support direction issued under section 43 of that Act, or a debt arising under section 75 of the Pension Act 1995) and any claim relating to current employees of the Lamb U.K. division as of the Transfer Date in respect of any period on or after the Transfer Date and, in the case of any such employee whose benefits are transferred from the UNOVA Pension Fund to the CMUK DC  Plan pursuant to Section 5.11, in respect of any period before, on or after the Transfer Date; and

(g)                                 Claims by Continuing Employees

Any claims by any Continuing Employee based on benefits provided or not provided by the Purchasing Entities or Transferred Subsidiaries following the Transfer Date, including without limitation claims for severance.

(h)                                 Performance Bonds

Any claims against any of the Selling Entities under the Performance Bonds.

11.3                        Claims for Reimbursement

In the event that any of the Buying Interests or the Selling Interests shall have (i) suffered any Loss, or (ii) received any notice of the commencement of any action, proceeding or investigation or the making of any claim or demand by a third party (a “Third Party Claim”), in each case, in respect of which indemnification may be sought by such party pursuant to this Article 11, the party who shall have suffered such Loss or received such notice of such Third Party Claim and who shall seek indemnification in respect thereof (the “Indemnified Party”) shall give either UNOVA (if the Indemnified Party is a Buying Interest), or Mainco or Purchaser (if the Indemnified Party is a Selling Interest), as the case may be (the “Indemnifying Party”), prompt written notice of such Loss or Third Party Claim setting forth in reasonable detail such information as it shall have pertaining thereto and the Indemnified Party’s demand for indemnification in respect thereof.

In the case of Third Party Claims, written notice thereof shall be given to the Indemnifying Party as promptly as practicable; provided, however, that the failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder if (i) such failure to give timely notice does not materially affect the ability or right of the Indemnifying Party to participate in the defense of such Third Party Claim and the Indemnifying Party is not otherwise materially prejudiced thereby, and (ii) actual notice is given to the Indemnifying Party within a reasonable time.

The Indemnifying Party shall have 30 days from the date of receipt of said notice (the “Investigation Period”) to investigate and dispute the nature, validity or amount of any such claim of Loss or Third Party Claim.  During the Investigation Period, the Indemnified Party shall cooperate with the Indemnifying Party for the purpose of such investigation and, without limitation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnified Party’s claim and the Indemnifying Party shall have reasonable access, during normal business hours, to the books, records and other documents of the Indemnified Party relating to such claim and shall have the right to take copies at its expense of such relevant books, records and documents for the purpose of such investigation.  In the event that the Indemnifying Party shall dispute the nature, validity or amount of a claim hereunder, the Indemnifying Party shall give the Indemnified Party written notice of such dispute within the Investigation Period, and the relevant Parties shall meet promptly thereafter and in good faith attempt to resolve such dispute.  To the extent that such Parties cannot resolve any dispute by agreement within 21 days following such notice of dispute, such dispute shall be resolved pursuant to Section 11.5.

In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of the Investigation Period, reimburse the Indemnified Party in full (subject to the limitations of Section 8.3 and Section 11.6) for such Loss, as set forth in the notice.  In the event that the Indemnifying Party shall dispute only the amount (and not the validity) of the claim, the Indemnifying Party shall, concurrently with the delivery of its notice of dispute, pay to the Indemnified Party any undisputed portion of the claim.

11.4                        Defense and Settlement of Third Party Claims

Except as otherwise provided in Section 8.3:

(a)                                  In the event of a Third Party Claim, the Indemnifying Party shall have the option to take control of the defense and investigation of such Third Party Claim, and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s sole cost, risk and expense (the “Direct Litigation Option”).  The Indemnifying Party may elect to exercise the Direct Litigation Option by giving prior written notice to the Indemnified Party.  If the Indemnifying Party so elects, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall permit access to the personnel of the Indemnified Party and to any relevant books, records and documents within the possession or control of the Indemnified Party in connection with such claim and to take copies of such relevant materials at the expense of the Indemnifying Party; provided, however, that the Indemnified Party may, at its own cost, participate in (but not control) such investigation, trial and defense of such Third Party Claim and any appeal arising therefrom.  If the Indemnifying Party does not elect the Direct Litigation Option, then the Indemnified Party shall defend against the Third Party Claim in the manner it deems appropriate.

(b)                                  The Indemnified Party (or the Indemnifying Party if it has exercised the Direct Litigation Option) shall not settle, adjust or compromise the Third Party Claim except with the prior consent of the Indemnifying Party (or the Indemnified Party), which consent shall not be unreasonably withheld.

(c)                                  In no event shall a Party make any admission of liability or enter into any settlement, adjustment or compromise of any Third Party Claim without the prior written consent of the other Party, if as a result of such admission, settlement, adjustment or compromise an injunction or other non-monetary relief would be imposed against the Indemnified Party.

11.5                        Resolution of Disputes

In the event of any dispute between any of the Selling Interests and the Buying Interests over the nature, validity or amount of any claim for reimbursement made pursuant to Section 11.3, which dispute is not resolved by agreement pursuant to Section 11.3, such dispute shall be submitted to arbitration and finally settled under the expedited procedures of the Commercial Rules of the American Arbitration Association by a single arbitrator appointed in accordance with those Rules.  The place of the arbitration shall be Detroit, Michigan.  The award and findings of such arbitrator shall be conclusive and binding upon the Parties, and judgment upon such award may be entered in any court of competent jurisdiction.  UNOVA shall bear all costs and expenses of its advisors and one-half of the costs and expenses of the arbitration, and Purchaser shall bear all costs and expenses of its advisors and one-half of the costs and expenses of the arbitration.

11.6                        Setoff for Resolved Claims

Except as otherwise provided in Section 8.3, to the extent that the Buying Interests have incurred Losses for a claim and either (a) an appealable judgment including such Losses has been entered against the Buying Interests and the applicable appeal period has expired without any appeal of such judgment, (b) a non-appealable judgment or final appellate decision including such Losses has been entered against the Buying Interests, or (c) a final settlement agreement including such Losses has been executed with the Buying Interests as provided in Section 11.4, then upon written notice to the Indemnifying Selling Entities, the Purchaser shall have the right to set off and deduct the amounts of any Losses against the principal of the Secured Note as provided in Section 11.7(b)(ii).

11.7                        Limitations on Indemnification

(a)                                  Duration

Claims for indemnification under Section 11.1 or 11.2 must be made prior to the second anniversary of the Transfer Date, except for claims made pursuant to the following:

(i)                                     Section 11.1 (a) (Misrepresentation or Breach of Warranty), to the extent it is based on a breach of Section 3.5 (Absence of Liens and Encumbrances), which may be made at any time; Section 3.6(d) (Environmental Matters), which may be made at any time prior to the fifth anniversary of the Transfer Date; Section 3.6(e) (Survey Matters), Section 3.6(f) (Real Estate Liens or Encumbrances) or 3.18 (Taxes), which may be made at any time prior to the expiration of the applicable statute of limitations;

(ii)                                  Section 11.1(b) (Breach of Covenant or Agreement), which may be made at any time;

(iii)                               Section 11.1(c) (Excluded Liabilities), which may be made at any time (other than claims with respect to Taxes, which must be made prior to the expiration of the applicable statute of limitations);

(iv)                              Section 11.1(e) (Product Liability), which may be made at any time;

(v)                                 Section 11.1(f) (Retained Environmental Liabilities of Transferred Subsidiaries), which may be made at any time;

(vi)                              Section 11.1(g) (Offsite Disposal), which may be made at any time prior to the third anniversary of the Transfer Date;

(vii)                           Section 11.2(b) (Breach of Covenant or Agreement), which may be made at any time;

(viii)                        Section 11.2(c) (Assumed Liabilities), which may be made at any time;

(ix)                                Section 11.2(e) (Product Liability), which may be made at any time; and

(xi)                                Section 11.2(f) (Pension Liability), which may be made at any time.

Indemnification pursuant to Section 11.1 or 11.2 shall be payable after the expiration of the aforesaid periods, so long as the claim was identified and asserted in reasonable detail prior to such expiration.

(b)                                  Amount

(i)                                    Basket

Notwithstanding anything to the contrary contained in Section 11.1 and except as otherwise provided in Section 8.3, the Indemnifying Selling Entities shall not be obligated to pay any claims for indemnification pursuant to Section 11.1 until the aggregate of all Losses exceeds $300,000 (the “Basket”), after which indemnification shall be paid for all Losses in excess of the Basket.  Notwithstanding the foregoing sentence:

(A)                              Claims for indemnification for Retained Environmental Liabilities shall be paid from the first dollar of Loss;

(B)                                Claims for indemnification for R&B Liabilities and Excluded Liabilities shall be paid from the first dollar of Loss; and

(C)                                Claims for indemnification pursuant to Section 11.1(a) (Misrepresentation or Breach of Warranty), to the extent they are based on a breach of Section 3.6(d) (Environmental Matters), which shall be in addition to claims for indemnification for Retained Environmental Liabilities, shall be paid as follows:  (1) The first $1,000,000 of such Losses, if any, shall be paid 50% by the Indemnifying Selling Entities and 50% by the Indemnifying Purchasing Entities; (2) the second $1,000,000 of such Losses, if any, shall be paid 100% by the Indemnifying Selling Entities; (3) the third $1,000,000 of such Losses, if any, shall be paid 100% by the Indemnifying Purchasing Entities; and (4) any Losses in excess of $3,000,000 shall be borne exclusively by the Indemnifying Selling Entities.

(ii)                                Cap

Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount that the Indemnifying Selling Entities shall be obligated to pay pursuant to Section 11.1 shall be the amount of the Purchase Price; provided, however, that this maximum amount shall not apply to Excluded Liabilities or to Losses arising from the fraud or willful misconduct of the Selling Entities, and provided further, that the maximum amount to be paid in cash shall not exceed the amount of cash received by UNOVA in respect of the Purchase Price.  To the extent that the Selling Entities would otherwise (but for the preceding sentence) be obligated to pay indemnification pursuant to Section 11.1 in excess of the cash theretofore received by the Selling Entities, the amount of such indemnification in excess of the cash received by the Selling Entities shall reduce the balance of the Secured Note.

(c)                                  Other Limitations

Notwithstanding the foregoing, none of the Indemnifying Selling Entities shall have any liability for the following:

(i)                                     Breach of any representations and warranties contained in this Agreement to the extent that Mainco or Purchaser had notice in writing of such breach prior to the Transfer Date and did not so notify UNOVA pursuant to Section 2.2;

(ii)                                  For accounts receivable collectibility, inventory obsolescence or amounts of contract reserves following the final determination of the Closing Balance Sheet;

(iii)                               Any matter subject to indemnification pursuant to Section 11.1, to the extent such liability would not have arisen but for a change in legislation or accounting policies made after the Transfer Date or a change in the interpretation of a Law as determined by any court of competent jurisdiction or pursuant to an administrative rule-making decision of a governmental authority after the Transfer Date; or

(iv)                              Any matter subject to indemnification pursuant to Section 11.1, to the extent such liability would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of Mainco or Purchaser or their authorized representatives prior to Closing or which was expressly authorized by this Agreement.

(d)                                  Duty to Mitigate Damages

Nothing in this Article 11 shall limit or restrict the Parties’ general obligation under the governing Law to mitigate any loss or damage which it may incur as a result of any matter giving rise to indemnification under this Agreement.

(e)                                  No Double Recovery

Any Party’s payment of an indemnification claim shall to the extent of such payment satisfy and preclude any further indemnification claim against such Party which is capable of being made in respect of the same subject matter.

(Article 12 follows)

ARTICLE 12.
Miscellaneous Provisions

12.1                        Public Statements and Press Releases

No Party shall make, issue or release any public announcement, press release, public statement or public acknowledgment of the terms, conditions and status of, the transactions provided for in this Agreement, without the prior written consent of the other Parties as to the content and time of release and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which any Party, in the written opinion of such Party’s counsel, is required by Law or regulations, including those of public stock exchanges on which the securities of such Party or its affiliates are traded, to make, issue or release (a “Legally Required Statement”), the making, issuing or releasing of any such Legally Required Statement shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, three days prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such disclosure with the other Party.  Each Party agrees that it will not unreasonably withhold or delay any such consent or clearance.

12.2                        Costs and Expenses

Each Party shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation and execution of this Agreement and consummation of the transactions provided for in this Agreement.

12.3                        Amendment and Modification

This Agreement may be amended, modified, supplemented or terminated only by a writing executed on behalf of each of the Parties.

12.4                        No Assignment

Except (a) as provided by Section 5.13, (b) for assignment by Purchaser to an affiliate of Purchaser, or (c) to Purchaser’s lender, no Party shall assign, in whole or in part, this Agreement or its respective rights and obligations hereunder without the express prior written consent of the other Parties, and any assignment by operation of Law or otherwise without the consent of the Parties shall be void.

12.5                        Notices

All notices, requests, demands or other communications hereunder must be in writing and executed by an authorized representative of the Party responsible therefor, and must be given either by hand or telecopy, telefax or other telecommunication device capable of creating a written record which acknowledges receipt, as follows:

(a)                                  The Selling Entities

If such notice is directed to any of the Selling Entities, it shall be sent to:  (i) UNOVA, Inc., 6001 36th Avenue West, Everett, WA  98203-1264, Attention:  General Counsel; Fax No. 425.265.2425; or to such other person or place as UNOVA shall have specified to Mainco and Purchaser in writing by a notice in accordance with this Section 12.5, with a copy to Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101, Attention:  Andrew Bor, Fax No. 206-359-9000.

(b)                                  A Purchasing Entity

If such notice is directed to any Purchasing Entity, it shall be sent to:  (i) MAG Industrial Automation Systems LLC, c/o Maxcor Inc., 60 E. 42nd Street, New York, New York 10165, Fax No. (212) 661-1031, Attention:  Mr. Meidar, and (ii) Mainco, Inc, MAG Industrial Automation Systems LLC, c/o Maxcor Inc., 60 E. 42nd Street, New York, New York 10165, Fax No. (212) 661-1031, Attention:  Mr. Meidar, or to such other person or place as Purchaser shall have specified to UNOVA in writing by a notice in accordance with this Section 12.5, with a copy to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attention:  Martin H. Neidell, Fax No. 212-806-7836.

12.6                        Counterparts and Facsimile

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument and any of such counterparts may be delivered by facsimile transmission.

12.7                        Captions

The captions and table of contents contained in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

12.8                        Schedules and Exhibits

One complete set of the Schedules and Exhibits has been marked for identification and delivered to each of the Parties prior to the execution and delivery of this Agreement.  The Schedules and Exhibits are an integral part of this Agreement and are incorporated into this Agreement by this reference.

12.9                        Waiver; Remedies

No single or partial waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other or subsequent breach, and the failure of a Party to enforce at any time any provision of this Agreement shall not be deemed a waiver of any right of any such Party to subsequently enforce such provision.  All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided in this Agreement or by Law.

12.10                 Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with the Laws of the State of Delaware, without resort to its conflict of Law rules.

12.11                 Severability

In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable Law, the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, of any Party.

12.12                 Survival of Representations, Warranties, Covenants and Agreements

Subject to the provisions contained in Section 11.7, the representations and warranties in Articles 1, 3 and 4 or in any Schedule or Exhibit shall survive the execution and delivery of this Agreement and consummation of the transactions provided for in this Agreement until the second anniversary of the Transfer Date, notwithstanding any investigation heretofore or hereafter made by or on behalf of the respective Parties; provided, however, that the representations and warranties contained in Section 3.6(d) (Environmental Matters) shall survive until the fifth anniversary of the Transfer Date, the representations and warranties contained in Section 3.6(e) (Survey Matters), Section 3.6(f) (Real Estate Liens and Encumbrances) and Section 3.18 (Taxes) shall survive until the expiration of the applicable statute of limitations, and the representations and warranties contained in Section 3.5 (Absence of Liens and Encumbrances) which may be made at any time, Section 11.1(b) which may be made at any time, Section 11.1(c) which may be made at any time (other than claims with respect to Taxes, which must be made prior to the expiration of the applicable statute of limitations), and Sections 11.1(e), (f), (g), Sections 11.2(b), (c), (e) or (f), which may be made at any time.  The covenants and agreements hereunder that contemplate performance after the Transfer Date shall survive the execution and delivery of this Agreement and consummation of the transactions provided for in this Agreement and shall continue until all obligations with respect thereto shall have been performed or shall have been terminated in accordance with their terms.

12.13                 No Third Party Beneficiaries

Except to the extent otherwise specifically provided in Article 11, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision of this Agreement give any third persons any right of subrogation or action against any Party.

12.14                 Construction

This Agreement and the Related Agreements shall be interpreted without regard to any presumption or rule requiring construction against the Party causing such agreements to be drafted.

12.15                 Entire Agreement

This Agreement, including the Exhibits and Schedules and the Related Agreements, constitutes the sole understanding and agreement of the Parties with respect to the subject matter of this Agreement and supersedes and cancels all prior understandings and agreements; provided, however, that the provisions of Sections 9, 10 and 11 of the letter of intent dated November 4, 2004 between Maxcor and UNOVA shall remain in full force and effect through Closing, and provided further, that no double recovery shall be permitted under this Agreement and the letter of intent dated November 4, 2004.

12.16                 Currency

                                                Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States funds.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed on and as of the date first above written.

R&B PLASTICS HOLDINGS, INC.		UNOVA U.K. LIMITED

BY:	S / GREGORY L. VERESCHAGIN	BY:	S / MICHAEL E. KEANE
NAME:	GREGORY L. VERESCHAGIN	NAME:	MICHAEL E. KEANE
TITLE:	EXECUTIVE VICE PRESIDENT	TITLE:	DIRECTOR

CINCINNATI MACHINE U.K. LIMITED

		BY:	S / MICHAEL E. KEANE
		NAME:	MICHAEL E. KEANE
		TITLE:	DIRECTOR

MAG INDUSTRIAL AUTOMATION SYSTEMS, LLC		HONSBERG LAMB SONDERWERKZEUGMASCHINEN GMBH

BY:	S / GREGORY L. VERESCHAGIN	BY:	S / MICHAEL E. KEANE
NAME:	GREGORY L. VERESCHAGIN	NAME:	MICHAEL E. KEANE
TITLE:	EXECUTIVE VICE PRESIDENT	TITLE:	AUTHORIZED REPRESENTIVE OF SHAREHOLDERS

UNOVA, INC.		UNOVA CANADA, INC.

BY:	S /MICHAEL E. KEANE	BY:	S / MICHAEL E. KEANE
NAME:	MICHAEL E. KEANE	NAME:	MICHAEL E. KEANE
TITLE:	SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER	TITLE:	VICE PRESIDENT

UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC.		UNOVA IP CORP.

BY:	S / MICHAEL E. KEANE	BY:	S / MICHAEL E. KEANE
NAME:	MICHAEL E. KEANE	NAME:	MICHAEL E. KEANE
TITLE:	VICE PRESIDENT	TITLE:	VICE PRESIDENT

LIST OF EXHIBITS
TO
PURCHASE AND SALE AGREEMENT

Exhibit A: Silver Point Term Sheet
Exhibit B: Certain Assumed Liabilities
Exhibit C-1: Transitional Services Agreement
Exhibit C-2: Transitional Services Agreement
Exhibit D: Plan Deeds
Exhibit E: Litigation Required Employees
Exhibit F: Severance Terms

LIST OF SCHEDULES
TO
PURCHASE AND SALE AGREEMENT

Schedule 1.5(b)(i):	UNOVA Bank Account
Schedule 3.1(f):	Subsidiaries and Other Equity Investments
Schedule 3.1(h):	Capitalization and Shareholders of Transferred Subsidiaries
Schedule 3.2(a):	December Financials
Schedule 3.2(b):	Events Subsequent to December Balance Sheet
Schedule 3.2(c):	Indebtedness
Schedule 3.4:	Inventory Valuation Policy
Schedule 3.5:	Absence of Liens and Encumbrances
Schedule 3.6(a):	Owned Real Property
Schedule 3.6(b):	Realty Leases (as Lessee)
Schedule 3.6(d):	Environmental Matters
Schedule 3.8(a):	Sales Orders, Bids and Proposals
Schedule 3.8(b):	Purchase Orders
Schedule 3.8(c):	Sales Representative, Distributor and Dealer Agreements
Schedule 3.8(d):	Personal Property Leases (as Lessee)
Schedule 3.8(e):	Noncompetition Agreements or Covenants
Schedule 3.8(f):	Confidential Nondisclosure Agreement
Schedule 3.8(g):	Consultant Agreements
Schedule 3.8(h):	Guarantees
Schedule 3.8(i):	Powers of Attorney, Proxies
Schedule 3.8(j):	Letters of Credit, Surety, Bid and Performance Bonds
Schedule 3.8(k):	Other Material Contracts
Schedule 3.9(a):	Intellectual Property Rights
Schedule 3.9(b):	Licenses of Intellectual Property Rights To or From Third Parties
Schedule 3.9(c):	Infringement
Schedule 3.10:	Patent, Trade Name, Trademark, Service Mark, Copyright or Chip Registration Indemnification
Schedule 3.11:	Confidential Information or Trade Secrets
Schedule 3.12:	Product and Service Warranties
Schedule 3.13(a):	Employees
Schedule 3.13(b):	Indebtedness to Employees
Schedule 3.13(c):	Loans or Advances to Employees
Schedule 3.13(d):	Collective Bargaining Agreements
Schedule 3.13(f):	Employee Benefit Plans
Schedule 3.13(g):	Employment Contracts
Schedule 3.14:	Pending or Threatened Claims, Litigation and Governmental Proceedings; Retained Litigation
Schedule 3.15:	Judgments, Orders and Consent Decrees
Schedule 3.16:	Compliance With Laws
Schedule 3.17:	Franchises, Permits, Etc.
Schedule 3.18:	Taxes
Schedule 3.19:	Required Consents
Schedule 3.21(a):	Insurance Policies
Schedule 3.21(b):	Bank Accounts of Transferred Subsidiaries
Schedule 3.23:	Duty of the Selling Entities to Make Inquiry
Schedule 4.2:	Required Consents
Schedule 4.7:	Purchaser’s Sources of Financing

INDEX OF DEFINED TERMS

A

Acquisition Proposal
Actual Completion Date
Adjusted December Balance Sheet
Affiliate
Affiliate Arrangements
Affiliated Group
Agreement
Agreement Adjustments
Agreement Date
Allocation
Amalgamation
Asset Purchasing Entity
Asset Sale
Assets Held for Sale
Assumed Liabilities
Assurances

B

Basket
Business
Buying Interests

C

Cash Difference
Cash Disbursements
Cash Payment
Cash Receipts
Certain Personnel
Cincinnati Lamb Canada division
Cincinnati Lamb Group
Cincinnati Lamb Group December Balance Sheet
Cincinnati Lamb U.S division
Closing
Closing Balance Sheet
CM Korea
CM Korea Shares
CMUK
CMUK DC Plan
CMUK Plan
CMUK Supplementary Plan
COBRA
Code
Company
Competitive Business
Collateral
Confidentiality Agreement
Consideration
Consultant
Continuing Employees
Contracts

D

Deadline Date
December Balance Sheet
December Financials
Deloitte Procedures
Direct Litigation Option
Discontinued Operations
DOJ
DRA

E

Employee Benefit Plans
Employees
Environmental Activity
Environmental Laws
Environmental Permits
Environmental Report
Environmental Response Plan
E-Reg
ERISA Plan
ETA
Excluded Assets
Excluded Liabilities
Extended Deadline Date

F

FAS 106 Liabilities
Freehold Property
FSSP
FSSP/UPP Transition Period
FTC

G

GAAP
Governmental Body

H

Hazardous Substance
Honsberg
HSR Act
HSR Filing

I

Indemnified Party
Indemnifying Party
Indemnifying Purchasing Entities
Indemnifying Selling Entities
Independent Firm
Intellectual Property
Interim Period
Intermec
Intermec Canada
Investigation Period

L

Lamb U.K. division
Lamb U.K. Restructure Note
Lamb U.K. Restructure Plan
Landlord’s Consent
Law
Leased Real Property
Leasehold Properties
Legally Required Statement
LIBOR
Lien
Liens
Licensed Intellectual Property
Litigation Required Employees
Litigation Termination Date
Loss
Losses

M

Mainco
material adverse change
material adverse effect
McDonald
Mexico VAT Depost
MTN

N

New Intermec Canada

O

Offsite Disposal
Other Retained Litigation
Owned Real Property

P

Parties
Party
Pension Arrangement
Performance Bonds
Permitted Lien
Permitted Liens
Person
Phase I
Phase II
Plan Deeds
Preliminary Cash Difference
Preliminary Closing Balance Sheet
Product Liability

2

Purchase Orders
Purchase Price
Purchased Assets
Purchaser
Purchaser Subsidiaries
Purchaser’s 401(k) Plan
Purchasing Entities
Purchasing Entities Schedule

R

R&B
R&B Cash Payment
R&B Liabilities
R&B Shares
Real Property
Receiving Party
Registered Properties
Related Agreements
Relevant Properties
Retained Environmental Liability
Retained Litigation
Review Period

S

Sales Order
Sales Orders
Section 1060 Allocation
Section 338 Allocation
Section 338 Forms
Section 338(h)(10) Election
Section 338(h)(10) Elections
Secured Note
Securities Act
Seller Names
Selling Entities
Selling Interests
Severance Terms
Shares
Specified Litigation
Statement of Objections
Stock Sale
STT
Subsurface Environmental Investigation

T

Tax Contest
Tax Returns
Taxes
Tendering Party
the Competitive Business
Third Party Claim
Transactions
Transfer Date
Transferred Subsidiaries
Transferring Employees
Transferring Selling Entities
Transitional Services Agreement
TUPE

3

U

U.K. Employees
U.K. Pension Plans
U.S. Employees
UIASI
UII
UII Shares
UNOVA
UNOVA Canada
UNOVA IP
UNOVA UK
UPF
UPP

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